Exhibit 10.2

Execution Version

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS TRANSACTION SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TRANSACTION SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES THERETO. ACCORDINGLY, THIS TRANSACTION SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of November 9, 2020 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iv) of this preamble, collectively, the ”Parties”):

i.	HighPoint Resources Corporation, a company incorporated under the laws of Delaware (the “Company”), HighPoint Operating Corporation, and Fifth Pocket Production, LLC (the Entities in this clause (i), collectively, the “Company Parties”);

ii.	the undersigned and non-affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 7% Notes Claims[1] that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, “HPR Consenting 7% Noteholders”);

iii.	the undersigned and non-affiliated holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 8.75% Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, “HPR Consenting 8.75% Noteholders” and, together with HPR Consenting 7% Noteholders, “HPR Consenting Noteholders”); and

iv.	the undersigned and non-affiliated holders of, or investment advisors, sub advisors, or managers of discretionary accounts that hold Existing HPR Interests, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively “HPR Consenting Shareholders” and, together with HPR Consenting Noteholders, the “Consenting Stakeholders”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s-length negotiated certain comprehensive restructuring and recapitalization transactions whereby, among other things, a subsidiary of Bonanza Creek Energy, Inc., a company incorporated under the laws of Delaware (“BCEI”), will merge with and into the Company pursuant to an Agreement and Plan of Merger, in the form attached hereto as Exhibit A, (the “Merger Agreement”) on the terms set forth herein (the transactions described in this Agreement, and in the Merger Agreement, the Plan, and such other Definitive Documents, collectively, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions shall be implemented through, among other things, the contemporaneous consummation of (i) (a) an exchange offer (the “Exchange Offer”) by BCEI and the Company to the holders of the Notes to effect the exchange of the Notes for a combination of (x) 9,314,214 shares of common stock of BCEI (“BCEI Common Stock”), which, based on the number of shares of BCEI Common Stock outstanding as of the date hereof, would constitute approximately 30.4% of the fully diluted aggregate outstanding shares of BCEI Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted by the Merger Agreement) and (y) up to $100 million in principal of New Take Back Notes (the terms and conditions governing such notes are set forth in the “Description of New Take Back Notes”, substantially in the form attached hereto as Exhibit B) in accordance with section 6.22 of the Merger Agreement and (b) the exchange of Existing HPR Interests for 490,221 shares BCEI Common Stock, which, based on the number of shares of BCEI Common Stock outstanding as of the date hereof, would constitute approximately 1.6% of the fully diluted aggregate outstanding shares of BCEI Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted by the Merger Agreement), in each case, on the terms and conditions described herein and in the Merger Agreement and in accordance with applicable Law, all to be effectuated as part of the Restructuring Transactions through an out-of-court restructuring (the “Out-of-Court Restructuring”) in the event the conditions to consummation of the Merger, the Exchange Offer and the Out-of-Court Restructuring, including the Consent Threshold, are satisfied or waived in accordance with their terms so as to permit consummation of the Restructuring Transactions pursuant to the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date, and (ii) a solicitation of votes for a “prepackaged” chapter 11 plan of reorganization consistent with the terms of this Agreement, the Merger Agreement, and in form and substance acceptable to the Company Parties and the Required HPR Consenting Noteholders, (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, and including any exhibits and schedules thereto, the “Plan”, substantially in the form attached hereto as Exhibit C) to, among other things, consummate the Merger and the Restructuring Transactions, which Plan shall be implemented, to the extent set forth herein, through voluntary bankruptcy cases to be commenced by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, such cases, the “Chapter 11 Cases” and such transactions, the “In-Court Restructuring”) in the event the Requisite Company Shareholder Vote or the conditions to consummation of the Exchange Offer, including the Consent Threshold, and the Out-of-Court Restructuring are not satisfied or waived in accordance with their terms and the Restructuring Transactions cannot be consummated prior to the Out-of-Court Restructuring Outside Date;

WHEREAS, as of the date hereof, HPR Consenting 7% Noteholders hold, in the aggregate, at least 73.35% of the aggregate outstanding principal amount of the 7% Notes;

WHEREAS, as of the date hereof, HPR Consenting 8.75% Noteholders hold, in the aggregate, at least 97.34% of the aggregate outstanding principal amount of the 8.75% Notes;

WHEREAS, as of the date hereof, HPR Consenting Shareholders hold, in the aggregate, 46.5% of the Equity Interests of the Company;

WHEREAS, the Parties agree that this Agreement and the Restructuring Transactions are the product of arm’s-length and good-faith negotiations among all of the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.            Definitions and Interpretation.

1.01.      Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement, and the Plan, as applicable. The following terms shall have the following definitions:

“7% Notes” means the 7% senior notes due 2022, issued by the Company pursuant to the 7% Notes Indenture.

“7% Notes Claims” means any Claim against any of the Company Parties, based upon, arising under, or on account of the 7% Notes Indenture.

“7% Notes Indenture” means that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Company, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

“8.75% Notes” means the 8.75% senior notes due 2025, issued by the Company pursuant to the 8.75% Notes Indenture.

“8.75% Notes Claims” means any Claim against any of the Company Parties based upon, arising under, or on account of the 8.75% Notes Indenture.

“8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among the Company, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agent” means any administrative agent, collateral agent, or similar Entity under the HPR RBL Credit Agreement and/or with respect to the Notes (as the context requires), including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Merger Agreement, the Plan, and the Description of New Take Back Notes).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2.01 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a party hereto) to the Termination Date, applicable to such Party.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions, and includes any Company Competing Proposal (as defined in the Merger Agreement).

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“BCEI” has the meaning set forth in the recitals to this Agreement.

“BCEI Common Stock” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Company Party Termination Event” has the meaning set forth in Section 12.02.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of “cleansing material” or other agreement related to public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means, in the event of the In-Court Restructuring, the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification to be obtained from, filed with or delivered to a Governmental Entity or any other Person.

“Consenting Stakeholder Termination Event” has the meaning set forth in Section 12.01.

“Consenting Stakeholders” has the meaning set forth in the preamble of this Agreement.

“Consent Threshold” means, collectively, (i) holders of the 7% Notes representing at least 97.5% of the aggregate outstanding principal amount of the 7% Notes, (ii) holders of the 8.75% Notes representing at least 97.5% of the aggregate outstanding principal amount of the 8.75% Notes, and (iii) holders of the Existing HPR Interests representing greater than 50% of the aggregate issued and outstanding Existing HPR Interests.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Debtors” means those Company Parties that commence Chapter 11 Cases, as applicable, as determined by the Company in consultation with the Consenting Stakeholders.

“Definitive Documents” means the documents listed or described in Section 3.01.

“Description of New Take Back Notes” has the meaning set forth in the recitals to this Agreement.

“Disclosure Statement / Registration Statement(s)” means the registration statement, including the Joint Proxy Statement, with respect to the Restructuring Transactions, including the Merger, the Exchange Offer, and related disclosure statement with respect to the Plan, that is prepared and distributed to (i) in the event of the Out-of-Court Restructuring, the holders of common stock of the Company and holders of the Notes; and (ii) in the event of the In-Court-Restructuring, the holders of Company Claims/Interests that are entitled to vote on the Plan, in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable Law, and all exhibits, schedules, supplements, modifications, and amendments thereto.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.

“Effective Date” means the date on which the Out-of-Court Restructuring or the In-Court Restructuring, as applicable, is consummated (which, in the event of the In-Court Restructuring, shall be the effective date of the Plan).

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time, and including any rule or regulation promulgated thereunder.

“Exchange Offer” has the meaning set forth in the recitals to this Agreement.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Existing HPR Interests” means the Equity Interests in the Company.

“First Day Pleadings” means the pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, that the Company Parties determine, in consultation with counsel to the HPR Consenting Noteholders, are necessary or desirable to file with the Bankruptcy Court on or around the Petition Date and to be heard at the “first day” hearing in the event of the In-Court Restructuring.

“Governance Documents” means, as applicable, the organizational and governance documents for BCEI, giving effect to the Restructuring Transactions, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, operating agreements or limited liability company agreements (or equivalent governing documents).

“Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization.

“HPR Consenting Noteholders” has the meaning set forth in the recitals to this Agreement.

“HPR Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) if applicable and only to the extent that the Company Parties commence the Chapter 11 Cases, one (1) local counsel to HPR Consenting Noteholders, and (c) any other advisor that the HPR Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Company, not to be unreasonably withheld or delayed.

“HPR Consenting Noteholders’ Advisors’ Expenses” has the meaning set forth in Section 2 of this Agreement.

“HPR Consenting Shareholders” has the meaning set forth in the recitals to this Agreement.

“HPR RBL Amendment” means that certain amendment to the HPR RBL Credit Agreement as described in and on the applicable terms set forth in the Plan.

“HPR RBL Credit Agreement” means, that certain Credit Agreement, dated as of September 14, 2018, among the Company, as borrower, JPMorgan Chase Bank N.A, as administrative agent, and the lenders party thereto.

“HPR RBL Lenders” means the lenders party to the HPR RBL Credit Agreement.

“HPR RBL Payoff Letter” means that certain payoff letter, if applicable, in connection with consummating the Restructuring Transactions, among the Company, as borrower, JPMorgan Chase Bank N.A., as administrative agent, and the lenders under the HPR RBL Credit Agreement, with respect to the payment in full of all obligations outstanding under the HPR RBL Credit Agreement, termination of all commitments thereunder and agreements to release all liens upon the assets of the Company Parties.

“In-Court Restructuring” has the meaning set forth in the recitals to this Agreement.

“In-Court Restructuring Milestones” has the meaning set forth in Schedule 1 to this Agreement.

“In-Court Restructuring Outside Date” has the meaning set forth in Schedule 1 to this Agreement.

“Joinder” means a joinder agreement pursuant to which a newly joining party becomes bound by the terms of this Agreement, the form of which is attached hereto as Exhibit E.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Merger Agreement” has the meaning set forth in the recitals of this Agreement.

“Milestones” means the milestones set forth in Schedule 1 to this Agreement.

“New Take Back Notes” means the 7.5% notes due 2026, to be offered by BCEI in the Exchange Offer (or, in the event of the In-Court Restructuring, to be issued under the Plan) to holders of Notes Claims and issued on the Effective Date, as described in the Description of New Take Back Notes and on the applicable terms set forth in the Description of New Take Back Notes.

“New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.

“Notes” means, collectively, the 7% Notes, and the 8.75% Notes.

“Notes Claims” means, collectively, the 7% Notes Claims, and the 8.75% Notes Claims.

“Out-of-Court Release” means, in the event of the Out-of-Court Restructuring, customary mutual releases by the Parties and in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, but in all circumstances consistent with the releases set forth in the Plan.

“Out-of-Court Restructuring” has the meaning set forth in the recitals to this Agreement.

“Out-of-Court Restructuring Outside Date” has the meaning set forth in Schedule 1 to this Agreement.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized or formed (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association.

“Plan” has the meaning set forth in the preamble to this Agreement.

“Plan Supplement” means, in the event of the In-Court Restructuring, the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Registration Rights Agreement” means the registration rights agreement to be entered into between BCEI and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts, upon consummation of the Restructuring Transactions pursuant to which Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts, shall be entitled to registration rights with respect to shares of BCEI Common Stock received in the Exchange Offer, in the form attached hereto as Exhibit F and attached to the Merger Agreement as Exhibit C thereto.

“Required HPR Consenting 7% Noteholders” means, as of the relevant date, HPR 7% Consenting Noteholders who hold, in the aggregate, greater than 50 percent in principal amount outstanding of 7% Notes Claims held by HPR 7% Consenting Noteholders.

“Required HPR Consenting 8.75% Noteholders” means, as of the relevant date, HPR 8.75% Consenting Noteholders who hold, in the aggregate, greater than 50 percent in principal amount outstanding of 8.75% Notes Claims held by HPR 8.75% Consenting Noteholders.

“Required HPR Consenting Noteholders” means, collectively, the Required HPR 7% Consenting Noteholders and the Required HPR 8.75% Consenting Noteholders.

“Required HPR Consenting Shareholders” means HPR Consenting Shareholders who hold, in the aggregate, greater than 50 percent of outstanding Existing HPR Interests held by HPR Consenting Shareholders.

“Required Consenting Stakeholders” means the Required HPR Consenting Noteholders and the Required HPR Consenting Shareholders.

“Requisite Company Shareholder Vote” means the approval of the Merger Agreement and the transactions contemplated thereby by a majority of the holders of the Existing HPR Interests entitled to vote on the same.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Solicitation Materials” means all documents, forms and other materials provided in connection with the solicitation of acceptances of the Exchange Offer and the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (other than the Disclosure Statement / Registration Statement(s)).

“Termination Date” means, for any Party to this Agreement, the date on which this Agreement is terminated with respect to such Party in accordance with Section 12.

“Termination Event” means the occurrence of (a) a Company Party Termination Event, (b) a Consenting Stakeholder Termination Event or (c) an HPR Consenting Noteholder Termination Event.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, loan, grant, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), voluntarily or involuntarily.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement applicable to its transferor with respect to the Company Claims/Interests being transferred, substantially in the form attached hereto as Exhibit D.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes and the 8.75% Notes.

1.02.       Interpretation. For purposes of this Agreement:

(a)          in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)          capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)          unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)           unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)           the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)          captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)          references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(i)           the use of “include” or “including” is without limitation, whether stated or not.

(j)           the phrase “counsel to the Consenting Stakeholders” refers to each counsel specified in Section 14.10 of this Agreement other than counsel to the Company Parties.

Section 2.             Effectiveness of this Agreement.

2.01.       This Agreement shall become effective and binding upon each of the Parties that has executed and delivered counterpart signature pages to this Agreement at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which shall be the date on which all of the following conditions have been satisfied or waived by the applicable Party or Parties in accordance with this Agreement.

(a)           Each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties.

(b)          The following Parties shall have executed and delivered counterpart signature pages of this Agreement:

(i)           holders of at least 66.6% of the aggregate outstanding principal amount of the 7% Notes;

(ii)          holders of at least 66.6% of the aggregate outstanding principal amount of the 8.75% Notes; and

(iii)         holders of at least 46% of the issued and outstanding Existing HPR Interests.

(c)          The Merger Agreement shall have been executed and is effective in accordance with its terms.

(d)          Counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 14.10 hereof (by email or otherwise) immediately upon satisfaction of the conditions to the Agreement Effective Date set forth in this Section 2.01.

(e)          The Company Parties shall have paid in full or reimbursed all reasonable and documented fees and expenses of the HPR Consenting Noteholders’ Advisors (the “HPR Consenting Noteholders’ Advisors’ Expenses”) incurred and invoiced at least two (2) Business Days prior to the Agreement Effective Date that were not previously paid by the Company Parties.

The Company Parties shall be provided signature pages of the Consenting Stakeholders in unredacted form; provided, that the Company Parties and counsel to the Company Parties shall not make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholders (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

Section 3.             Definitive Documents.

3.01.       The Definitive Documents governing the Restructuring Transactions shall include this Agreement, the exhibits hereto, and all other agreements, instruments, pleadings, orders, forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions, including each of the following:

(a)           the Merger Agreement;

(b)           the Disclosure Statement / Registration Statement(s);

(c)            the New Take Back Notes Indenture (including the New Take Back Notes);

(d)            the Governance Documents;

(e)            the Registration Rights Agreement;

(f)            the Plan;

(g)            in connection with an implementation of the Restructuring Transactions through the Out-of-Court Restructuring:

(i)            the Out-of-Court Release;

(ii)           if applicable, the HPR RBL Amendment or HPR RBL Payoff Letter;

(h)            in connection with a potential implementation of the Restructuring Transactions through the In-Court Restructuring:

(i)            the First Day Pleadings and all orders sought pursuant thereto;

(ii)           the Plan Supplement;

(iii)          if applicable, the interim and final orders of the Bankruptcy Court setting forth the terms of use of cash collateral;

(iv)          the Confirmation Order; and

(v)           the Disclosure Statement Order.

3.02.         The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation among the Parties and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions, and any Definitive Document in a form attached to this Agreement (including the Plan) proposed to be amended, modified or supplemented after the Agreement Effective Date, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and the applicable terms of the Merger Agreement, the Plan, and the Description of New Take Back Notes as they may be modified, amended, or supplemented in accordance with Section 13, and, in the case of the Merger Agreement, in accordance with the terms thereof, provided, however, that no amendment, modification or supplement proposed or sought to be implemented in regard to any of the Definitive Documents in accordance with the terms of the Merger Agreement shall abrogate or change the rights of the Parties to this Agreement regarding their consent to or acceptance of any Definitive Documents as provided in this Agreement. Further, except as otherwise set forth herein, those Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in form and substance reasonably acceptable to the Company Parties and the Required HPR Consenting Noteholders; provided further that the Out-of-Court Release shall be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders, and the Governance Documents and the New Take Back Notes Indenture shall be in form and substance acceptable to the Required HPR Consenting Noteholders and reasonably acceptable to the Company Parties.

3.03.         In connection with determining whether any New Financing is reasonably acceptable to the Company pursuant to Section 6.21 of the Merger Agreement, the Company shall consult with the Required HPR Consenting Noteholders and the Company shall not determine, or inform BCEI, that any such New Financing is acceptable without the consent of the Required HPR Consenting Noteholders (which consent shall not be unreasonably withheld or delayed).

Section 4.              Commitments of the Consenting Stakeholders.

4.01.         General Commitments, Forbearances, and Waivers.

(a)            During the Agreement Effective Period, each Consenting Stakeholder, as applicable, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, to:

(i)            with respect to each HPR Consenting Noteholder, following the launch of the Exchange Offer, unless the Exchange Offer shall have been terminated, validly tender all of its Notes in the Exchange Offer and not withdraw any such tender;

(ii)           with respect to each HPR Consenting Shareholder, vote at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the stockholders of the Company, appear at such meeting or otherwise cause the Covered Equity Interests to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all HPR Existing Interests;

A.            in favor of adoption of the Merger Agreement and approving any other matters necessary for the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Restructuring Transactions, and not withdraw any such vote; and

B.            against (i) any Alternative Restructuring Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and Restructuring Transactions or matters contemplated by the Merger Agreement and (ii) any action that could reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement;

(iii)          support the Restructuring Transactions, including the Merger, and vote or consent, to the extent applicable, all Company Claims/Interests owned or held by such Consenting Stakeholder and exercise any powers or rights available to it (including in any Shareholders’ or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(iv)          use commercially reasonable efforts to cooperate with and assist the Company Parties in response to a reasonable request they may make to such Consenting Stakeholder in seeking to obtain additional support for the Restructuring Transactions from the Company Parties’ other stakeholders (it being understood and agreed by the Parties that if such commercially reasonable efforts of such Consenting Stakeholder are in fact employed but prove unsuccessful, such result may not be used by the Company Parties in any respect under Section 12.02);

(v)          with respect to HPR Consenting Noteholders, give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions as of the Effective Date;

(vi)          negotiate in good faith the material terms of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, with a goal of reaching agreement thereon with the HPR RBL Lenders prior to the commencement of the Exchange Offer and the solicitation with respect to the Plan;

(vii)         negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Date, the Definitive Documents to which such Consenting Stakeholder will be a party; and

(viii)       if the Out-of-Court Restructuring is to be consummated, execute and deliver, effective as of the Effective Date, the Out-of-Court Release.

(b)            During the Agreement Effective Period, each Consenting Stakeholder, as applicable, severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)           propose, file, support, or vote for, as applicable, any Alternative Restructuring Proposal;

(iii)          file any motion, objection, pleading, or other document with the Bankruptcy Court (if the Restructuring Transactions are to be implemented through the In-Court Restructuring) or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in all material respects with this Agreement and the Plan;

(iv)          initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, if applicable, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)          exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery against any of the Company Parties of any Company Claims/Interests; or

(vi)          object to, delay, impede, or take any other action to interfere with the Company Parties' ownership and possession of their assets, wherever located, or, if the Restructuring Transactions are to be implemented through the In-Court Restructuring, interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that a Consenting Stakeholder may take such actions as are described in clauses (iii) – (v), above, solely to the extent necessary to preserve the validity, existence or priority of Company Claims/Interests owned or held by such Consenting Stakeholder.

4.02.         Commitments with Respect to Chapter 11 Cases.

(a)            During the Agreement Effective Period, in connection with a potential implementation of the Restructuring Transactions through the In-Court Restructuring, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials:

(i)            vote each of its Company Claims/Interests to accept the Plan, and not attempt to opt out of any releases thereunder, by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Disclosure Statement / Registration Statement(s) and any other Solicitation Materials and the ballot;

(ii)           to the extent it is permitted to elect whether to opt out of any releases set forth in the Plan, elect not to opt out of such releases by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)          not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party.

(b)            During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 5.              Additional Provisions Regarding the Consenting Stakeholders' Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) subject to any applicable Confidentiality Agreement, affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or, if applicable, any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee); (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) if applicable, limit the rights of a Consenting Stakeholder under the Chapter 11 Cases, including appearing as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as the exercise of any such right is not inconsistent with such Consenting Stakeholder’s obligations hereunder; (e) limit the ability of a Consenting Stakeholder to purchase, sell or enter into any transactions regarding the Company Claims/Interests, subject to the terms hereof; (f) except as and to the extent explicitly set forth herein, constitute a waiver or amendment of any term or provision of (i) the 7% Notes Indenture or the 8.75% Notes Indenture (except with respect to those certain indenture amendments and the notes waivers pertaining to the change-in-control put contemplated in furtherance of the Restructuring Transactions), and (ii) the charter, articles or certificate of incorporation (as applicable), bylaws and other organizational, constituent or governance documents of the Company Parties, or (g) except as and to the extent explicitly set forth herein, require any Consenting Stakeholder to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Stakeholder, and any such action or inaction pursuant to this Section 5 shall not be deemed to constitute a breach of this Agreement. Notwithstanding anything to the contrary herein, if a board member that has been appointed by a HPR Consenting Shareholder exercises its rights as a board member under Section 7.01 hereof, such exercise shall not be deemed a breach of any performance obligation due by such HPR Consenting Shareholder hereunder. Notwithstanding anything to the contrary herein (including, without limitation, in Section 4 of this Agreement), to the extent the Company complies with its obligations under Section 6.3 of the Merger Agreement and participates in discussions or negotiations with a Person regarding a Company Competing Proposal, each HPR Consenting Noteholder and/or any of its Representatives may engage in discussions or negotiations with such Person to the extent that the Company can act under Section 6.3 of the Merger Agreement.

Section 6.              Commitments of the Company Parties.

6.01.        Affirmative Commitments. Subject in all respects to Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)            support, act in good faith, and take all actions reasonably necessary, or desirable, or reasonably requested by the Required HPR Consenting Noteholders, to implement and consummate the Restructuring Transactions as contemplated by this Agreement, including, but not limited to, (1) launching the Exchange Offer and commencing solicitation of the Plan on a dual track basis; (2) consummate the Restructuring Transactions through the Out-of-Court Restructuring (including using commercially reasonable efforts to satisfy the conditions to the Exchange Offer and the Out-of-Court Restructuring), (3) to the extent the Requisite Company Shareholder Vote has not been obtained or the Consent Threshold or other conditions of the Exchange Offer or the Out-of-Court Restructuring have not been satisfied so as to permit consummation of the Out-of-Court Restructuring prior to the Out-of-Court Restructuring Outside Date (as set forth on Schedule 1 hereto), promptly commencing the Chapter 11 Cases in order to implement the Plan; and (4) in the event the Chapter 11 Cases are commenced, obtaining the Bankruptcy Court’s approval of the Definitive Documents (as applicable), the solicitation of the Plan by means of the Disclosure Statement and related Solicitation Materials, confirmation of the Plan, and the consummation of the Restructuring Transactions pursuant to the Plan, in each case, in accordance with the applicable Milestones set forth on Schedule 1 hereto;

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps necessary, or reasonably requested by the Required HPR Consenting Noteholders, to address any such impediment, including, if the Restructuring Transactions are implemented through the In-Court Restructuring, (1) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) for relief that (x) is inconsistent with this Agreement, the Merger Agreement, or the Plan in any material respect, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; (2) timely filing a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization; (3) timely filing a formal objection to any motion, application or proceeding filed with the Bankruptcy Court seeking standing to pursue claims or causes of action of the Debtors against any Consenting Stakeholder or any director, manager, officer or employee of, or lender to, or any consultant or advisor that is retained or engaged by, any of the Consenting Stakeholders; (4) timely filing a formal objection to any motion, application or proceeding challenging the issuance of the New Take Back Notes or the solicitation or consummation of those certain indenture amendments and the notes waivers pertaining to the change-in-control put contemplated in furtherance of the Restructuring Transactions; and (5) timely filing a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to the Definitive Documents (or motion filed by such Person that seeks to interfere with the Definitive Documents);

(c)            negotiate in good faith and use commercially reasonable efforts to execute, deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement and the Definitive Documents;

(d)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(e)            promptly notify counsel to the Consenting Stakeholders in writing (email being sufficient) of (1) the initiation, institution or commencement of any proceeding by a Governmental Entity or other Person against any of the Company Parties challenging the validity of the transactions contemplated by this Agreement or any other Definitive Document or seeking to enjoin, restrain or prohibit this Agreement or any other Definitive Document or the consummation of the transactions contemplated hereby or thereby, (2) any breach by any of the Company Parties in any respect of any of its obligations, representations, warranties or covenants set forth in this Agreement, (3) the happening or existence of any event that shall have made any of the conditions precedent to any Party’s obligations set forth in (or to be set forth in) any of the Definitive Documents, including the Requisite Company Shareholder Vote, the conditions to consummation of the Exchange Offer, including the Consent Threshold, and other conditions precedent set forth in this Agreement and in the Merger Agreement, if applicable, to the consummation of the Merger, the Exchange Offer, or the Restructuring Transactions, incapable of being satisfied so as to permit consummation of the Restructuring Transactions prior to the Out-of-Court Restructuring Outside Date or the In-Court Restructuring Outside Date, as applicable, (4) the occurrence of a Termination Event, and/or (5) the receipt of notice from any Governmental Entity or other Person alleging that the consent of such Person is or may be required under any Organizational Document, material contract, permit, Law or otherwise in connection with the consummation of any part of the Restructuring Transactions;

(f)            maintain the good standing and legal existence of each Company Party under the Laws of the state or jurisdiction in which it is incorporated, organized or formed, except to the extent that the Restructuring Transactions are to be implemented through the In-Court Restructuring and any failure to maintain such Company Party’s good standing arises solely as a result of the filing of the Chapter 11 Cases;

(g)            conduct their businesses and operations in the ordinary course in a manner that is consistent with past practices and in compliance with Law; provided, however, that if any Company Party reasonably determines in good faith that the operation of its business in the ordinary course is not advisable due to possible health and safety concerns related to COVID-19, such determination and any actions taken or not taken as a result of such determination that are outside the ordinary course of its business and inconsistent with its past practices shall not be a breach of this Section 6.01(g) (but such Company Party shall promptly inform the HPR Consenting Noteholders’ Advisors of any such determination);

(h)            provide prompt responses, whether by directing the Company Parties’ advisors to respond or otherwise, to reasonable diligence requests from HPR Consenting Noteholders’ Advisors for purposes of HPR Consenting Noteholders’ due diligence investigation in respect of the assets, liabilities, operations, businesses, finances, strategies, prospects and affairs of the Company Parties; provided, that this Section 6.01(h) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose material non-public information in connection with this Agreement; provided, further, that notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements;

(i)             provide, and direct their employees, officers, advisors, and other representatives to provide, to each of the HPR Consenting Noteholders and their respective legal and financial advisors: (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business; (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business, and (iii) such other information as reasonably requested by the HPR Consenting Noteholders and their respective legal and financial advisors; provided, however, notwithstanding the foregoing, in no circumstances shall a Company Party or its employees, officers, advisors, and other representatives be required to disclose or provide access to any information that would (x) adversely impact any attorney-client or similar privileges, (y) contravene any Applicable Law, including privacy laws, or (z) breach any confidentiality obligations due and owing to any party;

(j)             use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(k)            in the event of the In-Court Restructuring, provide draft copies of all material and substantive motions, documents and other pleadings to be filed in the Chapter 11 Cases, including, without limitation, the First Day Pleadings, to counsel to the HPR Consenting Noteholders as soon as reasonably practicable, but in no even less than two (2) Business Days prior to the date when the Company Parties plan to file such documents and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to the HPR Consenting Noteholders regarding the form and substance of any such proposed filing. Notwithstanding the foregoing, in the event that two (2) Business Days’ notice is not reasonably practicable under the circumstances, the Company Parties shall provide draft copies of any such motions, documents, or other pleadings to counsel to the HPR Consenting Noteholders as soon as otherwise reasonably practicable before the date when the Company Parties intend to file any such motion, documents, or other pleading;

(l)             promptly pay the HPR Consenting Noteholders’ Advisors’ Expenses and (i) in the event of the In-Court Restructuring, pay all remaining outstanding HPR Consenting Noteholders’ Advisors’ Expenses at least one (1) day prior to the Petition Date, and (ii) pay all remaining outstanding HPR Consenting Noteholders’ Advisors’ Expenses at least one (1) Business Day prior to the Effective Date; and

(m)            negotiate in good faith the material terms of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, and any related documents and instruments (including in regard to or in connection with any indebtedness incurred or to be incurred, including by BCEI, in any refinancing of the indebtedness under the HPR RBL Credit Agreement) with a goal of reaching agreement thereon with the HPR RBL Lenders prior to the commencement of the Exchange Offer and the solicitation with respect to the Plan, and provide counsel to the Consenting HPR Noteholders with regular updates as to the status and progress (on not less than a weekly basis or more frequently as circumstances may require) of such negotiations together with current drafts of the HPR RBL Amendment or the HPR RBL Payoff Letter, as applicable, and any related documents and instruments (including in regard to or in connection with any indebtedness incurred or to be incurred, including by BCEI, in any refinancing of the indebtedness under the HPR RBL Credit Agreement) as such documents and instruments are being negotiated.

6.02.         Negative Commitments. Subject in all respects to Section 7, and except pursuant to consummation of the Restructuring Transactions, during the Agreement Effective Period, each of the Company Parties shall not, without the prior written consent of the affected Required Consenting Stakeholder, directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of, the Restructuring Transactions as contemplated in this Agreement;

(c)            waive, amend or modify any of the Definitive Documents, or, if applicable, file with the Bankruptcy Court a pleading seeking to waive, amend or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification or filing contains any provision that is not consistent in all material respects with this Agreement, the Merger Agreement, and the Plan, as applicable;

(d)            in connection with an implementation or potential implementation of the Restructuring Transactions through the In-Court Restructuring, assert, or support any assertion by any Person, that, in order to act on the provisions of Section 12, the Consenting Stakeholders shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and each of the Company Parties hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with Section 12); and

(e)            if the Restructuring Transactions are to be implemented through the In-Court Restructuring, file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement.

Section 7.              Additional Provisions Regarding Company Parties’ Commitments.

7.01.        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination in accordance with this Section 7.01 to take or refrain from taking any action. This Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12 hereof, including on account of any action or inaction any Company Party or a governing body of such Company Party may take pursuant to this Section 7.01.

7.02.         Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to consider, respond to, and facilitate Alternative Restructuring Proposals. If any Company Party receives an Alternative Restructuring Proposal with respect to which such Company Party then elects to engage in substantive negotiations with the party making such proposal regarding the terms of such proposal, then such Company Party shall (A) within one (1) Business Day of such engagement, notify counsel to the HPR Consenting Noteholders of the existence of such negotiations (but not the material terms thereof, the identity of the parties involved, any action taken or proposed to be taken by the Company Parties in response thereto, or any other details of the Alternative Transaction Proposal, unless otherwise agreed to by the Company Parties and the party making such proposal); (B) provide counsel to the HPR Consenting Noteholders with regular updates as to the status and progress of such negotiations; and (C) respond promptly to reasonable information requests and questions from counsel to the HPR Consenting Noteholders with respect to the Alternative Restructuring Proposal (but not the items carved out from subpart (A) hereof, unless otherwise agreed to by the Company Parties and the party making such proposal).

7.03.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; or (c) be construed as a waiver of HPR Consenting Noteholders’ rights, if any, to challenge any action or inaction any Company Party or a governing body of such Company Party may take pursuant to Section 7.01. For the avoidance of doubt, nothing in subpart (c) of the foregoing sentence shall be construed to confer any standing or incremental rights or remedies to or for the benefit of such HPR Consenting Noteholders.

7.04.         No Company Party shall amend, or grant any waiver with respect to, the Merger Agreement (a) in a manner that decreases the amount or changes the form of consideration payable to the HPR Consenting Noteholders without the prior written consent of the Required HPR Consenting Noteholders, or (b) that would otherwise have an adverse effect on the HPR Consenting Noteholders or their interests in the Restructuring Transactions, or reasonably be expected to delay or cause the Effective Time (as defined in the Merger Agreement) not to occur, without the prior written consent of the Required HPR Consenting Noteholders, such consent not to be unreasonably withheld or delayed.

Section 8.               Transfer of Interests and Securities.

8.01.         During the Agreement Effective Period, except pursuant to the consummation of the Restructuring Transactions, no Consenting Stakeholder shall (a) Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest or (b) deposit any Company Claims/Interests into a voting trust or enter into a voting agreement (other than this Agreement) or arrangement with respect to such Company Claims/Interests or grant any proxy or power of attorney with respect thereto, unless, in the case of clause (a), either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests Transferred) to counsel to the Company Parties and counsel to the Consenting Stakeholders at or before the time of the proposed Transfer.

8.02.         Upon compliance with the requirements of Section 8.01, the transferee shall be deemed a Consenting Stakeholder, as applicable, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.         This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders), and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties and counsel to the Consenting Stakeholders within five (5) Business Days of such acquisition.

8.04.         This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.         Notwithstanding Section 8.01, a Consenting Stakeholder may Transfer any Company Claims/Interests to (a) an Entity that is an Affiliate, affiliated fund, or affiliated entity with a common investment advisor, which Entity shall automatically be bound by this Agreement upon Transfer of such Company Claims/Interests and (b) a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within fifteen (15) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a permitted transferee under Section 8.01; and (iii) the Transfer otherwise is a permitted transfer under Section 8.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

8.06.         Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any Liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which Lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9.              Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that the following statements are and will be true and correct, as of the date such Consenting Stakeholder executes and delivers this Agreement, a Joinder or a Transfer Agreement, as applicable, as of the Agreement Effective Date and as of the Effective Date:

(a)            it (i) is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (subject to any Transfer by such Consenting Stakeholder made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01) and (ii) having made reasonable inquiry, is not the beneficial owner or record owner of any Company Claims/Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (subject to any Transfer to such Consenting Stakeholder made after the Agreement Effective Date that is described in a notice delivered pursuant to Section 8.01);

(b)            it has the full power and authority to tender, act on behalf of, vote and consent to matters concerning, such Company Claims/Interests as contemplated by this Agreement and to perform its obligations hereunder;

(c)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)           with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an “accredited investor” (as defined in by Rule 501 of the Exchange Act), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act; and

(e)            to the knowledge of such Consenting Stakeholder, there is no Proceeding (as defined in the Merger Agreement) pending against, or threatened in writing against such Consenting Stakeholder that would prevent the performance by such Consenting Stakeholder of its obligations under this Agreement or the consummation by such Consenting Stakeholder of the transactions contemplated hereby or by the Merger Agreement or the Plan on a timely basis.

Section 10.            Representations and Warranties of Company Parties. Each of the Company Parties severally, and not jointly, represents and warrants that, as of the date hereof and as of the Agreement Effective Date:

(a)            each such Party believes that entry into this Agreement is consistent with the exercise of such Party’s fiduciary duties; and

(b)            such Parties and their respective professionals are not encouraging or soliciting any offers or indications of interest for an Alternative Restructuring Proposal with any party and have not encouraged or solicited any such Alternative Restructuring Proposal with any party within one week of the date hereof, except as disclosed to all Parties.

Section 11.            Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement, a Joinder or a Transfer Agreement, as applicable, and as of the Effective Date:

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the Merger Agreement, the Plan, and the Bankruptcy Code, if applicable, no consent or approval is required by any other Person in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement, and the Merger Agreement, do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its Organizational Documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.            Termination Events.

12.01.       Consenting Stakeholder Termination Events.  This Agreement may be terminated (i) with respect to HPR Consenting Noteholders, by the Required HPR Consenting Noteholders, and (ii) with respect to HPR Consenting Shareholders, by the Required HPR Consenting Shareholders, in each case by the delivery to counsel to the Company Parties and the other Consenting Stakeholders of a written notice in accordance with Section 14.10 hereof, upon and at any time after the occurrence of any of the following events (each, a “Consenting Stakeholder Termination Event”) (unless waived in writing by, respectively, the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable):

(a)            the termination of this Agreement by any of the Company Parties;

(b)            as to the Required HPR Consenting Noteholders and the Required HPR Consenting Shareholders, the Company publicly announces, or communicates in writing to any other Party, its intention not to support or pursue the Restructuring Transactions;

(c)            any Company Party or the board of directors of any Company Party takes or refrains from taking any action in any respect on the basis of a determination made pursuant to Section 7.01 by the board of directors recommending not to support or pursue the Restructuring Transactions absent changes to the terms thereof;

(d)            the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured (if susceptible to cure) for eight (8) Business Days after the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable, transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(e)            as to the Required HPR Consenting Noteholders, the breach in any material respect by HPR Consenting Shareholders of any of the representations, warranties, or covenants of HPR Consenting Shareholders set forth in this Agreement, such that the non-breaching HPR Consenting Shareholders own or control less than 46% in aggregate amount of all of the outstanding common stock of the Company and such breach remains uncured for eight (8) Business Days after the Required HPR Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(f)            the termination of the Merger Agreement by any party thereto in accordance with the terms thereof;

(g)            any of the Milestones set forth in Schedule 1 (as may have been extended with the approval of the Required HPR Consenting Noteholders) is not achieved, except where such Milestone has been waived or extended by the Required HPR Consenting Noteholders; provided, that the right to terminate this Agreement under this Section 12.01(g) shall not be available to a Consenting Stakeholder if the failure of such Milestone to be achieved is caused by, or results from, the breach by such Consenting Stakeholder of their covenants, agreements or other obligations under this Agreement;

(h)            the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, as applicable, transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any of HPR Consenting Noteholders or HPR Consenting Shareholders, as applicable, that requested such ruling or order in contravention of any obligation set out in this Agreement;

(i)             any Company Party (i) commences a voluntary case under the Bankruptcy Code other than the Chapter 11 Cases; (ii) consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Party or the property or assets of any Company Party; (iii) seeks any arrangement, adjustment, protection or relief of its debts other than the In-Court Restructuring consistent with the terms of this Agreement and the Plan; or (iv) makes any general assignment for the benefit of its creditors;

(j)             (i) the commencement of an involuntary case (other than commenced by any of the Consenting Stakeholders) against any Company Party under the Bankruptcy Code that is not dismissed or withdrawn within 45 days, or (ii) a court of competent jurisdiction enters a ruling, judgment or order that appoints, or that authorizes or permits the taking of possession by, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of any Company Party;

(k)          the Effective Date has not occurred by the In-Court Restructuring Outside Date, as applicable (as such date may have been extended in accordance with the provisions of this Agreement); provided, however, that the right to terminate this Agreement under this Section 12.01(k) shall not be available to a Consenting Stakeholder if the failure of the Effective Date to have occurred by the In-Court Restructuring Outside Date, as applicable, is caused by, or results from, a breach by such Consenting Stakeholder of its covenants, agreements or other obligations under this Agreement; or

(l)           if the Restructuring Transactions are to be implemented through the In-Court Restructuring and:

(i)            the Bankruptcy Court enters an order denying confirmation of the Plan;

(ii)           the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(iii)          the Company Parties (1) withdraw the Plan, (2) publicly announce, or communicate in writing to any other Party, their intention to withdraw the Plan or not support the Plan, or (3) move to voluntarily dismiss any of the Chapter 11 Cases;

(iv)          the Company Parties amend or modify, or file a pleading seeking authority to amend or modify, any Definitive Document in a manner that is inconsistent with this Agreement or publicly announce their intention to take any such action;

(v)           the Company Parties (i) file any motion seeking to avoid, disallow, subordinate, or recharacterize any Company Claims/Interests, lien, or interest held by any Consenting Stakeholder or (ii) shall have supported any application, adversary proceeding, or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consent to the standing of any such third party to bring such application, adversary proceeding, or cause of action;

(vi)          the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Company Parties seeking an order (without the prior written consent of the Required Consenting Stakeholders), (1) converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (2) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Chapter 11 Cases, or (3) rejecting this Agreement;

(vii)         the Bankruptcy Court grants relief terminating or annulling the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets with an aggregate fair market value in excess of $20 million of the Company Parties; or

(viii)        after entry by the Bankruptcy Court of the Confirmation Order, such order is reversed, stayed, dismissed, or vacated, in each case, in a manner materially inconsistent with this Agreement without the written consent of the Required HPR Consenting Noteholders.

12.02.     Company Party Termination Events.  The Company Parties may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon and at any time after the occurrence of any of the following events (each, a “Company Party Termination Event”):

(a)           the breach in any material respect by HPR Consenting Noteholders of any of the representations, warranties, or covenants of the HPR Consenting Noteholders set forth in this Agreement, such that the non-breaching HPR Consenting Noteholders own or control less than 67.0% in aggregate principal amount of all of the outstanding 7% Notes, or less than 67.0% in aggregate principal amount of all of the outstanding 8.75% Notes, and such breach remains uncured for eight (8) Business Days after the Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)           the breach in any material respect by HPR Consenting Shareholder of any of the representations, warranties, or covenants of HPR Consenting Shareholder set forth in this Agreement, and such breach remains uncured for eight (8) Business Days after the Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(c)           the termination of this Agreement, with respect to HPR Consenting Noteholders, or HPR Consenting Shareholders;

(d)           the board of directors of the Company determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to enter into definitive documentation with respect to an Alternative Restructuring Proposal;

(e)           the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, including the Merger, and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any of the Company Parties if it sought or requested such ruling or order in contravention of any obligation or restriction set out in this; or

(f)            if the Restructuring Transactions are to be implemented through the In-Court Restructuring, the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.      Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among: (a) the Required Consenting Stakeholders; and (b) the Company Parties.

12.04.      Effect of Termination.  Upon the occurrence of the Termination Date, this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided, however, that in no event shall any such termination relieve any Party from (i) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date, (ii) obligations under this Agreement which by their terms expressly survive termination of this Agreement, or (iii) solely with regard to the Company Parties, obligations under the Merger Agreement which, pursuant to the terms of the Merger Agreement, survive termination of this Agreement, unless the Merger Agreement is otherwise terminated by its terms.  If this Agreement is terminated in accordance with its terms by the Required HPR Consenting Noteholders or HPR Consenting Shareholders pursuant to this Section 12, prior to the Confirmation Order being entered by the Bankruptcy Court in the event of the In-Court Restructuring, any and all consents, votes or ballots of any HPR Consenting Noteholder or HPR Consenting Shareholder shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 12 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs after the Petition Date, file notice of such withdrawal with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek (x) enforcement of any rights under this Agreement that arose or existed before the Termination Date or (y) such other relief from the Bankruptcy Court as the Company Parties determine in their sole discretion. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 12.04 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.01(c). Nothing in this Section 12.04 shall restrict any Company Party's right to terminate this Agreement in accordance with Section 12.02 (d).

Section 13.           Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)          This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed: (i) in the case of a waiver, by the Party against whom the waiver is to be effective (it being understood that (w) the Required Consenting Stakeholders may waive any obligation or requirement of the Company Parties under this Agreement, (x) Required HPR Consenting Noteholders may waive any conditions to the obligations of HPR Consenting Noteholders or any rights of HPR Consenting Noteholders under this Agreement, and (y) Required HPR Consenting Shareholders may waive any conditions to the obligations of HPR Consenting Shareholders or any rights of HPR Consenting Shareholders under this Agreement, and (ii) in the case of a modification, amendment or supplement, by the Required Consenting Stakeholders (provided, for the avoidance of doubt, that all Consenting Stakeholders shall be bound thereby) and the Company Parties; provided, however, that (A) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by a Consenting Stakeholder in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by the Consenting Stakeholders, other than in proportion to the amount of such Company Claims/Interests, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, supplement or waiver, (B) if the proposed modification, amendment, supplement or waiver adversely affects any of the Company Claims/Interests held by HPR Consenting 7% Noteholder or HPR Consenting 8.75% Noteholder, as applicable, in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, supplement or waiver has on the Company Claims/Interests held by HPR Consenting Noteholders, then the consent of each affected HPR Consenting 7% Noteholder or HPR Consenting 8.75% Noteholder as applicable, shall also be required to effectuate such modification, amendment, supplement or waiver, and (C) any modification, amendment or supplement to this Section 13(b) shall require the consent of all Parties. For avoidance of doubt, but subject to Section 7.04, the Merger Agreement may only be modified, amended, or supplemented, and a condition or requirement of the Merger Agreement may be waived only in accordance with the terms and conditions of the Merger Agreement.

(c)           Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)          The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.           Miscellaneous.

14.01.     Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.     Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern; provided, however, that no provision of this Agreement is intended to nor shall amend, supplement, or waive any provisions of the Merger Agreement or any obligations of the Company thereunder.

14.03.      Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.      Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement (together with any applicable Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto.

14.05.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  If the Chapter 11 Cases are commenced, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a final and non-appealable order by the Bankruptcy Court.

14.06.      Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.      Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.      Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel and, therefore, waive the application of any law, regulation, holding or rule of construction (a) providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document or (b) any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel.

14.09.     Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, except that (a) each No Recourse Party shall be a third party beneficiary of Section 14.24 and (b) with respect to any breach of this Agreement by HPR Consenting Noteholders, BCEI and Merger Sub shall be third party beneficiaries of Sections 4.01, 4.02, 8.01, 8.02, 9, 11, 12.04, 13, 14.02, 14.07, 14.09, 14.11, 14.15, and 14.17, in each case as and to the extent applicable to HPR Consenting Noteholders; provided, however, that under no circumstances shall BCEI and Merger Sub be entitled to enforce any remedies against (x) the HPR Consenting Noteholders as a result of any breach of this Agreement by the Company Parties or the HPR Consenting Shareholders, or (y) the Company Parties or the HPR Consenting Shareholders as a result of any breach of this Agreement by HPR Consenting Noteholders. The rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person.

14.10.     Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)           if to a Company Party, to:

HighPoint Resources Corporation.

555 17th St, Suite 3700

Denver, CO 80202

Attention: William M. Crawford, Chief Financial Officer, and

Kenneth A. Wonstolen, Senior VP and General Counsel
E-mail address: bcrawford@hpres.com; and

kwonstolen@hpres.com

with copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Mark Kieselstein, P.C., and W. Benjamin Winger
E-mail address: mkieselstein@kirkland.com; and benjamin.winger@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Joshua A. Sussberg, P.C.
E-mail address: joshua.sussberg@kirkland.com

(b)           if to HPR Consenting Noteholder, the address or e-mail addresses set forth on such HPR Consenting Noteholder’s signature page to this Agreement (or in the signature page to a Joinder or a Transfer Agreement in the case of any Consenting Noteholder that becomes a party hereto after the Agreement Effective Date), with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower, 1 Bryant Park,

New York, NY 10036
Tel.: (212) 872-1000
Fax: (212) 872-1002

Attention: Michael S. Stamer; Meredith A. Lahaie; and Stephen B. Kuhn

E-mail address: mstamer@akingump.com; mlahaie@akingump.com; and skuhn@akingump.com

(c)           if to HPR Consenting Shareholder, the address or e-mail addresses set forth on such HPR Consenting Shareholder’s signature page to this Agreement (or in the signature page to a Joinder or a Transfer Agreement in the case of any Consenting Shareholder that becomes a party hereto after the Agreement Effective Date).

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.      Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

14.12.      Enforceability of Agreement. If the Chapter 11 Cases are commenced, each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.      Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.14.      Settlement. If the Restructuring Transactions are not consummated, or if this Agreement is terminated in accordance with its terms for any reason, the Parties fully reserve any and all of their rights and nothing herein shall constitute or be deemed to constitute such Party’s consent or approval of any chapter 11 plan of reorganization for the Company Parties or any waiver of any rights such Party may have under any subordination agreement. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.15.      Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.16.      Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.17.      Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.18.      Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.19.      Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.20.      Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties, the Required HPR Consenting Noteholders or the Required HPR Consenting Shareholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel (identified in Section 14.10) to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

14.21.      Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint, with respect to each Consenting Stakeholder. It is understood and agreed that no Consenting Stakeholder owes any duty of trust or confidence of any kind or form to any other Party as a result of entering into this Agreement, and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement. In this regard, it is understood and agreed that any Consenting Stakeholder may trade in Company Claims/Interests without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement, including Section 8; provided, however, that no Consenting Stakeholder shall have any responsibility for any such trading to any other Person by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. No Consenting Stakeholder shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in Section 13(d) of the Exchange Act or Rule 13d-5 promulgated thereunder) with any other Party. For the avoidance of doubt, no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting in concert or as a “group.” The decision to commit to enter into the transactions contemplated by this Agreement has been made independently by each Party hereto.

14.22.      Survival. Notwithstanding the termination of this Agreement pursuant to Section 12 hereof, the terms, provisions, agreements and obligations of the Parties in Sections 1.02, 7, 12, 13, and 14 (other than Section 14.03), and any defined terms used in any of the forgoing Sections (solely to the extent used therein), shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

14.23.      Publicity. The Company shall submit drafts to counsel to the Consenting Stakeholders identified in Section 14.10 of any press releases or other public statement or public disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two (2) days prior to making any such disclosure; provided that if delivery of such document at least two (2) days in advance of such disclosure is impossible or impracticable under the circumstances, such document shall be delivered as soon as otherwise practicable, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Stakeholder (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Stakeholder, in each case without the prior written consent of such Consenting Stakeholder or the order of a Bankruptcy Court or other court with competent jurisdiction.

14.24.      No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Company Parties’ Signature Page to
the Transaction Support Agreement

HIGHPOINT RESOURCES CORPORATION

By:	/s/ R. Scot Woodall

Name: R. Scot Woodall

Authorized Signatory

HIGHPOINT OPERATING CORPORATION

By:	/s/ R. Scot Woodall

Name: R. Scot Woodall

Authorized Signatory

FIFTH POCKET PRODUCTION, LLC

By:	/s/ R. Scot Woodall

Name: R. Scot Woodall

Authorized Signatory

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

AEGON USA INVESTMENT MANAGEMENT, LLC

/s/ Andrew Scriven
Name: Andrew Scriven
Title: Vice President

Address: 227 West Monroe Street, Suite 6000, Chicago, IL 60606

E-mail address(es): ascriven@aegonam.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

ALLIANCEBERNSTEIN L.P.

/s/ Paul A. Emerson
Name: Paul A. Emerson
Title: Assistant Secretary

Address: 150 4th Avenue N.

Nashville, TN 37219

E-mail address(es): paul.emerson@alliancebernstein.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

FRANKLIN ADVISERS, INC., AS INVESTMENT MANAGER ON BEHALF OF CERTAIN FUNDS AND ACCOUNTS

/s/ Brendan Circle
Name: Brendan Circle
Title: SVP

Address:

One Franklin Parkway
San Mateo, CA 94403
Attention: Brendan Circle; Chris Chen

E-mail address(es): brendan.circle@franklintempleton.com; chris.chen@franklintempleton.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC,
as investment advisor to clients who are Stakeholders

/s/ Anna Marie Lopez
Name: Anna Marie Lopez
Title: Chief Operating Officer

Address:

601 South Figueroa Street, 39th floor
Los Angeles, CA 90017
Attn: Anna Marie Lopez

E-mail address(es): anna.marie.lopez@hwcm.com

Aggregate Amounts Managed in Accounts on behalf of certain discretionary clients who are Stakeholders:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

USAA HIGH INCOME FUND

/s/ John Spear
Name: John Spear
Title: CIO

Address:
15935 La Cantera Parkway
San Antonio, TX 78256

E-mail address(es): jbass@vcm.com; hcandland@vcm.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	0

Consenting Stakeholder Signature Page to
the Transaction Support Agreement

FIFTH CREEK ENERGY COMPANY, LLC

/s/ Craig S. Glick
Name: Craig S. Glick
Title: Authorized Representative

Address:
c/o NGP
2850 N. Harwood Street, 19th Floor
Dallas, Texas 75201
Attention: Jeffrey A. Zlotky

E-mail address: jzlotky@ngptrs.com

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
HPR Existing Interests	2,000,000

EXHIBIT A

Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Bonanza Creek Energy, Inc.,

BORON MERGER SUB, INC.

and

HIGHPOINT RESOURCES CORPORATION

Dated as of November 9, 2020

TABLE OF CONTENTS

- i -

Section 4.24	Related Party Transactions	31
Section 4.25	Regulatory Matters	31
Section 4.26	Takeover Laws	32
Section 4.27	Tax Treatment	32
Section 4.28	No Additional Representations	32

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
Section 5.1	Organization, Standing and Power	33
Section 5.2	Capital Structure	34
Section 5.3	Authority; No Violations; Consents and Approvals	33
Section 5.4	Consents	36
Section 5.5	SEC Documents; Financial Statements	37
Section 5.6	Absence of Certain Changes or Events	38
Section 5.7	No Undisclosed Material Liabilities	38
Section 5.8	Information Supplied	38
Section 5.9	Parent Permits; Compliance with Applicable Law	39
Section 5.10	Compensation; Benefits	39
Section 5.11	Labor Matters	41
Section 5.12	Taxes	42
Section 5.13	Litigation	43
Section 5.14	Intellectual Property	43
Section 5.15	Real Property	44
Section 5.16	Rights-of-Way	45
Section 5.17	Oil and Gas Matters	45
Section 5.18	Environmental Matters	48
Section 5.19	Material Contracts	48
Section 5.20	Insurance	50
Section 5.21	Derivative Transactions and Hedging	51
Section 5.22	Opinion of Financial Advisor	51
Section 5.23	Brokers	51
Section 5.24	Related Party Transactions	52
Section 5.25	Business Conduct	52
Section 5.26	Regulatory Matters	52
Section 5.27	Tax Treatment	52
Section 5.28	No Additional Representations.	52

Article VI COVENANTS AND AGREEMENTS		53
Section 6.1	Conduct of Company Business Pending the Merger	53
Section 6.2	Conduct of Parent Business Pending the Merger	57
Section 6.3	No Solicitation by the Company	60
Section 6.4	No Solicitation by Parent	66
Section 6.5	Preparation of Joint Proxy Statement, Exchange Prospectus, Registration Statements and Prepackaged Plan	72
Section 6.6	Stockholders Meeting	73
Section 6.7	Access to Information	75
Section 6.8	HSR and Other Approvals	76
Section 6.9	Employee Matters	78

- ii -

ANNEX A	Annex A-1

- iii -

EXHIBIT A	Exhibit A-1
EXHIBIT B	Exhibit B-1
EXHIBIT C	Exhibit C-1

- iv -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 9, 2020 (this “Agreement”), is entered into by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Parent”), Boron Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and HighPoint Resources Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company, the holders of the shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of the Company Common Stock approve and adopt this Agreement and the Transactions, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), pursuant to the Transactions (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent and the holders of Parent Capital Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”), at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (ii) approved and declared advisable this Agreement, and the Transactions, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of capital stock of the Company on the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a);

1

WHEREAS, as promptly as practicable after the date hereof, (i) Parent intends to commence an exchange offer (the “Exchange Offer”) to effect the exchange of any or all of the Company Senior Notes for a combination of (x) 9,314,214 shares of common stock of Parent Common Stock, which, based on the number of shares of Parent Common Stock outstanding as of the date hereof, would constitute approximately 30.4% of the fully diluted aggregate outstanding shares of Parent Common Stock immediately after giving effect to the Merger and the Exchange Offer (subject to dilution as permitted herein) and (y) up to $100 million in principal of Parent Senior Notes and (ii) the Company intends to commence the solicitation of the Prepackaged Plan (together with the Exchange Offer, the “Company Restructuring Transactions”) to, among other things, consummate the Merger and the Company Restructuring Transactions, which Company Restructuring Transactions shall be consummated simultaneously with the Effective Time; provided that the Exchange Offer shall be conditioned upon, among other things, the Minimum Participation Condition; provided, further, that if (i) the Minimum Participation Condition is not satisfied and (ii) the Requisite Conditions to the Prepackaged Plan are satisfied, then the Company shall (x) commence the Company Chapter 11 Cases and (y) seek entry of the Confirmation Order as promptly as practicable after commencement of the Company Chapter 11 Cases;

WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) a certain stockholder at the Company (the “Company Designated Stockholder”) and (ii) holders of at least 73% in principal amount of each of the 7.0% Senior Notes of the Company due October 15, 2022 and the 8.75% Senior Notes of the Company due June 15, 2025 (collectively, the “Company Senior Notes,” and such holders, the “Supporting Noteholders”) have entered into that certain transaction support agreement with the Company and its Subsidiaries (the “Transaction Support Agreement”);

WHEREAS, as an inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company Designated Stockholder has entered into a voting and support Agreement with the Company and Parent (the “Designated Stockholder Support Agreement”);

WHEREAS, (i) Parent has certain tax assets, including net operating loss carryforwards and other tax attributes, (ii) Parent desires to avoid an “ownership change” under Section 382 of the Code prior to, and in connection with, the consummation of the Transactions, and (iii) in furtherance of such objective, concurrently with the execution of this Agreement, Parent and Broadridge Corporate Issuer Solutions, Inc., as rights agent, are entering into a Tax Benefits Preservation Plan (the “Tax Plan”); and

WHEREAS, as further inducement to Parent to enter into this Agreement, substantially concurrently with the execution and delivery of this Agreement, the Company shall pay to Parent, in consideration for the recognition by the Company of the substantial cost and expense to be incurred by Parent in pursuing consummation of the Transactions contemplated hereby, a non-refundable payment in the amount of $6,000,000 in cash (the “Transaction Expense Fee”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

2

Article I

CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

Section 1.2           Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Agreement	Preamble
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Change of Control Amendment	6.23(c)(ii)
Change of Control Amendment Consent Fee	6.23(c)(ii)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.9(f)
Company Affiliate	9.10
Company Alternative Acquisition Agreement	6.3(d)(iv)
Company Board	Recitals
Company Board Recommendation	4.3(a)
Company Capital Stock	4.2(a)
Company Change of Recommendation	6.3(d)(vii)
Company Common Stock	Recitals
Company Contracts	4.19(b)
Company Designees	2.7(a)
Company Designated Stockholder	Recitals
Company Disclosure Letter	Article IV
Company Employee	6.9(b)
Company FA	4.22
Company Independent Petroleum Engineers	4.17(a)
Company Intellectual Property	4.14(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.15
Company Material Real Property Lease	4.15
Company Owned Real Property	4.15
Company Permits	4.9(a)
Company Preferred Stock	4.2(a)
Company Related Party Transaction	4.24
Company Reserve Report	4.17(a)
Company Restructuring Transactions	Recitals
Company SEC Documents	4.5(a)
Company Senior Notes	Recitals
Company Stakeholders’ Pro Forma Equity Percentage	5.22
Company Stock Award	3.2(a)
Company Stockholders Meeting	4.4
Company Tax Certificate	6.18(b)
Confidentiality Agreement	6.7(b)
Creditors’ Rights	4.3(a)
days	9.4(e)
Designated Stockholder Support Agreement	Recitals
DGCL	2.1
Dismissal Order	6.24(a)(v)
D&O Insurance	6.10(d)
DTC	3.3(b)(ii)
e-mail	9.3
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
Exchange Agent	3.3(a)
Exchange Consideration	6.23(a)
Exchange Fund	3.3(a)
Exchange Offer	Recitals
Exchange Offer Expiration Date	6.23(c)
Exchange Prospectus	4.8
Exchange Ratio	3.1(b)(i)
Exchange Registration Statement	4.8
Excluded Employees	6.9(b)
Excluded Shares	3.1(b)(iii)
GAAP	4.5(b)
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Involuntary Insolvency Event Date	6.24(a)(v)
Joint Proxy Statement	4.4
Letter of Transmittal	3.3(b)(i)
made available	9.4(e)
Material Company Insurance Policies	4.20
Material Parent Insurance Policies	5.20
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Registration Statement	4.8
Merger Sub	Preamble
Merger Sub Board	Recitals
Minimum Participation Condition	6.23(a)
New Financing	6.22
Non-Cancelled Shares	3.1(b)(iii)
Note Consents	6.23(c)
Note Waivers	6.23(c)
Notes Exchange Agent	6.23(f)
Other Indenture Amendments	6.23(c)(iii)
Outside Date	8.1(b)(ii)
Parent	Preamble
Parent 401(k) Plan	6.9(f)
Parent Affiliate	9.10
Parent Alternative Acquisition Agreement	6.4(d)(iii)
Parent Board	Recitals
Parent Board Recommendation	5.3(a)
Parent Capital Stock	5.2
Parent Change of Recommendation	6.4(d)(vi)
Parent Common Stock	Recitals
Parent Contracts	5.19(b)
Parent Designees	2.7(a)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent FA	5.22
Parent Independent Petroleum Engineers	5.17(a)
Parent Intellectual Property	5.14(a)
Parent Material Adverse Effect	5.1
Parent Material Leased Real Property	5.15
Parent Material Real Property Lease	5.15
Parent Owned Real Property	5.15
Parent Permits	5.9(a)
Parent Preferred Stock	5.2(a)
Parent Right	3.1(b)(iv)
Parent Related Party Transaction	5.24
Parent Reserve Report	5.17(a)
Parent SEC Documents	5.5(a)
Parent Series A Junior Participating Preferred Stock	3.1(b)(iv)
Parent Stock Issuance	Recitals
Parent Stockholders Meeting	4.4
Parent Tax Certificate	6.18(b)
pdf	2.2
Registration Statements	4.8
Rights-of-Way	4.16
Second Request	6.8(c)
Supplemental Indenture Effective Date	6.23(j)
Supporting Noteholders	Recitals
Surviving Corporation	2.1
Tail Period	6.10(d)
Tax Plan	Recitals
Tax Plan Record Date	3.1(b)(iv)
Terminable Breach	8.1(b)(iii)
Transaction Expense Fee	Recitals
Transaction Support Agreement	Recitals
Transaction Litigation	6.11

3

Article II
THE MERGER

Section 2.1           The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2           Closing.

(a)               The closing of the Merger (the “Closing”) shall take place by the exchange of documents by “portable document format” (“pdf”) or other electronic means at 9:00 a.m., Houston time, on a date that is three (3) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Parent and the Company. For purposes of this Agreement “Closing Date” shall mean the date on which the Closing occurs.

(b)               As soon as practicable on the Closing Date, the Parties will cause a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.3           Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4           Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

4

Section 2.5           Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law.

Section 2.6           Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action, from and after the Effective Time, to cause the directors and officers of Merger Sub as of immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.7           Directors of Parent.

(a)               At the Effective Time, the Parent Board shall consist of seven (7) directors, of whom (i) five (5) directors shall be designated by Parent, which designees shall consist of Brian Steck and four (4) other members of the Parent Board as of immediately prior to the Effective Time as shall be designated in writing by Parent prior to the Effective Time (the “Parent Designees”), and (ii) two (2) directors shall be designated by the Supporting Noteholders, which designees shall be acceptable to Parent and determined to be independent by the Parent Board and shall be designated in writing by the Supporting Noteholders prior to the Effective Time (the “Company Designees”). Mr. Steck shall remain as the Chairman of the Parent Board following the Effective Time.

(b)               Prior to the Effective Time, Parent shall take all actions necessary or appropriate to cause (i) the resignation of two (2) directors serving on the Parent Board to become effective prior to the Effective Time (pursuant to written resignation letters, copies of which will be provided to the Company) such that, after giving effect to such resignations, the Parent Board shall consist of five (5) Parent Designees as of immediately prior to the Effective Time, and (ii) the two (2) Company Designees to be appointed to the Parent Board as of the Effective Time to fill the vacancies caused by the resignations referred to in clause (i).

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE

Section 3.1           Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:

(a)               Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

5

(b)            Capital Stock of the Company.

(i)                 Subject to the other provisions of this Article III, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and Non-Cancelled Shares, but, for purposes of clarity, including Company Stock Awards and shares of Company Common Stock underlying Company RSU Awards, the “Eligible Shares”) shall be converted into the right to receive from Parent that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means a number (rounded to five decimal places) obtained by dividing the Existing Company Stockholder Equity Recovery by Eligible Shares.

(ii)              All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than any Non-Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and (B) any dividends or other distributions in accordance with Section 3.3(g), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).

(iii)            All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be cancelled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by any direct or indirect Subsidiary of the Company or Parent (other than Merger Sub) shall remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such shares (collectively, the “Non-Cancelled Shares”).

(iv)             Following November 19, 2020 (the “Tax Plan Record Date”), each share of Parent Common Stock will have an associated right (each, a “Parent Right”) to purchase one-one thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Parent Series A Junior Participating Preferred Stock”), of Parent pursuant to the terms of the Tax Plan, and, following the Tax Plan Record Date, all references in this Agreement to shares of Parent Common Stock shall be deemed to refer to the Parent Rights associated therewith, as appropriate.

(c)               Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

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Section 3.2           Treatment of Equity Compensation Awards.

(a)                                       Each outstanding award of restricted Company Common Stock issued pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Company Equity Plan”) that is outstanding immediately prior to the Effective Time (each, a “Company Stock Award”) shall terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive the Merger Consideration, net of any Taxes withheld pursuant to Section 3.3(i) (which Taxes shall be withheld by the Surviving Corporation and deemed conveyed to the holder as shares of Parent Common Stock that would otherwise be received by the holder pursuant to Section 3.3(a)), with respect to the numbers of shares of Company Common Stock subject to such Company Stock Award immediately prior to the Effective Time. For purposes of clarity, notwithstanding this Section 3.2(a), such Company Stock Awards shall be deemed outstanding shares of Company Common Stock immediately prior to the Effective Time and shall be treated as Eligible Shares within the meaning of Section 3.1(b)(i). Following the Effective Time, no such Company Stock Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Stock Award shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange for such Company Stock Award in accordance with this Section 3.2(a).

(b)               Each outstanding award of restricted stock units issued pursuant to the Company Equity Plan that is outstanding or payable immediately prior to the Effective Time (each, a “Company RSU Award”), whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time and be converted into the right to receive the Merger Consideration, net of any Taxes withheld pursuant to Section 3.3(i) (which Taxes shall be withheld by the Surviving Corporation and deemed conveyed to the holder as shares of Parent Common Stock that would otherwise be received by the holder pursuant to Section 3.3(a)), with respect to the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time. For purposes of clarity, notwithstanding this Section 3.2(b), the shares of Company Common Stock underlying such Company RSU Awards shall be deemed outstanding shares of Company Common Stock immediately prior to the Effective Time and shall be treated as Eligible Shares within the meaning of Section 3.1(b)(i). Following the Effective Time, no such Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange for such Company RSU Award in accordance with this Section 3.2(b).

(c)               Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall pass any necessary resolutions to effect the foregoing provisions of this Section 3.2. The Company shall be entitled to deduct and withhold from the consideration contemplated within this Section 3.2 in accordance with the terms of this Agreement and the Company Equity Plan.

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Section 3.3           Payment for Securities; Exchange.

(a)               Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with a commercial bank, trust company or transfer agent that is mutually acceptable to the Company and Parent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration (including cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h)) to which such holders shall become entitled pursuant to this Article III. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to in respect of Eligible Shares pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement. The cash portion of the Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, Parent shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate cash payments contemplated by this Article III. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Surviving Corporation.

(b)               Payment Procedures.

(i)                 Certificates. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration set forth in Section 3.1(b)(i). Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

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(ii)              Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through the Depository Trust Company (“DTC”), (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Parent Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(iii)            DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), if any) and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv)             No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v)               With respect to Certificates, if payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g) payable in respect of such shares of Company Common Stock.

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(c)               Termination of Rights. All Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged for the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) payable in respect of the Eligible Shares previously represented by such Certificates.

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the 180th day after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)               No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(f)                Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (including any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h)) and dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) payable in respect of the shares of Company Common Stock formerly represented by such Certificate.

(g)               Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate in accordance with this Section 3.3. Following surrender of any such Certificate, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h)               No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

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(i)                 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation, the Exchange Agent, each of their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that except with respect to withholding of Taxes pursuant to or in accordance with Section 3.2, Parent shall provide at least five (5) days’ written notice to the Company if Parent intends to withhold any amounts under this Section 3.3(i). To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding, and if withholding is taken in Parent Common Stock, the relevant withholding agent shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the relevant Taxing Authority.

Section 3.4           No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since January 1, 2019 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1           Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of the Company’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

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Section 4.2           Capital Structure.

(a)               As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 8,000,000 shares of Company Common Stock and (ii) 75,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).  At the close of business on November 6, 2020 (the “Measurement Date”): (A) 4,305,119 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Preferred Stock were issued and outstanding;

(b)               As of the date of this Agreement, there are 58,775 shares of Company Common Stock subject to outstanding Company Stock Awards and 12,182 shares of Company Common Stock subject to outstanding Company RSU Awards.

(c)               All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts. As of the close of business on the Measurement Date, except as set forth in this Section 4.2 and in the Transaction Support Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since the Measurement Date resulting from the exercise of stock options outstanding at such date, or stock grants or other awards granted in accordance with Section 6.1(b)(ii), there are outstanding: (1) no shares of Company Capital Stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock, Voting Debt or other voting securities of the Company; and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting securities of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. Other than the Transaction Support Agreement, there are not any stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock or any other shares of Company Capital Stock.

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(d)               As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2 of the Company Disclosure Letter.

(e)               Except as set forth in Schedule 4.2 of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, all such shares or equity ownership interests are set forth in Schedule 4.2 of the Company Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.3           Authority; No Violations; Consents and Approvals.

(a)               The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Merger, to the Company Stockholder Approval and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company, and assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and the holders of the Company Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions, including the Merger (such recommendation described in clause (iii), the “Company Board Recommendation”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve and adopt this Agreement and the Merger.

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(b)               The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of the Company (assuming the Company Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, except for those resulting from the Company Chapter 11 Cases or the Prepackaged Plan, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               Except for this Agreement, the Company is not party to any contract, arrangement or other commitment that would or would reasonably be expected to entitle any Person to appoint one or more directors to the Parent Board.

Section 4.4           Consents. No Consent from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), or any other applicable Antitrust Laws, and the expiration or termination of the applicable waiting period with respect thereto or any Consent required pursuant to any other applicable Antitrust Laws; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to (x) the meeting of the stockholders of the Company to be held for the purposes of obtaining the Company Stockholder Approval (including any postponement, adjournment or recess thereof, the “Company Stockholders Meeting”) and (y) the meeting of the stockholders of Parent to be held for the purposes of obtaining the Parent Stockholder Approval (including any postponement, adjournment or recess thereof, the “Parent Stockholders Meeting”) and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (f) in connection with the Company Chapter 11 Cases and the Prepackaged Plan, the Confirmation Order; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.5           SEC Documents; Financial Statements.

(a)               Since December 31, 2018 (the “Applicable Date”), the Company has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied, or if not yet filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed (or if amended, prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied, or, in the case of Company SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of Company SEC Documents filed after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c)               The Company has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act utilized by the Company or its Subsidiaries, (ii) is not, and since January 1, 2020 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and (iii) is not, and since January 1, 2020 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

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Section 4.6           Absence of Certain Changes or Events.

(a)               Since December 31, 2019, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b)               From December 31, 2019 through the date of this Agreement:

(i)                 the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii)               there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance; and

(iii)            neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (v), (vi), (vii), (viii), (ix), (xiv), (xv), (xvi), (xix) or (xxi) (solely as it relates to the foregoing Sections 6.1(b)(i), (v), (vi), (vii), (viii), (ix), (xiv), (xv), (xvi), (xix) or (xxi))).

Section 4.7           No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2019 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.1(b)(xii); and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.8           Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) one or more registration statements on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in (i) the Merger will be registered with the SEC (including any amendments or supplements, a “Merger Registration Statement”) and (ii) the Exchange Offer will be registered with the SEC (including the consent solicitation and prospectus constituting a part thereof (the “Exchange Prospectus”), an “Exchange Registration Statement” and, together with the Merger Registration Statement, the “Registration Statements”) shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Exchange Registration Statement, the Exchange Prospectus and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9           Company Permits; Compliance with Applicable Law.

(a)               The Company and its Subsidiaries hold and at all times since the Applicable Date have held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10       Compensation; Benefits.

(a)               Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the material Company Benefit Plans.

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(b)               True, correct and complete copies (or a description if such plan is not written) of each of the material Company Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Company Benefit Plan required to file a Form 5500, the most recently prepared actuarial reports and financial statements, and all material correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Company Benefit Plan.

(c)               Each Company Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(d)               Except as set forth on Schedule 4.10(d) of the Company Disclosure Letter, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Company Benefit Plans.

(e)               All material contributions required to be made by the Company or any of its Subsidiaries to the Company Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.

(f)                Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any Company Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by a member of the Company’s Aggregated Group, none of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person or member of the Company’s Aggregated Group, has engaged in a transaction in connection with which the Company, its Subsidiaries or a member of the Company’s Aggregated Group reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. The Company and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)               None of the Company, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Company Benefit Plan is, a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(h)               Except as set forth on Schedule 4.10(h) of the Company Disclosure Letter, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Company Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits to any Person.

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(i)                 Except as set forth on Schedule 4.10(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Company Employee or other current or former director, officer, employee or independent contractor under any Company Benefit Plan, (ii) directly or indirectly cause the Company to transfer or set aside any material amount of assets to fund any benefits under any Company Benefit Plan, (iii) limit or restrict the right to materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, or (iv) result in any payment from the Company or any of its Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations § 1.280G-1) of the Company or any of its Subsidiaries that would, individually or in combination with any other such payment from the Company or any of its Subsidiaries, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(j)                 Neither the Company nor any Subsidiary of the Company has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)               Each Company Benefit Plan or any other agreement, arrangement, or plan of the Company or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l)                 No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

Section 4.11       Labor Matters.

(a)               Neither the Company nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of the Company, threatened union representation petition involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has knowledge of any activity of any labor organization (or Representative thereof) or employee group (or Representative thereof) to organize any such employees since the Applicable Date.

(b)               There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or any other agreement with any labor union, works council, or other labor organization or any other labor-related Proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened.

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(c)               There is, and since the Applicable Date has been, no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(d)               The Company and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, worker classification, employment discrimination, non-retaliation, sexual harassment or discrimination, workers’ compensation, family and medical leave, immigration, recordkeeping and occupational safety and health requirements, and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12       Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)               All Tax Returns required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing) and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid. All withholding Tax requirements imposed on or with respect to payments by the Company or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and the Company and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.

(b)               There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries (other than any extension or waiver entered into in the ordinary course of business).

(c)               There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP. There are no Proceedings pending or threatened in writing regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

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(d)               Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity Contract or arrangement (excluding (i) any Contract or arrangement solely between or among the Company and/or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by reason of assumption, or by operation of Law.

(e)               Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(f)                Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(g)               No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(h)               There are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.

(i)                 No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to the Company or any of its Subsidiaries.

(j)                 Neither the Company nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) or 951A(a) of the Code.

(k)               The Company is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.12 and in Section 4.10 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes.

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Section 4.13       Litigation. Except (a) as set forth on Schedule 4.13 of the Company Disclosure Letter and (b) for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Oil and Gas Properties or (ii) judgment, decree, injunction, ruling, order, or writ of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company.

Section 4.14       Intellectual Property.

(a)               The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing on the Company Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)               The Company and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets owned, used, or held for use by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of the Company, are free from any malicious code.

(e)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries, and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

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Section 4.15       Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) is in full force and effect and is valid and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

Section 4.16       Rights-of-Way. Each of the Company and its Subsidiaries has such Consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.17       Oil and Gas Matters.

(a)               Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2019 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles the Company (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; in each case, to the extent occurring after the date of the Company Reserve Report), (2) obligates the Company (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)               Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(c)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law) and (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries. To the Company’s knowledge, Schedule 4.17(c) of the Company Disclosure Letter sets forth all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease (in whole or in part) at any time in the twelve (12)-month period immediately following the date of this Agreement.

(d)              Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

(e)             All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and such other wells that were drilled and completed (and plugged and abandoned) by the Company or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its Subsidiaries (and, to the knowledge of the Company, all Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and operated by a third party) have been operated as a reasonably prudent operator in accordance with its past practices.

(g)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

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(h)              Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole and is not reflected in the Company Reserve Reports.

(i)               Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company as of the date of this Agreement, Schedule 4.17(i) of the Company Disclosure Letter lists, as of December 31, 2019, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Oil and Gas Properties of the Company and its Subsidiaries.

(j)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to Oil and Gas Properties operated by the Company and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(k)              As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that the Company reasonably anticipates will individually require expenditures after the Effective Time of greater than $1,000,000.

Section 4.18       Environmental Matters.

(a)               Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)               the Company and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and for the past four (4) years has included, obtaining, maintaining and complying with all Company Permits required under Environmental Law for their respective operations and occupancy of any real property;

(ii)              the Company and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to the Company’s knowledge, threatened Proceedings under Environmental Laws; and

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(iii)            there have been no Releases of Hazardous Materials at any property currently owned or operated by the Company or any of its Subsidiaries, which Releases have resulted in liability to the Company or its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by the Company, by or in connection with the Company’s operations, or at or from any offsite location where Hazardous Materials from the Company’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.

(b)               The Company has made available to Parent all environmental investigations, studies, audits, or other analyses conducted during the past four (4) years by or on behalf of the Company that are in the possession or reasonable control of the Company or its Subsidiaries addressing material or potentially material environmental liabilities with respect to any of their operations or any property owned, operated or otherwise used by any of them.

Section 4.19       Material Contracts.

(a)               Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)                 each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)                each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $100,000 or aggregate payments in excess of $1,000,000;

(iii)               each Contract (A) for Indebtedness or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) or (B) that creates a capitalized lease obligation, except, in the cases of clauses (A) and (B) with an aggregate principal amount not in excess of $200,000, and other than agreements solely between or among the Company and its Subsidiaries;

(iv)               each Contract to which the Company or any Subsidiary of the Company is a party that (A) restricts the ability of the Company or any Subsidiary of the Company to compete in any business or with any Person in any geographical area, (B) requires the Company or any Subsidiary of the Company to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to the Company and its Subsidiaries;

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(v)             any Contract providing for the purchase or sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty on sixty (60) days’ notice or less, (B) contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time or (C) contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (I) more than 1,000 net acres or (II) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);

(vi)            any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $100,000;

(vii)           each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000 in any calendar year or aggregate payments in excess of $1,000,000 over the life of the Contract that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days, other than Contracts related to drilling rigs;

(viii)          each Contract that could require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries);

(ix)            each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries (including any Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(x)              each ISDA Master Agreement for any Derivative Transaction;

(xi)             each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company; and

(xii)            each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract requiring the Company or any of its Subsidiaries to make expenditures from and after January 1, 2020 that either (A) would reasonably be expected to be in excess of $1,000,000 in the aggregate, (B) is material to the operation of the Company and its Subsidiaries, taken as a whole, or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Company or any of its Subsidiaries, to participate in any future transactions with respect to any assets or properties of the Company and its Subsidiaries, in each case, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases.

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(b)               Collectively, the Contracts that are required to be set forth in Section 4.19(a) are herein referred to as the “Company Contracts.” A complete and correct copy of each of the Company Contracts has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20       Insurance. Set forth on Schedule 4.20 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

Section 4.21       Derivative Transactions and Hedging.

(a)               Schedule 4.21 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company or any of its Subsidiaries) entered into by the Company or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries. The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

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(b)            The Company SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of the Company and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company and its Subsidiaries, as of the dates reflected therein.

Section 4.22    Opinion of Financial Advisor. The Company Board has received the opinion of Tudor Pickering Holt & Co Advisors LP (“Company FA”) addressed to the Company Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Company FA as set forth therein, the Existing Company Stockholder Equity Recovery pursuant to this Agreement, in the aggregate, is fair from a financial point of view to the holders of Company Common Stock.

Section 4.23    Brokers. Except for the fees and expenses payable to Company FA, no broker, investment banker, advisor, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.24    Related Party Transactions. Schedule 4.24 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of the Company or any of its Subsidiaries whose status as a 5% holder is known to the Company as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of the Company) is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company or any of its Subsidiaries (each of the foregoing, a “Company Related Party Transaction”).

Section 4.25    Regulatory Matters.

(a)            The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

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(b)            Neither the Company nor any Company Subsidiary owns, holds, or operates any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid or other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (i) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978, or the Interstate Commerce Act, in each case as amended, or (ii) rate regulation or comprehensive nondiscriminatory access regulation by any other federal agency or under the Laws of any state or other local jurisdiction.

Section 4.26    Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.25, the approval of the Company Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law (including Section 203 of the DGCL) or any anti-takeover provision in the Company’s Organizational Documents that is applicable to the Company, the shares of Company Common Stock, this Agreement, the Transaction Support Agreement or the Transactions.

Section 4.27    Tax Treatment. After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.28    No Additional Representations.

(a)            Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.28 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud arising from or relating to the express written representations and warranties made by the Company in this Article IV.

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(b)            Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or in the Transaction Support Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that the Company has not relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on Edgar since January 1, 2019 and prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1      Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Parent’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets or its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore made available to the Company complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Parent, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither Parent nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

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Section 5.2       Capital Structure.

(a)             As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the Measurement Date: (A) 20,834,427 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding; (B) the shares of Parent Common Stock issued and outstanding include 556,927 shares of Parent Common Stock underlying the Parent RSUs, 236,679 shares of Parent Common Stock underlying the Parent PSUs at target performance levels and 72,368 shares of Parent Common Stock underlying options granted pursuant to the Parent’s long-term incentive plan, as amended from time to time (the “Parent Equity Plan”); (C) 2,475,430 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plan; and (D) 42,000 shares of Parent Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of Parent Rights.

(b)             All outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of Parent Capital Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts (including the Parent Equity Plan). The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable Contracts. As of the close of business on the Measurement Date, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since the Measurement Date resulting from the entry by Parent into the Tax Plan or the exercise of stock options outstanding at such date (and the issuance of shares of Parent Common Stock thereunder, which were reserved for issuance as set forth in Section 5.2(a)), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (2) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock, Voting Debt or other voting securities of Parent, and (3) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt or other voting securities of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent or any of its Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock or any other shares of Parent Capital Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any (x) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(b)(y) of the Parent Disclosure Letter. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

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(c)            Except as set forth in Schedule 5.2(c) of the Parent Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent are owned by Parent, directly or indirectly, all such shares or equity ownership interests are set forth in Schedule 5.2(c) of the Parent Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 5.3      Authority; No Violations; Consents and Approvals.

(a)            Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub), which shall occur immediately after the execution and delivery of this Agreement, and the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are fair to, and in the best interests of, Parent and the holders of Parent Capital Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Parent Stock Issuance, and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board, at a meeting duly called and held, has by unanimous vote (A) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub and (B) approved and declared advisable this Agreement and the Transactions, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Stock Issuance.

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(b)           The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a breach or violation of any provision of the Organizational Documents of either Parent (assuming that the Parent Stockholder Approval is obtained), any of its Subsidiaries, or Merger Sub, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a breach or violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4      Consents. No Consent from any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, except for: (a) pursuant to Section 2.2; (b) the filing of a premerger notification report by Parent under the HSR Act or any other applicable Antitrust Laws, and the expiration or termination of the applicable waiting period with respect thereto or the Consent required pursuant to other applicable Antitrust Laws; (c) the filing with the SEC of (i) the Registration Statements, if any, and Joint Proxy Statement relating to (x) the meeting of the stockholders of the Company to be held for purposes of obtaining the Company Stockholder Approval at the Company Stockholders Meeting and (y) the meeting of the stockholders of Parent to be held for the purposes of obtaining the Parent Stockholder Approval at the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (d) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (e) filings with the NYSE; (f) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (g) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.5      SEC Documents; Financial Statements.

(a)           Since the Applicable Date, Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, schedules, statements and documents, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed (or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended), or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply in all material respects, when filed (or if amended prior to the date of this Agreement, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein.

(c)           Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and further designed and maintained to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) utilized by Parent or its Subsidiaries, (ii) is not, and since January 1, 2020 there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) is not, and since January 1, 2020 there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

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Section 5.6       Absence of Certain Changes or Events.

(a)          Since December 31, 2019, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)          From December 31, 2019 through the date of this Agreement:

(i)        Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects;

(ii)       there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Oil and Gas Properties of Parent and its Subsidiaries, whether or not covered by insurance; and

(iii)      neither Parent nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.2(b)(i), (v), (vi), (vii), (viii), (xiv), (xvi) or (xxi) (solely as it relates to the foregoing Section 6.2(b)(i), (v), (vi), (vii), (viii), (xiv), (xvi) or (xxi)).

Section 5.7       No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Parent dated as of December 31, 2019 (including the notes thereto) contained in Parent’s Annual Report on Form 10-K for the twelve (12) months ended December 31, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business subsequent to December 31, 2019; (d) liabilities incurred in connection with the Transactions; (e) liabilities incurred as permitted under Section 6.2(b)(x); and (f) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8       Information Supplied.

(a)          None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) any Registration Statement shall, at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Exchange Prospectus or the Joint Proxy Statement, will, at the date it is first mailed to stockholders of the Company and to stockholders of Parent and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement, the Exchange Prospectus and the Registration Statements will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

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Section 5.9      Parent Permits; Compliance with Applicable Law.

(a)         Parent and its Subsidiaries hold and at all times since the Applicable Date held all permits, licenses, certifications, registrations, Consents, authorizations, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)         The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10    Compensation; Benefits.

(a)         Set forth on Schedule 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Parent Benefit Plans.

(b)         True, correct and complete copies (or a description if such plan is not written) of each of the material Parent Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to Parent or its Representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Parent Benefit Plan required to file a Form 5500, the most recently prepared actuarial reports and financial statements, and all material correspondence to or from any Governmental Entity received in the past three (3) years addressing any matter involving actual or potential material liability relating to a Parent Benefit Plan.

(c)         Each Parent Benefit Plan has been established, funded, administered and maintained in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(d)         Except as set forth on Schedule 5.10(d) of the Company Disclosure Letter, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Benefit Plans, and there are no Proceedings by a Governmental Entity with respect to any of the Parent Benefit Plans.

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(e)          All material contributions required to be made by Parent or any of its Subsidiaries to the Parent Benefit Plans pursuant to their terms or applicable Law have been timely made or accrued or otherwise been adequately reserved to the extent required by, and in accordance with, GAAP.

(f)           Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Benefit Plan. With respect to any Parent Benefit Plan or an Employee Benefit Plan sponsored, maintained or contributed to by a member of the Parent’s Aggregated Group, none of Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other Person or member of the Parent’s Aggregated Group, has engaged in a transaction in connection with which Parent, its Subsidiaries or a member of the Parent’s Aggregated Group reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material. Parent and its Subsidiaries do not have any material liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(g)          None of Parent, any of its Subsidiaries or any member of their respective Aggregated Groups sponsors, maintains, contributes to or has an obligation to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to, and no Parent Benefit Plan is, a plan that is or was subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(h)          Except as set forth on Schedule 5.10(h) of the Parent Disclosure Letter, other than continuation coverage pursuant to Section 4980B of the Code or any similar state Law, no Parent Benefit Plan provides retiree or post-employment or post-service medical, disability, life insurance or other welfare benefits to any Person.

(i)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in combination with any other event, (i) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any employee of Parent or any Subsidiary thereof or other current or former director, officer, employee or independent contractor under any Parent Benefit Plan, (ii) directly or indirectly cause Parent to transfer or set aside any material amount of assets to fund any material benefits under any Parent Benefit Plan, (iii) limit or restrict the right to materially amend, terminate or transfer the assets of any Parent Benefit Plan on or following the Effective Time, or (iv) result in any payment from Parent or any of its Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations § 1.280G-1) of the Company or any of its Subsidiaries that would, individually or in combination with any other such payment from Parent or any of its Subsidiaries, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

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(j)           Neither Parent nor any Subsidiary of Parent has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)          Each Parent Benefit Plan or any other agreement, arrangement, or plan of Parent or any of its Subsidiaries that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l)           No Parent Benefit Plan is maintained outside the jurisdiction of the United States.

Section 5.11       Labor Matters.

(a)          Neither Parent nor any of its Subsidiaries is or has been a party to or bound by any collective bargaining agreement or other agreement with, and no employee of Parent or any of its Subsidiaries is represented by, any labor union, works council, or other labor organization. There is no pending or, to the knowledge of Parent, threatened union representation petition involving employees of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has knowledge of any activity of any labor organization (or Representative thereof) or employee group (or Representative thereof) to organize any employees since the Applicable Date.

(b)          There is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or any other agreement with any labor union, works council, or other labor organization or any other labor-related Proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened.

(c)          There is, and since the Applicable Date has been, no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.

(d)          Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours, worker classification, employment discrimination, non-retaliation, sexual harassment or discrimination, workers’ compensation, immigration, recordkeeping, family and medical leave and occupational safety and health requirements, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied Contract of employment, other than any such matters described in this sentence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.12    Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          All Tax Returns required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account extensions of time for filing) and all such filed Tax Returns are complete and accurate in all respects. All Taxes that are due and payable by Parent or any of its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid. All withholding Tax requirements imposed on or with respect to payments by Parent or any of its Subsidiaries to employees, creditors, equityholders or other Persons have been satisfied, and Parent and its Subsidiaries have complied in all respects with all information reporting (and related withholding) and record retention requirements.

(b)          There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Parent or any of its Subsidiaries (other than any extension or waiver entered into in the ordinary course of business).

(c)          There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP. There are no Proceedings pending or threatened in writing regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

(d)          Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity Contract or arrangement (excluding (i) any Contract or arrangement solely between or among Parent and/or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax). Neither Parent nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is Parent) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by reason of assumption, or by operation of Law.

(e)          Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(f)           Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

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(g)          No written claim has been made by any Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(h)          There are no Encumbrances for Taxes on any of the assets of Parent or any of its Subsidiaries, except for Permitted Encumbrances with respect to Taxes described in clause (b) of the definition of Permitted Encumbrances.

(i)           No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority within the three (3)-year period immediately preceding the date of this Agreement with respect to Parent or any of its Subsidiaries.

(j)           Neither Parent nor any of its Subsidiaries is a “U.S. shareholder” (within the meaning of Section 951(b) of the Code) of any foreign corporation which may be required to include in income any amounts under Section 951(a) or 951A(a) of the Code.

(k)          Each of Parent and Merger Sub is, and has been since formation, properly classified for U.S. federal income tax purposes as a corporation.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.12 and in Section 5.10 are the sole and exclusive representations and warranties of Parent and its Subsidiaries with respect to Taxes.

Section 5.13    Litigation. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, or writ of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries. To the knowledge of Parent, as of the date hereof, no officer or director of Parent is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent.

Section 5.14    Intellectual Property.

(a)          Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          To the knowledge of Parent, the use of Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no third party is infringing on the Parent Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c)          Parent and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Assets owned, used, or held for use by Parent or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries, (ii) have not malfunctioned or failed within the past three (3) years and (iii) to the knowledge of Parent, are free from any malicious code.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries; and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries

Section 5.15    Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) is in full force and effect and is valid and enforceable against Parent or such Subsidiary and, to the knowledge of Parent, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain Proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

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Section 5.16    Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business as presently conducted, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.17    Oil and Gas Matters.

(a)         Except as would not reasonably be expected to have a Parent Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to Parent interests referred to therein as of December 31, 2019 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2(b)(v)), Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one and/or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) beneficially or of record with any applicable Governmental Entity that (1) entitles Parent (and/or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the productive life of such Oil and Gas Properties, (other than decreases in connection with operations in which the Parent and/or its Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries); in each case, to the extent occurring after the date of the Parent Reserve Report (2) obligates Parent (and/or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any positive difference between such actual percentage and the applicable working interest shown on the Parent Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) increase in the net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

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(b)         Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent to the Parent Independent Petroleum Engineers relating to Parent interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided (or modified or amended prior to the issuance of the Company Reserve Reports), accurate in all respects. To the Company’s knowledge, any assumptions or estimates provided by the Company Subsidiaries to the Company Reserve Engineer in connection with its preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were known to the Company at the time such assumptions or estimates were made. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid or contested in good faith in the ordinary course of business, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law) and (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries. To the Parent’s knowledge, Schedule 5.17(c) of the Parent Disclosure Letter sets forth all the material Oil and Gas Leases where the primary term thereof is scheduled to expire by the express terms of such Oil and Gas Lease at any time in the twelve (12)-month period immediately following the date of this Agreement.

(d)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by them in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

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(e)         All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease(s), the applicable Contracts entered into by Parent or any of its Subsidiaries related to such Wells and such other wells and in accordance with applicable Law, and all drilling and completion (and plugging and abandonment) of such Wells and such other wells that were drilled and completed (and plugged and abandoned) by Parent or its Subsidiaries have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts and applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)          Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Oil and Gas Properties operated by Parent or its Subsidiaries (and, to the knowledge of Parent, all Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and operated by a third party) have been operated as a reasonably prudent operator in accordance with its past practices.

(g)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, tag-along, right of first refusal, consent or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions.

(h)         Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has elected to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole and is not reflected in the Parent Reserve Reports.

(i)          Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the knowledge of Parent as of the date of this Agreement, Schedule 5.17(i) of the Parent Disclosure Letter lists, as of December 31, 2019, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Oil and Gas Properties of Parent and its Subsidiaries.

(j)          Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to Oil and Gas Properties operated by Parent and its Subsidiaries, all currently producing Wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(k)         As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that Parent reasonably anticipates will individually require expenditures after the Effective Time of greater than $1,000,000.

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Section 5.18    Environmental Matters.

Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          Parent and its Subsidiaries and their respective operations and assets are, and since the Applicable Date have been, in compliance with Environmental Laws, which compliance includes, and for the past four (4) years has included, obtaining, maintaining and complying with all Parent Permits required under Environmental Law for their respective operations and occupancy of any real property;

(b)          Parent and its Subsidiaries (and their respective properties and operations) are not subject to any pending or, to Parent’s knowledge, threatened Proceedings under Environmental Laws; and

(c)          there have been no Releases of Hazardous Materials at any property currently owned or operated by Parent or any of its Subsidiaries, which Releases have resulted in liability to Parent or its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received any written notice asserting a violation of, or liability or obligation under, any Environmental Laws with respect to any Release of any Hazardous Materials at or from any property currently owned or operated by Parent, by or in connection with Parent’s operations, or at or from any offsite location where Hazardous Materials from Parent’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling.

(d)          Parent has made available to the Company all environmental investigations, studies, audits, or other analyses conducted during the past four (4) years by or on behalf of Parent or that are in the possession or reasonable control of Parent or its Subsidiaries addressing material or potentially material environmental liabilities with respect to any of their operations or any property owned, operated or otherwise used by any of them.

Section 5.19    Material Contracts.

(a)          Schedule 5.19 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of:

(i)       each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)      each Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which Parent reasonably expects that Parent and its Subsidiaries will make annual payments in excess of $100,000 or aggregate payments in excess of $1,000,000;

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(iii)     each Contract (A) for Indebtedness or the deferred purchase price of property by Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) or (B) that creates a capitalized lease obligation, except, in the cases of clauses (A) and (B) with an aggregate principal amount not in excess of $200,000, and other than agreements solely between or among Parent and its Subsidiaries;

(iv)     each Contract to which Parent or any Subsidiary of Parent is a party that (A) restricts the ability of Parent or any Subsidiary of Parent to compete in any business or with any Person in any geographical area, (B) requires Parent or any Subsidiary of Parent to conduct any business on a “most favored nations” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements and provisions that are not material to Parent and its Subsidiaries;

(v)      any Contract providing for the purchase or sale by Parent or any of its Subsidiary of Hydrocarbons that (A) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty on sixty (60) days’ notice or less, (B) contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time or (C) contains acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead that, in each case, cover, guaranty, dedicate or commit (I) more than 1,000 net acres or (II) volumes in excess of 10,000 MMcf of gas or 2,000 boe of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);

(vi)     any acquisition or divestiture Contract that contains “earn out” or other similar contingent payment obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Parent set forth in the Parent Reserve Report), that would reasonably be expected to result in annual payments in excess of $100,000;

(vii)    each Contract for lease of personal property or real property (other than Oil and Gas Properties) involving payments in excess of $100,000 in any calendar year or aggregate payments in excess of $1,000,000 over the life of the Contract that are not terminable without penalty or other liability to Parent (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within sixty (60) days, other than Contracts related to drilling rigs;

(viii)   each Contract that could require the disposition of any material assets or line of business of Parent or its Subsidiaries;

(ix)      each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Parent or its Subsidiaries (including any Oil and Gas Properties), taken as a whole, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

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(x)      each ISDA Master Agreement for any Derivative Transaction;

(xi)     each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of Parent; and

(xii)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract requiring Parent or any of its Subsidiaries to make expenditures from and after January 1, 2020 that either (A) would reasonably be expected to be in excess of $1,000,000 in the aggregate, (B) is material to the operation of Parent and its Subsidiaries, taken as a whole, or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring Parent or any of its Subsidiaries, to participate in any future transactions with respect to any assets or properties of Parent and its Subsidiaries, in each case, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases.

(b)         Collectively, the Contracts that are required to be set forth in Section 5.19(a) are herein referred to as the “Parent Contracts.” A complete and correct copy of each of the Parent Contracts has been made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or, to the knowledge of Parent, threatened with respect to any Parent Contract and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.20    Insurance. Set forth on Schedule 5.20 of the Parent Disclosure Letter is a true, correct and complete list of all material insurance policies held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Material Parent Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Parent Insurance Policy has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

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Section 5.21     Derivative Transactions and Hedging.

(a)          Schedule 5.21 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of Parent or any of its Subsidiaries) entered into by Parent or any of its Subsidiaries or for the account of any of their respective customers as of the date hereof pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries. The Parent and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

(b)          The Parent SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Parent and its Subsidiaries, including Hydrocarbon and financial positions under any Derivative Transaction of Parent attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

Section 5.22     Opinion of Financial Advisor. The Parent Board has received the opinion of Evercore Group L.L.C. (“Parent FA”) addressed to the Parent Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Parent FA as set forth therein, the Company Stakeholders’ Pro Forma Equity Percentage (as defined below) is fair, from a financial point of view, to Parent. The term “Company Stakeholders’ Pro Forma Equity Percentage” means the ratio, expressed as a percentage, of (a) the total number of shares of Parent Common Stock issued pursuant to the Merger and the Company Restructuring Transactions divided by (b) the total number of shares of Parent Common Stock issued and outstanding immediately following the consummation of the Merger and the Company Restructuring Transactions.

Section 5.23     Brokers. Except for the fees and expenses payable to Parent FA, no broker, investment banker, advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

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Section 5.24     Related Party Transactions. Schedule 5.24 of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement involving in excess of $120,000 under which any (a) present or former executive officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Parent or any of its Subsidiaries whose status as a 5% holder is known to Parent as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Parent) is a party to any actual or proposed loan, lease or other Contract with or binding upon Parent or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Parent or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Party Transaction”).

Section 5.25     Business Conduct. Merger Sub was incorporated on November 5, 2020. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.26     Regulatory Matters.

(a)          Parent is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)          All natural gas pipeline systems and related facilities constituting Parent’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

Section 5.27     Tax Treatment. After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.28     No Additional Representations.

(a)          Except for the representations and warranties made in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this Article V.

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(b)          Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or in the Transaction Support Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions) and that neither Parent nor Merger Sub has relied on any such other representation or warranty not set forth in this Agreement or the Transaction Support Agreement.

Article VI
COVENANTS AND AGREEMENTS

Section 6.1       Conduct of Company Business Pending the Merger.

(a)          Except (i) as set forth on Schedule 6.1(a) of the Company Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law (including any COVID-19 Measures), (iv) as expressly required by the Prepackaged Plan if the Company Chapter 11 Cases have been commenced, or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

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(b)          Except (i) as set forth on Schedule 6.1(b) of the Company Disclosure Letter, (ii) as expressly required by this Agreement (including Section 6.4), (iii) as may be required by applicable Law or any Governmental Entity, (iv) as expressly required by the Prepackaged Plan if the Company Chapter 11 Cases have been commenced, or (v) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i)             (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for dividends and distributions by a wholly owned Subsidiary of the Company (or pro rata dividends and distributions payable to holders of interests in non-wholly owned Subsidiaries) to the Company or another Subsidiary of the Company, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, except as required by the terms of any capital stock or equity interest existing and disclosed to Parent as of the date hereof;

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company, and (B) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);

(iii)          amend or propose to amend the Company’s Organizational Documents or amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries (other than ministerial changes);

(iv)           (A) merge, consolidate, combine or amalgamate with any Person other than between wholly owned Subsidiaries of the Company or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing Contracts;

(v)            sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Company Contract in effect on the date of this Agreement, sales, leases, exchanges or dispositions for which the consideration is less than $100,000 individually or $1,000,000 in the aggregate, (B) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, or (E) swaps of assets or property, which may include cash consideration, of up to $175,000 in the aggregate for all such swap transactions;

(vi)           authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of the Company;

(vii)          change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)        make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material Proceeding regarding any Taxes, or surrender any right to claim a material Tax refund;

(ix)            take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x)            except as required pursuant to an existing Company Benefit Plan, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable Law or as is provided to a newly hired employee as permitted hereunder (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material Company Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Company Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Company Benefit Plan, in each case, except for changes to the contractual terms of health and welfare plans made in the ordinary course of business that do not result in a material increase in cost to the Company, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee;

(xi)            recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(xii)          (A) retire, repay, defease, repurchase or redeem all or any portion of the Company Amended Credit Facility or Company Senior Notes, (B) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (C) incur, create, assume, waive or release any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that (1)  the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness under existing credit facilities or (2) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clause (1);

(xiii)         (A) enter into any Contract that would be a Company Contract if it were in effect on the date of this Agreement, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Company Contract (including the renewal of existing Company Contracts on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, with respect to Contracts of the type described in Section 4.19(a)(viii) only, in the ordinary course of business consistent with past practice;

(xiv)         cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having a value in excess of $200,000 individually or $1,000,000 in the aggregate;

(xv)           waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceedings (excluding any Proceeding in respect of Taxes) except solely for monetary payments of no more than $200,000 individually or $1,000,000 in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the Merger or the Transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law;

(xvi)         make or commit to make any capital expenditures, except for capital expenditures made pursuant to and in accordance with the Company’s capital expenditure budget for the period indicated as set forth in Schedule 6.1(b)(xvi) of the Company Disclosure Letter or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for the Company and its Subsidiaries (provided that the Company shall notify Parent of any such emergency expenditure as soon as reasonably practicable);

(xvii)        fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Company and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xviii)       make any changes with respect to material accounting policies, expect as required by changes in GAAP, COPAS standards or by applicable Law;

(xix)          unwind, cancel, defease or otherwise terminate any Derivative Transaction, including any commodity hedging arrangement or related Contract;

(xx)           take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xxi)          agree to commit to take any action that is prohibited by this Section 6.1(b).

Section 6.2            Conduct of Parent Business Pending the Merger.

(a)            Except (i) as set forth on Schedule 6.2(a) of the Parent Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law (including any COVID-19 Measures), or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships with Governmental Entities and its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that no action or inaction by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b)           Except (i) as set forth on Schedule 6.2(b) of the Parent Disclosure Letter, (ii)  as expressly required by this Agreement (including Section 6.3), (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i)              (A) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except (1) for dividends and distributions by a wholly owned Subsidiary of Parent (or pro rata dividends and distributions payable to holders of interests in non-wholly owned Subsidiaries) to Parent or another Subsidiary of Parent or (2) in accordance with the Tax Plan, (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any Subsidiary of Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or in respect of any equity awards outstanding as of the date hereof or issued after the date hereof in accordance with this Agreement, in accordance with the terms of the Parent Equity Plan and applicable award agreements;

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (A) the issuance of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (C) below, (B) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent, (C) grants of awards under the Parent Equity Plan in the ordinary course of business consistent with past practice, (D) issuances of Parent Common Stock in connection with transactions consummated in compliance with Section 6.2(b)(iv), and (E) pursuant to the Tax Plan;

(iii)           amend or propose to amend Parent’s Organizational Documents or amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries (other than ministerial changes);

(iv)            (A) merge, consolidate, combine or amalgamate with any Person other than between wholly owned Subsidiaries of Parent or, in the case of a Subsidiary of Parent, in connection with any acquisition permitted by clause (B), or (B) acquire or agree to acquire or make an investment in (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets, properties, operations or businesses or any corporation, partnership, association or other business organization or division thereof, in each case other than (y) in one or more of such transactions involving oil and gas properties that do not involve consideration valued in excess of $75,000,000 in the aggregate, or (z) acquisitions of inventory, equipment or other similar assets in the ordinary course of business or pursuant to existing Contracts;

(v)            sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to a Parent Contract in effect on the date of this Agreement, sales, leases exchanges or dispositions for which the consideration is less than $100,000 individually or $1,000,000 in the aggregate, (B) among Parent and its wholly owned Subsidiaries or among wholly owned Subsidiaries of Parent, (C) sales or dispositions of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, or (E) swaps of assets or property, which may include cash consideration of up to $250,000 in the aggregate for all such swap transactions;

(vi)           authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries, other than such transactions among wholly owned Subsidiaries of Parent;

(vii)          change in any material respect its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(viii)         make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Proceeding regarding any Taxes, or surrender any right to claim a material Tax refund;

(ix)            take any action, cause any action to be taken, knowingly fail to take any action or knowingly fail to cause any action to be taken, which action or failure could prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x)             (A) incur, create, assume, waive or release any Indebtedness or guarantee any such Indebtedness of another Person or (B) incur, create, assume, waive or release any Encumbrances on any property or assets of Parent or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the incurrence of Indebtedness (1) under existing credit facilities, or (2) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clause (1);

(xi)            except as required pursuant to an existing Parent Benefit Plan or in the ordinary course of business consistent with past practice, (A) grant or commit to grant any new increases in the compensation, bonus, severance, termination pay or other benefits payable or that may become payable to any of its current or former directors, officers, or employees at or above the level of vice president except as required by applicable Law or as is provided to a newly hired employee as permitted hereunder (and so long as such newly hired employee’s compensation and other terms are comparable to those of the employee that he or she is replacing), (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Parent Benefit Plan, (C) grant or commit to grant any equity-based awards, (D) enter into any new, or amend any existing, offer letter or employment or severance or termination agreement with any director, officer or employee at or above the level of vice president, (E) pay or commit to pay any bonuses, other than the payment of annual or other short-term cash bonuses for completed performance periods, (F) establish, enter into or adopt any material Parent Benefit Plan which was not in existence as of the date of this Agreement (or any arrangement that would be a Parent Benefit Plan if it had been in existence as of the date of this Agreement), or amend or terminate any Parent Benefit Plan, in each case, except as required by Law or the terms of such Parent Benefit Plan, or (G) hire or terminate (other than for cause) any employee, except as is reasonably necessary to replace any employee.

(xii)          recognize any labor union, works council, or other labor organization as the bargaining representative of any employees;

(xiii)         (A) enter into any Contract that would be a Parent Contract if it were in effect on the date of this Agreement, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Parent Contract (including the renewal of existing Parent Contracts on substantially the same terms in the ordinary course of business consistent with past practice), other than in each case, (1) with respect to Contracts of the type described in Section 5.19(a)(ix) only, in the ordinary course of business consistent with past practice, and (2) with respect to the Tax Plan, subject to Section 6.2(b)(xix);

(xiv)         cancel, modify or waive any debts or claims held by Parent or any of its Subsidiaries or waive any rights held by Parent or any of its Subsidiaries having a value in excess of $200,000 individually or $1,000,000 in the aggregate;

(xv)           waive, release, assign, settle, or compromise or offer or propose to waive, release, assign, settle or compromise any Proceedings (excluding any Proceeding in respect of Taxes) except solely for monetary payments of no more than $200,000 individually or $1,000,000 in the aggregate, net of applicable insurance payments, recoveries or proceeds, or on a basis that would (A) prevent or materially delay consummation of the Merger or the Transactions, or (B) result in the imposition of any term or condition that would restrict the future activity or conduct of Parent or its Subsidiaries or a finding or admission of a violation of Law

(xvi)         make or commit to make any capital expenditures, except for capital expenditures made pursuant to and in accordance with Parent’s capital expenditure budget for the period indicated as set forth in Schedule 6.2(b)(xvi) of the Parent Disclosure Letter or capital expenditures to repair damage resulting from insured casualty events or capital expenditures of no more than $250,000 in the aggregate required on an emergency basis or for the safety of individuals, assets or the environments in which individuals perform work for Parent and its Subsidiaries (provided that Parent shall notify the Company of any such emergency expenditure as soon as reasonably practicable);

(xvii)        fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of Parent and its Subsidiaries at a level at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xviii)       make any changes with respect to material accounting policies, expect as required by changes in GAAP, COPAS standards or by applicable Law;

(xix)         amend, modify or waive any provision of the Tax Plan in such a manner that would, solely as a result of the consummation of the Transactions and except as expressly contemplated by Section 1(a)(vi) of the Tax Plan, (A) result in a Person (as such term is defined in the Tax Plan) being deemed to be an Acquiring Person (as such term is defined in the Tax Plan) or (B) require the Parent Rights to be exercised, exchanged or triggered, in each case, other than as expressly contemplated by this Agreement and the Tax Plan;

(xx)           take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xxi)          agree or commit to take any action that is prohibited by this Section 6.2(b).

Section 6.3             No Solicitation by the Company.

(a)            From and after the date of this Agreement, the Company and its officers and directors will, will cause the Company’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Competing Proposal. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons. Within one (1) Business Day of the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Company Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access related to any such potential Company Competing Proposal previously granted to such Persons.

(b)           From and after the date of this Agreement, the Company and its officers and directors will not, will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i)             initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Company Competing Proposal;

(ii)            engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

(iii)            furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal; or

(iv)           enter into any letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii));

provided, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)          From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt by the Company (directly or indirectly) of any Company Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (including the identity of such Person), and the Company shall provide to Parent promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Company Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter the Company shall (A) keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise Parent of the status, to the extent the Company is permitted to be engaged in under this Section 6.3, of any such discussions or negotiations and (B) provide to Parent as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to the Company or its Representatives from any Person. Without limiting the foregoing, the Company shall notify Parent if the Company determines, to the extent permitted under this Section 6.3, to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d)          Except as permitted by Section 6.3(e), the Company and its officers and directors and other Representatives will not, and will cause the Company’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly:

(i)              withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation;

(ii)             fail to include the Company Board Recommendation in the Joint Proxy Statement;

(iii)            approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

(iv)           publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Company Competing Proposal (a “Company Alternative Acquisition Agreement”); or

(v)             in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Parent Stockholders Meeting) or (B) ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi)           if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Company Board Recommendation on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing or (B) three (3) Business Days prior to the date of the Company Stockholders Meeting (or promptly after announcement or disclosure of such Company Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholders Meeting); or

(vii)          cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Company Change of Recommendation”).

(e)           Notwithstanding anything in this Agreement to the contrary:

(i)             the Company Board or any committee thereof may after consultation with its outside legal counsel, make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii)            prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 6.3(b)(ii) or Section 6.3(b)(iii) with any Person if (1) the Company receives a bona fide written Company Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Company Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement, as determined by the Company Board or any committee thereof in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from providing any information to Parent in accordance with this Section 6.3 or that otherwise prohibits the Company from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is, or would reasonably be expected to lead to, a Company Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(iii)            prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Company Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, the Company Board may effect a Company Change of Recommendation if:

(A)             the Company Board or any committee thereof determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Company Competing Proposal is a Company Superior Proposal;

(B)              the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)              the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board or a committee thereof intends to consider whether to take such action and include a copy of the available proposed Company Competing Proposal and any applicable transaction and financing documents;

(D)             after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board or a committee thereof not to effect a Company Change of Recommendation in response thereto; and

(E)              at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal and that the failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and

(iv)            prior to, but not after, the receipt of the Company Stockholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

(A)             the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that a Company Intervening Event has occurred;

(B)              the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to effect such Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)              the Company provides Parent written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Company Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Company Intervening Event;

(D)             after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and

(E)              at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.

(f)            During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Company Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or a committee thereof determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Company Competing Proposal, on a confidential basis, to the Company Board or a committee thereof and communicate such waiver to the applicable third party; provided, however, that the Company shall advise Parent at least two (2) Business Days prior to taking such action. The Company represents and warrants to Parent that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, would have been prohibited by this Section 6.3(f) during the thirty (30) days prior to the date of this Agreement.

(g)           Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by or at the direction of a director or officer of the Company or any of its Subsidiaries in violation of this Section 6.3 shall be deemed to be a breach of this Section 6.3 by the Company.

Section 6.4            No Solicitation by Parent.

(a)           From and after the date of this Agreement, Parent and its officers and directors will, will cause Parent’s Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Parent or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Competing Proposal. Within one (1) Business Day of the date of this Agreement Parent shall deliver a written notice to each Person that has received non-public information regarding Parent within the six (6) months prior to the date of this Agreement pursuant to a confidentiality agreement with Parent for purposes of evaluating any transaction that could be a Parent Competing Proposal and for whom no similar notices has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Parent and any of its Subsidiaries heretofore furnished to such Person. Parent will immediately terminate any physical and electronic data access related to any such potential Parent Competing Proposal previously granted to such Persons.

(b)          From and after the date of this Agreement, Parent and its officers and directors will not, and will cause Parent’s Subsidiaries and their respective officers and directors and other Representatives not to, directly or indirectly:

(i)             initiate, solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Parent Competing Proposal;

(ii)            engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iii)           furnish any information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to any Parent Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Competing Proposal;

(iv)           enter into any letter of intent or agreement in principle, or other agreement providing for a Parent Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii));

provided, that notwithstanding anything to the contrary in this Agreement, Parent or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Parent Superior Proposal and (B) in response to an unsolicited inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c)           From and after the date of this Agreement, Parent shall promptly (and in any event within 24 hours) notify the Company of the receipt by Parent (directly or indirectly) of any Parent Competing Proposal or any expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (including the identity of such Person), and Parent shall provide to the Company promptly (and in any event within 24 hours) (i) an unredacted copy of any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal made in writing provided to Parent or any of its Subsidiaries or (ii) any such expression of interest, inquiry, proposal or offer with respect to a Parent Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Parent shall (A) keep the Company reasonably informed, on a prompt basis (and in any event within 24 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within 24 hours) apprise the Company of the status, to the extent Parent is permitted to be engaged in under this Section 6.4, of any such discussions or negotiations and (B) provide to the Company as soon as practicable after receipt or delivery thereof (and in any event within 24 hours) copies of all material written correspondence and other material written materials provided to Parent or its Representatives from any Person. Without limiting the foregoing, Parent shall notify the Company if Parent determines, to the extent permitted under this Section 6.4, to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d)           Except as permitted by Section 6.4(e), Parent and its officers and directors and other Representatives will not, will cause Parent’s Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Parent and its Subsidiaries not to, directly or indirectly:

(i)              withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii)             fail to include the Parent Board Recommendation in the Joint Proxy Statement;

(iii)            publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Parent Competing Proposal (a “Parent Alternative Acquisition Agreement”);

(iv)            in the case of a Parent Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common Stock (other than by the Company or an Affiliate of the Company), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date of the Parent Stockholders Meeting (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Parent Stockholders Meeting) or (B) ten (10) Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(v)            if a Parent Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Parent Board Recommendation on or prior to the earlier of (A) five (5) Business Days after the Company so requests in writing or (B) three (3) Business Days prior to the date of the Parent Stockholders Meeting (or promptly after announcement or disclosure of such Parent Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Parent Stockholders Meeting); or

(vi)           cause or permit Parent to enter into a Parent Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Parent Change of Recommendation”).

(e)           Notwithstanding anything in this Agreement to the contrary:

(i)             the Parent Board or any committee thereof may after consultation with its outside legal counsel, make such disclosures as the Parent Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Joint Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Change of Recommendation and the Company shall have the right to terminate this Agreement as set forth in Section 8.1(d);

(ii)            prior to, but not after, the receipt of the Parent Stockholder Approval, Parent and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) with any Person if (1) Parent receives a bona fide written Parent Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Parent Competing Proposal did not arise from a breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement, as determined by the Parent Board or any committee thereof in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from providing any information to the Company in accordance with this Section 6.4 or that otherwise prohibits Parent from complying with the provisions of this Section 6.4), (B) that any such non-public information has previously been made available to, or is made available to, the Company prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within 24 hours) after) the time such information is made available to such Person, (C) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, that such Parent Competing Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (D) prior to taking any such actions, the Parent Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(iii)            prior to, but not after, the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, the Parent Board may effect a Parent Change of Recommendation if:

(A)             the Parent Board or any committee thereof determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that such Parent Competing Proposal is a Parent Superior Proposal;

(B)              the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(C)              Parent provides the Company written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Parent Board or a committee thereof intends to consider whether to take such action and include a copy of the available proposed Parent Competing Proposal and any applicable transaction and financing documents;

(D)             after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board or a committee thereof not to effect a Parent Change of Recommendation in response thereto; and

(E)              at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s financial advisors and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal and that the failure to effect a Parent Change of Recommendation in response to such Parent Superior Proposal would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material amendment or material modification to any Parent Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Parent Superior Proposal shall be deemed material), Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period; and

(iv)             prior to, but not after, the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Parent, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation; provided, however, that such a Parent Change of Recommendation may not be made unless and until:

(A)             the Parent Board or any committee thereof determines in good faith after consultation with Parent’s financial advisors and outside legal counsel that a Parent Intervening Event has occurred;

(B)              the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law;

(C)              Parent provides the Company written notice of such proposed action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that the Parent Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Parent Intervening Event;

(D)             after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Parent Board or a committee thereof not to effect a Parent Change of Recommendation in response thereto; and

(E)              at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, the Parent Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith after consultation with Parent’s financial advisors and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.

(f)                During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Parent shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party; provided, that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Parent Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Parent Board or a committee thereof determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law, Parent may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal, on a confidential basis, to the Parent Board or a committee thereof and communicate such waiver to the applicable third party; provided, however, that Parent shall advise the Company at least two (2) Business Days prior to taking such action. Parent represents and warrants to the Company that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Parent Board to the stockholders of Parent under applicable Law, would have been prohibited by this Section 6.4(f) during the thirty (30) days prior to the date of this Agreement.

(g)           Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by or at the direction of a director or officer of Parent or any of its Subsidiaries in violation of this Section 6.4 shall be deemed to be a breach of this Section 6.4 by Parent.

Section 6.5            Preparation of Joint Proxy Statement, Exchange Prospectus, Registration Statements and Prepackaged Plan.

(a)           Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as the Company may reasonably request for the purpose of including such data and information in the Joint Proxy Statement, the Exchange Prospectus, the Prepackaged Plan and any amendments or supplements thereto. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statements, the Joint Proxy Statement, the Exchange Prospectus and any amendments or supplements thereto.

(b)          Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, (i)  a mutually acceptable (A) Joint Proxy Statement relating to matters submitted to the holders of Company Common Stock at the Company Stockholders Meeting and matters submitted to holders of Parent Capital Stock at the Parent Stockholders Meeting and (B) Exchange Prospectus (of which the Prepackaged Plan will be a part) and (ii) (A) the Merger Registration Statement (of which the Joint Proxy Statement will be a part) and (B) the Exchange Registration Statement (of which the Exchange Prospectus will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statements, the Joint Proxy Statement and the Exchange Prospectus to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Merger Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and on the same day as the Exchange Registration Statement. Parent and the Company shall use reasonable best efforts to keep the Registration Statements effective as long as is necessary to consummate the Exchange Offer and the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or Exchange Prospectus or the Registration Statements or comments thereon and responses thereto or any request by the SEC for additional information and Parent and the Company shall jointly prepare any response to such comments or requests, and each of Parent and the Company agrees to permit the other (in each case, to the extent practicable), and their respective counsels, to participate in all meetings and conferences with the SEC. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, prior to filing the Registration Statements (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement or Exchange Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably and promptly proposed by the other and (C) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)           Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statements have become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of (i) the Parent Common Stock issuable in the Exchange Offer or (ii) the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)           If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statements, the Exchange Prospectus or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent.

Section 6.6            Stockholders Meeting.

(a)           The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Merger Registration Statement is declared effective by the SEC. Except as permitted by Section 6.3, the Company Board shall recommend that the stockholders of the Company approve and adopt this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and the Transactions, and the Joint Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. The Company shall promptly provide Parent with all voting tabulation reports relating to the Company Stockholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Parent reasonably informed regarding the status of the solicitation and any material oral or written communications from or to the Company’s stockholders with respect thereto. Unless there has been a Company Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s stockholders or any other Person to prevent the Company Stockholder Approval from being obtained. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Parent or as required by applicable Law, the Company shall not call any meeting of the stockholders of the Company other than the Company Stockholders Meeting.

(b)           Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC. Except as permitted by Section 6.4(e), the Parent Board shall recommend that the stockholders of Parent approve the Parent Stock Issuance and the Parent Board shall solicit from stockholders of Parent proxies in favor of the Parent Stock Issuance, and the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after three (3) Business Days prior to the Outside Date. If requested by the Company, Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep the Company reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Parent’s stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained. Once Parent has established a record date for the Parent Stockholders Meeting, Parent shall not change such record date or establish a different record date for the Parent Stockholders Meeting without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

(c)           The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, on the same day and within two (2) Business Days after the Exchange Offer Expiration Date and at approximately the same time.

(d)          Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article VIII, each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, with respect to the Company, a Company Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company shall not be required to convene the Company Stockholders Meeting after (x) the Company Chapter 11 Cases have commenced or (y) the Company stipulates to bankruptcy relief after the occurrence of an Involuntary Insolvency Event pursuant to Section 6.24(a)(v).

(e)           Immediately after the execution of this Agreement, Parent shall duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

Section 6.7            Access to Information.

(a)           Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Exchange Prospectus, the Joint Proxy Statement, any Registration Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, Contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent and its Representatives such information concerning its and its Subsidiaries’ business, properties, Contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing:

(i)              No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing Contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

(ii)           No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other personnel information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii)          Each Party shall not be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a “Phase II”) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of the other Party (which may be granted or withheld in such other Party’s sole discretion); and

(iv)          No investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.7 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

(b)           The Confidentiality Agreement dated as of June 15, 2020 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement. From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

Section 6.8           HSR and Other Approvals.

(a)           Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, including under any applicable Laws, to consummate and make effective the Transactions, including (i) the prompt preparation and filing of all forms, notifications, declarations, registrations, notices and other submissions required to be filed with any Governmental Entity prior to the consummation of the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any Consent, clearance, authorization, order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required or requested under the HSR Act or any other Antitrust Laws) required to be obtained or made by Parent, the Company or any of their respective Subsidiaries in connection with or that are necessary to consummate the Transactions, (iv) taking reasonable actions to defend any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall the Company, Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Transactions, the Parties shall cooperate with each other and use their respective reasonable best efforts to contest and resist any such litigation, action or Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Additionally, Parent and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Transactions and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, clearance, authorization, order or approval from any Governmental Entity necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Parties shall use reasonable best efforts to effect such transfers.

(b)           Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining all required Consents, clearances, authorizations, orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 6.8. In that regard, each Party shall promptly consult with the other Party to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of), all filings, notices or other submissions made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any material communication from any Governmental Entity regarding the Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written or oral communication with any such Governmental Entity. If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in substantial compliance with such request. Neither Parent nor the Company shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Transactions, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings, notices or other submissions of information or documents to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 6.8 may be redacted (i) to remove references concerning the valuation of the Company, Parent, the Transaction or other confidential or competitively sensitive information, (ii) as necessary to comply with contractual requirements and (iii) as necessary to address reasonable privilege waiver risks.

(c)           The Company and Parent shall file, as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement, the notification and report forms required under the HSR Act. In the event that the Parties receive a request for information or documentary material pursuant to the HSR Act (a “Second Request”), the Parties will use their respective reasonable best efforts to respond to such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process; provided, however, the final determination as to the appropriate course of action shall be made by Parent.

Section 6.9           Employee Matters.

(a)            Between the date hereof and the Effective Time, the Company shall (and the Company shall cause its Subsidiaries to) make available to Parent the employees of the Company and its Subsidiaries so that Parent may interview such employees and evaluate their roles and responsibilities with the Company and its Subsidiaries, including with respect to potential promotions, transfers, or job eliminations following the Closing.

(b)           The Parties agree that for a period of 12 months following the Closing Date, each employee who is employed as of the Closing Date by the Company or a Subsidiary thereof (each, a “Company Employee”) shall be provided with annual base salary or base wage rate, and employee benefits that are, in the aggregate, substantially comparable to those in effect for similarly situated employees of Parent and its Subsidiaries. In addition, a Company Employee whose employment is involuntarily terminated other than for cause within the period of 12 months following the Closing Date (or such longer change in control coverage period as required under the applicable Company Benefit Plan) shall be provided with severance benefits (subject to satisfying any applicable release requirements) that are no less favorable than those in effect for such Company Employee immediately prior to the Closing Date; provided, however, that the covenants within this Section 6.9(b) shall not apply to the Company Employees listed on Schedule 6.9(b) of the Company Disclosure Letter, which shall consist of the individuals that are a party to those certain Retention and Sale Payment retention agreements executed with the Company prior to the Closing Date (the “Excluded Employees”) which Excluded Employees will, on and after the Closing Date, only be entitled to receive the severance benefits set forth in and subject to the terms and conditions of the Retention and Sale Payment retention agreements provided to Parent.

(c)           Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, to assume and honor their respective obligations under all employment, severance, change in control, retention and other agreements, if any, between the Company (or a Subsidiary thereof) and a Company Employee, including, but not limited to, those Company Benefit Plans set forth on Schedule 6.9(c) of the Company Disclosure Letter, it being understood that the foregoing shall not be construed to limit any amendments otherwise permitted by the terms of the applicable agreements.

(d)           From and after the Effective Time, as applicable, the Parties shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to credit the Company Employees for purposes of vesting, eligibility, severance and benefit accrual under the Parent Benefit Plans and the Company Benefit Plans, as applicable, (other than (i) for any purposes with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA, retiree medical benefits or disability benefits or to the extent it would result in a duplication of benefits or compensation for the same period of service, or (ii) with respect to the Excluded Employees, any severance benefits or rights) in which the Company Employees participate, for such Company Employees’ service with the Company and its Subsidiaries, as applicable, to the same extent and for the same purposes that such service was taken into account under a corresponding Company Benefit Plan in effect immediately prior to the Closing Date, to the extent that such credit does not result in duplicate benefits.

(e)           The Parties shall, or shall cause the Surviving Corporation and its Subsidiaries, to take commercially reasonable efforts to (i) waive any limitation on health coverage of any Company Employees or any of their covered, eligible dependents due to pre-existing conditions and/or waiting periods, active employment requirements and requirements to show evidence of good health under the applicable Parent Benefit Plan to the extent such Company Employee or covered, eligible dependents are covered under an analogous Company Benefit Plan, as applicable, immediately prior to the Closing Date, and such conditions, periods or requirements are satisfied or waived under such Parent Benefit Plan and (ii) give each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider and only to the extent such deductibles or limits for medical expenses were satisfied or did not apply under the analogous Company Benefit Plan in effect immediately prior to the Closing Date.

(f)            Prior to the Closing Date, (i) if requested by Parent in writing at least three (3) days before the Closing, the Company shall cause the Company and its Subsidiaries to take all necessary and appropriate actions to cause (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) to be terminated and (B) all participants to cease participating under the Company 401(k) Plan, in each case, effective no later than the Business Day preceding the Closing Date; provided, however, that such actions may be contingent upon Closing and (ii) no sooner than the date thirty (30) days prior to the Closing Date (or such earlier date approved by the Bankruptcy Court, if applicable), the Company shall take and shall cause its Subsidiaries to take all necessary and appropriate actions to terminate the Executive Nonqualified Excess Plan (the “Excess Plan”) and distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Code (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B), as applicable). The Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 6.9(f) and a reasonable opportunity to comment thereon prior to the adoption or execution thereof. In the event the Company 401(k) Plan is terminated as set forth in the preceding sentence, as soon as administratively practicable following the Effective Time, Parent shall use commercially reasonable efforts to take any and all action as may be reasonably required, including amendments to a defined contribution retirement plan intended to be qualified under Section 401(a) of the Code designated by Parent (the “Parent 401(k) Plan”) to (A) cause the Parent 401(k) Plan to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) in the form of cash in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan, including any outstanding loans and (B) cause each Company Employee to become a participant in the Parent 401(k) Plan as of the Closing Date (subject to any applicable eligibility requirements, but giving effect to the service crediting provisions of Section 6.9(d)).

(g)          Nothing in this Agreement shall constitute an establishment or termination of, or an amendment to, or be construed as establishing, terminating or amending, any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or other current or former employee of the Company, Parent or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any third party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Section 6.9. Nothing in this Section 6.9 is intended to (i) prevent Parent, the Surviving Corporation or any of their Affiliates from terminating the employment or service of any Person, including a Company Employee, at any time and for any reason, (ii) provide any Person any right to employment or service or continued employment or service with Parent or any of its Subsidiaries (including following the Effective Time, the Surviving Corporation) or any particular term or condition of employment or service, or (iii) prevent Parent, the Surviving Corporation or any of their Affiliates from terminating, revising or amending any Employee Benefit Plan sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries.

Section 6.10       Indemnification; Directors’ and Officers’ Insurance.

(a)           Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless, in the same manner as provided by the Company immediately prior to the date of this Agreement, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, but not after, the Effective Time and whether asserted or claimed prior to, but not after, the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith, including but not limited to expenses for the retention of the Company’s regularly engaged legal counsel or other counsel satisfactory to them, in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Corporation or the Indemnified Person within the last three (3) years.

(b)          Parent and the Surviving Corporation agree that, until the six (6) year anniversary date of the Effective Time, that neither Parent nor the Surviving Corporation shall amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors or officers existing and in effect immediately prior to the Effective Time.

(c)           Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or Contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)           Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at, prior to, or after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)          In the event that Parent, the Surviving Corporation or any of their Subsidiaries or any of their respective successors or assignees (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

Section 6.11         Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages or an injunction in connection therewith, including stockholder litigation (“Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation (at such Party’s cost) and shall consider in good faith, acting reasonably the other Party’s advice with respect to such Transaction Litigation; provided that the Party that is subject to such Transaction Litigation shall not offer or agree to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12         Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the Merger and the investor presentation given to investors on the morning of announcement of the Merger; provided, in the case of clauses (a) and (b), such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or a Parent Competing Proposal, as applicable, and matters related thereto or a Parent Change of Recommendation other than as set forth in Section 6.3 or Section 6.4, as applicable.

Section 6.13         Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.14         Transfer Taxes. To the extent any Transfer Taxes are imposed with respect to the Merger and are not eliminated through the application of Section 1146 of the Bankruptcy Code, if applicable, such Transfer Taxes imposed with respect to the Merger shall be borne by the Surviving Corporation. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law (including under Section 1146 of the Bankruptcy Code, if applicable), of the amount of any such Transfer Taxes.

Section 6.15          Reasonable Best Efforts; Notification.

(a)           Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

(b)            Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or consent of such Person is or may be required in connection with the Transactions). The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 6.16          Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.17         Stock Exchange Listing and Deregistration. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the NYSE and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the fifteen (15) days following the Closing Date, the Company shall make available to Parent, at least ten (10) Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 6.18         Tax Matters.

(a)            Each of Parent and the Company will use (and will cause each of its Affiliates to use) reasonable best efforts to cause the Merger to qualify, and will not take (and will prevent each of its Affiliates from taking) any actions that could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company will comply (and will cause each of its Affiliates to comply) with all representations, warranties, and covenants contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, to the extent necessary to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)           Parent and the Company will cooperate in order to facilitate the issuance of the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement. In connection therewith, (i) Parent shall deliver to Kirkland & Ellis LLP and Vinson & Elkins LLP (or other applicable legal counsel) a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement (the “Parent Tax Certificate”) and (ii) the Company shall deliver to such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC). Parent and the Company shall provide such other information as reasonably requested by Kirkland & Ellis LLP and Vinson & Elkins LLP (or other applicable legal counsel) for purposes of rendering the opinion described in Section 7.3(d) and any opinions to be filed in connection with the Form S-4 or the Joint Proxy Statement.

(c)            Each of Parent and the Company will notify the other Party promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(d)           This Agreement is intended to constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

Section 6.19         Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 6.20         Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.21         Prepayment of Company Credit Facility. In the event the Company has not filed the Company Chapter 11 Cases, not less than three Business Days prior to the Closing, the Company shall, and shall cause its Subsidiaries to, deliver to Parent from the administrative agent under the Company Amended Credit Facility, a copy of a payoff letter in form reasonably satisfactory to Parent, setting forth the total amounts payable pursuant to the Company Amended Credit Facility to fully satisfy all principal, interest, fees, costs, and expenses owed to each holder of Indebtedness under the Company Amended Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and the agreement from the administrative agent under the Company Amended Credit Facility that upon payment in full of all such amounts owed to such holder, all Indebtedness under the Company Amended Credit Facility shall be discharged and satisfied in full, the Loan Documents (as defined in the Company Amended Credit Facility) shall be terminated with respect to the Company and its Subsidiaries that are borrowers or guarantors thereof (or the assets or equity of which secure such Indebtedness) and all liens on the Company and its Subsidiaries and their respective assets and equity securing the Company Amended Credit Facility shall be released and terminated, together with any applicable documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Company Amended Credit Facility.

Section 6.22        Senior Credit Facilities. The Company and Parent shall use their respective reasonable best efforts to procure, through the amendment or restatement of the Parent Amended Credit Facility, through a new credit facility, or any combination of the foregoing, senior secured debt financing on terms reasonably acceptable to Parent with aggregate available commitments (drawn and undrawn, collectively) of not less than $250,000,000 in principal amount (“New Financing”) as of the Effective Time.

Section 6.23         Exchange Offer.

(a)           Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in this Section 6.23 of this Agreement, Parent shall, as promptly as practicable, commence the Exchange Offer to (i) issue to all holders of Company Senior Notes validly tendered in accordance with the terms of the Exchange Offer prior to the expiration date of the Exchange Offer and not validly withdrawn (x) an aggregate of 9,314,214 shares of Parent Common Stock and (y) the Parent Senior Notes in an aggregate principal amount equal to the Parent Senior Notes Consideration Amount ((x) and (y) collectively, the “Exchange Consideration”) in exchange for any and all of the $625 million in aggregate principal amount outstanding of Company Senior Notes and (ii) in the event the Company has not filed the Company Chapter 11 Cases, pay in cash on the Closing Date all accrued and unpaid interest thereon to, but excluding, the Closing Date. In the Exchange Offer, the number of shares of Parent Common Stock and the aggregate principal amount of Parent Senior Notes to be issued in exchange for each $1,000 principal amount of outstanding Company Senior Notes will vary depending on the aggregate principal amount of Company Senior Notes validly tendered pursuant to the Exchange Offer. Calculations of share amounts for such purpose will be rounded down with respect to each holder to the nearest whole share and no fractional shares of Parent Common Stock will be issued for the Company Senior Notes. Calculations of principal amounts for Parent Senior Notes for such purpose will be rounded down with respect to each holder to the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of Parent Common Stock will be issued or payment made in compensation for such adjustments.

(b)           The obligations of Parent under the Exchange Offer shall be subject to the satisfaction of the conditions to the consummation of the Merger set forth in Article VII of this Agreement and to the further condition that, in the case of the Exchange Offer, not less than 97.5% of the aggregate outstanding principal amount of Company Senior Notes and not less than a majority of the outstanding principal amount of each series of Company Senior Notes shall have been validly tendered in accordance with the terms of the Exchange Offer prior to the expiration date of the Exchange Offer and not validly withdrawn (such 97.5% of the outstanding principal amount of the Company Senior Notes and no less than a majority of the outstanding principal amount of each series of Company Senior Notes validly tendered and not withdrawn being herein referred to as the “Minimum Participation Condition”). Except as otherwise provided in this Agreement, no term or condition of the Exchange Offer may be amended or modified without the prior written consent of Company and Parent, which consent shall not be unreasonably withheld.

(c)           Holders of Company Senior Notes who tender into the Exchange Offer will be required, as a condition to a valid tender, to give their consent (the “Note Consents”) with respect to all Company Senior Notes tendered by them to (i) vote to accept the Prepackaged Plan, (ii) make such amendments to the definition of “Change of Control” and other related provisions in the respective indenture or supplemental indentures to which such Company Senior Notes are subject as are required to expressly exclude the Transactions from such definitions and related provisions (the “Change of Control Amendment”), such Change of Control Amendment shall be subject to a consent fee of $2.50 per $1,000 principal amount of the Company Senior Notes (the “Change of Control Amendment Consent Fee”), which shall be paid by the Company to consenting holders promptly upon satisfaction of the Minimum Participation Condition, and (iii) the following amendments to the respective indenture or supplemental indentures to which such Company Senior Notes are subject, together with such additional amendments thereto or waivers thereof as shall be determined and consented to by each of Parent and the Company to be necessary or desirable (the “Other Indenture Amendments”): amendments to eliminate (A) any covenants which may be modified or eliminated by majority vote of the Company Senior Notes, including without limitation any covenants which restrict (s) the sale of assets, (t) any change of control, (u) the incurrence of indebtedness, (v) the making of restricted payments, (w) the existence of limitations on distributions by Subsidiaries, (x) the existence of Encumbrances, (y) transactions with Affiliates or related persons or (z) the issuance and sale of stock of subsidiaries, (B) any events of default which relate to (x) with respect to a series of Company Senior Notes, the non-payment or acceleration of Indebtedness other than such series of Company Senior Notes, (y) the failure to discharge judgments for the payment of money, or (z) the bankruptcy or insolvency of Subsidiaries, and (C) any provisions which condition mergers or consolidations on compliance with any financial criteria. Such holders will also be required, as a condition to a valid tender but subject to the consummation of the Merger and payment in full of the Exchange Consideration, to waive (the “Note Waivers”) any and all existing defaults on or with respect to the Company Senior Notes that may be modified or eliminated by majority vote of the Company Senior Notes and any and all rights to rescind their acceptance of the Exchange Offer after the Exchange Offer Expiration Date (as defined in Section 6.23(c)), such waiver of rescission rights to be subject, however, to their withdrawal rights under applicable Law, or to claim any payments relating to the Company Senior Notes tendered under applicable Law, and for any other relief, legal or equitable, based on any possible future judicial, administrative or other governmental or legal determination that the Note Consents or the adoption of the Change of Control Amendment or any of the Other Indenture Amendments are invalid or unenforceable. Notwithstanding anything to the contrary herein, the Note Waivers shall not be deemed to cover claims for violations of federal or state securities Laws relating to the Exchange Offer.

(d)           Provided the conditions to the Exchange Offer set forth in this Section 6.23 above have been satisfied or waived and Parent has fulfilled its obligation hereunder to accept for exchange Company Senior Notes validly tendered and not withdrawn and the Company has not filed the Company Chapter 11 Cases, Company Senior Notes that are not accepted in the Exchange Offer will remain outstanding as obligations of Parent or the Surviving Corporation, as the case may be, after consummation of the Merger and Parent or the Surviving Corporation, as the case may be, alone shall be obligated to comply with the terms thereof, except as may otherwise be provided in the Prepackaged Plan or the Confirmation Order if the Company Chapter 11 Cases are commenced. Such Company Senior Notes shall be modified only to the extent provided in the Change of Control Amendment, the Other Indenture Amendments and the Note Consents.

(e)           The Exchange Offer will expire at 11:59 p.m., New York City time, on the twentieth business day after such commencement, or, consistent with this Agreement and the provisions of Section 6.24, at such later time and date as Parent and the Company shall select consistent with applicable Law and regulations (the “Exchange Offer Expiration Date”).

(f)            The Parent Common Stock and Parent Senior Notes to be issued in exchange for the Company Senior Notes tendered and accepted in the Exchange Offer will be so issued only after timely receipt by the exchange agent selected by Parent (the “Notes Exchange Agent”) of: (i) certificates for all physically delivered Company Senior Notes in proper form for transfer, or timely confirmation of book-entry transfer of such Company Senior Notes for such purposes; (ii) a properly completed and duly executed letter of transmittal in the form provided on behalf of Parent or the Surviving Corporation or a duly transmitted “agent’s message” under DTC procedures, as the case may be, for such purpose; (iii) a duly executed form of Note Consent and Note Waiver or a duly transmitted “agent’s message” under DTC procedures; and (iv) in the case of any other physically delivered Company Senior Notes, any other documents required by the letter of transmittal.

(g)           For purposes of the Exchange Offer, Parent shall be deemed to have accepted for exchange the tendered Company Senior Notes when Parent gives oral or written notice to the Notes Exchange Agent of its acceptance of such notes for exchange. The Notes Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Company Senior Notes and transmitting the Parent Common Stock and Parent Senior Notes in exchange therefor.

(h)           Parent and the Company shall jointly establish such additional procedures and requirements with respect to the conduct of the Exchange Offer and shall cause the same to be communicated to holders of the Company Senior Notes in such manner as they shall determine to be necessary or appropriate, including procedures and requirements as may be necessary to obtain confirmation of the Prepackaged Plan if the Company Chapter 11 Cases are commenced. All questions concerning the timeliness, validity, form, eligibility, and acceptance for exchange or withdrawal of any tender of the Company Senior Notes pursuant to any of the procedures described herein or any additional procedures established by the parties shall be determined jointly by the parties, whose determinations shall be final and binding. Parent reserves the absolute right to: (i) waive any defect or irregularity in any tender with respect to any particular Company Senior Note or any particular holder; or (ii) permit a defect or irregularity to be corrected within such time as it may determine. Tenders shall not be deemed to have been received or accepted until all defects and irregularities have been cured or waived within such time as Parent may determine in its sole discretion. None of Parent, the Company or the Notes Exchange Agent or any other Person shall be under any duty to give notification of any defects or irregularities relating to tenders or incur any liability for failure to give such notification.

(i)            Parent shall accept the Company Senior Notes tendered in the Exchange Offer, and deposit the Exchange Consideration (including, in the event the Company has not filed the Company Chapter 11 Cases, cash in the amount of any accrued and unpaid interest on the Company Senior Notes from the most recent payment date to, but excluding the Closing Date) with the Note Exchange Agent at the Effective Time.

(j)             In the event the Company has not filed the Company Chapter 11 Cases, promptly upon receipt of the consents of the holders of at least a majority of the outstanding principal amount of a series of Company Senior Notes, the Company shall execute the applicable supplemental indenture providing for the Change of Control Amendment and the Other Indenture Amendments, each such supplemental indenture to become effective immediately upon the execution and delivery thereof (each, a “Supplemental Indenture Effective Date”) (x) each applicable Change of Control Amendment to be operative upon payment of the Change of Control Amendment Consent Fee and (y) the Other Indenture Amendments to become operative only as of the Effective Time.

(k)          In the event of any change in the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number of shares of Parent Common Stock to be issued pursuant to the Exchange Offer shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Parent Common Stock portion of the Exchange Consideration, subject to further adjustment in accordance with this Section 6.23(k). Nothing in this Section 6.23(k) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 6.24         Bankruptcy.

(a)            Notwithstanding any other provision of this Agreement to the contrary, in the event that:

(i)            prior to or at the Initial Determination Date, the Minimum Participation Condition is satisfied, and the Company Stockholder Approval and the Parent Stockholder Approval are obtained, then the Exchange Offer shall be consummated pursuant to the terms of this Agreement, the Company Chapter 11 Cases shall not be filed and the Prepackaged Plan shall be abandoned, unless the Requisite Conditions to the Prepackaged Plan are satisfied and Parent and the Company agree that the filing of the Company Chapter 11 Cases and the confirmation of the Prepackaged Plan are in the best interests of Company and Parent, notwithstanding satisfaction of the Minimum Participation Condition;

(ii)           at the Initial Determination Date, the Minimum Participation Condition is not satisfied or the Company Stockholder Approval is not obtained, but the Requisite Conditions to the Prepackaged Plan are satisfied, then (1) the Company shall file the Company Chapter 11 Cases in the Bankruptcy Court within five (5) Business Days after the Initial Determination Date and seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Parent shall be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if the Confirmation Order is entered within forty-five (45) days of the commencement of the Company Chapter 11 Cases, or such later date as is mutually agreed to in writing by Parent and the Company, and if the other conditions to the Merger set forth in Article VII (other than Section 7.1(a)(i)(B) and Section 7.1(e)(ii), which shall have been satisfied by entry of the Confirmation Order) are satisfied after entry of the Confirmation Order but prior to the Outside Date;

(iii)          at the Initial Determination Date, the Minimum Participation Condition is not satisfied or the Company Stockholder Approval is not obtained, and the Requisite Conditions to the Prepackaged Plan are not satisfied, then the Initial Determination Date shall be extended to the earlier of (x) the date upon which the Minimum Participation Condition is satisfied, and the Company Stockholder Approval and the Parent Stockholder Approval are obtained, (y) the date upon which the Requisite Conditions to the Prepackaged Plan are satisfied and (z) April 8, 2021. If the Minimum Participation Condition is satisfied and the Company Stockholder Approval and the Parent Stockholder Approval are obtained prior to April 8, 2021, then the provisions of Section 6.24(a)(i) of this Agreement shall apply. If the Requisite Conditions to the Prepackaged Plan are satisfied prior to April 8, 2021, then the provisions of Section 6.24(a)(ii) of this Agreement shall apply;

(iv)          at any time after the date of this Agreement, the Company Board determines that the filing of the Company Chapter 11 Cases is in the best interests of Company, then (1) the Company may file the Company Chapter 11 Cases and shall seek, to the extent not already satisfied, to satisfy the Company Conditions to the Prepackaged Plan and otherwise seek confirmation of the Prepackaged Plan by the Bankruptcy Court, and (2) Parent shall (x) seek, to the extent not already satisfied, to satisfy the Parent Conditions to the Prepackaged Plan and (y) be bound by all of the terms hereof, and shall consummate the Merger through the Prepackaged Plan if such Prepackaged Plan is confirmed by the Bankruptcy Court by the Confirmation Order (provided that such Confirmation Order shall be entered by no later than May 24, 2021, or such later date as is mutually agreed to by Parent and the Company) and if the other conditions to the Merger set forth in Article VII (other than Section 7.1(a)(i)(B) and Section 7.1(e)(ii), which shall have been satisfied by entry of the Confirmation Order) are satisfied after entry of the Confirmation Order but prior to the Outside Date;

(v)          an Involuntary Insolvency Event occurs prior to a voluntary commencement of the Company Chapter 11 Cases pursuant to Section 6.24(a)(i), (ii), (iii) or (iv), (1) (A) if the date of the Involuntary Insolvency Event (the “Involuntary Insolvency Event Date”) is prior to the Initial Determination Date, the Company shall have up to sixty (60) days after such Involuntary Insolvency Event Date to obtain from the appropriate court an order which dismisses such Involuntary Insolvency Event (including, with respect to an involuntary petition filed in any bankruptcy court, an order which holds or requires that the court abstain from adjudicating the petition pursuant to 11 U.S.C. §. 305) and which order is not subject to a stay or injunction and is not subject to an appeal and all periods for taking an appeal shall have expired (the “Dismissal Order”), so that the Exchange Offer may be completed, and this Agreement shall remain in full force and effect and Parent shall be bound by all of the terms hereof or (B) if the Involuntary Insolvency Event Date occurs after the Initial Determination Date, and as of the Involuntary Insolvency Event Date the Minimum Participation Condition has been satisfied and the Company Stockholder Approval and Parent Stockholder Approval have been obtained, then (x) the Company shall have up to sixty (60) days after such Involuntary Insolvency Event Date to obtain entry of the Dismissal Order, and (y) this Agreement shall remain in full force and effect and Parent shall consummate the Merger (outside of bankruptcy, unless the Company and Parent mutually consent to file the Company Chapter 11 Cases as contemplated by Section 6.24(a)(i)) pursuant to the terms hereof provided that such Dismissal Order has been obtained before the expiration of such 60-day period; (2) if on the Involuntary Insolvency Event Date the Minimum Participation Condition has not been satisfied or the Company Stockholder Approval has not been obtained but the Requisite Conditions to the Prepackaged Plan have otherwise been satisfied, then the Company shall stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.24(a)(ii) of this Agreement shall apply (including the provisions therein requiring Parent to be obligated to consummate the Merger pursuant to the Prepackaged Plan); and (3) if on the Involuntary Insolvency Event Date the Minimum Participation Condition has not been satisfied or Company Stockholder Approval or Parent Stockholder Approval has not been obtained and the Requisite Conditions to the Prepackaged Plan have not been obtained, then the Company may (but shall not be obligated to) stipulate to bankruptcy relief under Chapter 11 of the Bankruptcy Code and the provisions of Section 6.24(a)(iv) of this Agreement shall apply (including the provisions therein requiring Parent to be obligated for a period of time to consummate the Merger pursuant to the Prepackaged Plan).

(b)           As soon as practicable after entering into this Agreement, the Company and Parent shall jointly finalize the Prepackaged Plan (the form attached as an exhibit to the Transaction Support Agreement being deemed acceptable to the Company and the Parent) and prepare any other Definitive Document not prepared prior to entering into this Agreement, each of which shall be in form and substance reasonably acceptable to the Company and Parent and consistent with the Description of New Take Back Notes attached to the Transaction Support Agreement. Parent and the Company shall include the Prepackaged Plan and related solicitation materials (including a ballot) in the Exchange Prospectus, the solicitation materials sent to the holders of indebtedness under the Company Amended Credit Facility, and solicitation materials sent to the holders of Company Common Stock. The Company and Parent shall cooperate to ensure that the Exchange Offer, including the disclosures to holders of Company Senior Notes made in connection therewith, and the solicitation of holders of indebtedness under the Company Amended Credit Facility and holders of Company Common Stock shall comply with the disclosure requirements of the Bankruptcy Code and applicable Law. The Prepackaged Plan, the Transaction Support Agreement, and the final forms of the other Definitive Documents contemplated by the Transaction Support Agreement may not be amended, modified or added to in a manner that materially adversely impairs the rights of Parent without the prior written consent of the Company and Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(c)            In the event the Company Chapter 11 Cases are commenced, the Company shall, subject to the terms and conditions contained herein:

(i)            do all things reasonable, necessary and appropriate in furtherance of the Transactions;

(ii)           timely file a formal objection to and oppose any effort by any party to (1) dismiss the Company Chapter 11 Cases or convert the Company Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (2) appoint a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (3) defeat confirmation of the Prepackaged Plan, (4) appoint an official committee of equity interest holders, or (5) seek entry of an order that is inconsistent with this Agreement or the Prepackaged Plan in any material respect;

(iii)          negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, the Definitive Documents to which the Company will be a party;

(iv)          promptly provide to Parent drafts of all documents, motions, orders, filings or pleadings that the Company proposes to file with the Bankruptcy Court, including the Definitive Documents, and will provide Parent with reasonable opportunity prior to the filing thereof to review such filings, and the Company shall consult and cooperate with Parent with respect to all such filings;

(v)           not object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions; and

(vi)          not file any motion, objection, pleading, or other document with the Bankruptcy Court that, in whole or in part, is not consistent in all material respects with this Agreement and the Prepackaged Plan;

provided, that, nothing in this Section 6.24(c) shall prevent the Company from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or inconsistent with this Agreement.

(d)            In the event the Company Chapter 11 Cases are commenced, Parent shall, subject to the terms and conditions contained herein:

(i)             support confirmation of the Prepackaged Plan and all actions and pleadings undertaken by the Company in the Company Chapter 11 Cases to achieve confirmation thereof;

(ii)           do all things reasonable, necessary and appropriate in furtherance of the Transactions;

(iii)          negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, the Definitive Documents to which Parent will be a party (including the Registration Rights Agreement, which Parent shall use commercially reasonable efforts to execute and deliver, effective as of the Effective Time, regardless of whether the Company Chapter 11 Cases were commenced);

(iv)         not object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transactions;

(v)           not propose, file, support, or vote for, as applicable, any Alternative Restructuring Proposal (as defined in the Transaction Support Agreement); and

(vi)          not file any motion, objection, pleading, or other document with the Bankruptcy Court that, in whole or in part, is not consistent in all material respects with this Agreement and the Prepackaged Plan;

provided, that, nothing in this Section 6.24(d) shall prevent Parent from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or inconsistent with this Agreement.

(e)            Company shall cause its Subsidiaries to take all actions and to execute all agreements and documents which are necessary or useful in the preparation of and commencement of the Company Chapter 11 Cases, the preparation, filing and prosecution of the Prepackaged Plan and the entry of the Confirmation Order.

(f)             Concurrent with the commencement of the Exchange Offer, the Company shall send solicitation and disclosure materials to eligible creditors in order to obtain sufficient votes to accept the Prepackaged Plan pursuant to the Bankruptcy Code prior to commencing the Company Chapter 11 Cases.

(g)          If the Company Chapter 11 Cases are commenced pursuant to Section 6.24(a)(iv) or Section 6.24(a)(v), then Parent shall not be subject to the restrictions set forth in Section 6.4 or the restrictions on the conduct of its business set forth in Section 6.2(b)(iv) or Section 6.2(b)(vi) or other restrictions set forth in Section 6.2, to the extent such restrictions would impede or prohibit Parent from entering into another merger or acquisition transaction; provided, however, that Parent may not enter into another merger or acquisition transaction that would prevent, materially impair or materially delay its ability to consummate the Transactions; provided, further, that if Parent enters into a merger or acquisition transaction following the commencement of the Company Chapter 11 Cases pursuant to Section 6.2(b)(iv) or Section 6.2(b)(vi), then the Company will comply with the Bankruptcy Code regarding the need for disclosure of such merger or acquisition transaction in the Company Chapter 11 Cases.

(h)           In the event the Company Chapter 11 Cases are commenced and this Agreement is rejected by the Company pursuant to section 365 of the Bankruptcy Code, then the Company shall, subject to applicable Law, pay to Parent the Company Termination Fee and the Company and Parent agree that (i) the Company Termination Fee represents the Parties’ reasonable estimate of Parent’s actual damages resulting from the breach of this Agreement caused by rejection hereof and that the extent of the actual damages is difficult and impracticable to ascertain and (ii) the receipt of the Company Termination Fee as liquidated damages is reasonable and does not constitute a penalty.

Section 6.25        Derivative Contracts. The Company shall use commercially reasonable efforts to assist Parent, its Affiliates and its and their Representatives in the amendment, assignment or novation of any Derivative Transaction (including any commodity hedging arrangement or related Contract) of the Company or any of its Subsidiaries, in each case, on terms that are reasonably requested by Parent and effective at and conditioned upon the Closing.

Section 6.26         Transaction Expense Fee The Company shall pay Parent the Transaction Expense Fee in cash by wire transfer of immediately available funds to an account designated by Parent on the date of execution of this Agreement.

Article VII
CONDITIONS PRECEDENT

Section 7.1           Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)            Stockholder Approvals. (i) Either (A) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company or (B) the Confirmation Order confirming the Prepackaged Plan which would otherwise enable the Transactions to occur without the Company Stockholder Approval shall have been entered and (ii) the Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Parent.

(b)           Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and any Consents or approvals required pursuant to any other applicable Antitrust Laws shall have been obtained.

(c)           No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, including the Merger, and no Law shall have been adopted that makes consummation of the Transactions, including the Merger, illegal or otherwise prohibited.

(d)            Registration Statements. The Registration Statements shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e)           Exchange Offer/Prepackaged Plan. Either (i) (x) the Minimum Participation Condition shall have been satisfied and (y) the Supplemental Indenture Effective Date shall have occurred, or (ii) if the Minimum Participation Condition has not been satisfied, the Confirmation Order shall have been entered confirming the Prepackaged Plan and all conditions to the Effective Time occurring under the Prepackaged Plan shall have been satisfied or waived.

(f)             NYSE Listing and SEC Registration. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

Section 7.2           Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties of the Company. (i) The representations and warranties of the Company (other than those representations and warranties which would be breached as a result of the filing or conduct of the Company Chapter 11 Cases) set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(c) (Capital Structure), Section 4.3(a) (Authority, No Violations, Consents and Approvals), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(c), for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of the Company set forth in Section 4.2(c) (Capital Structure) (except for the second sentence of Section 4.2(c)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct all material respects only as of such date or period of time), and (iii) all other representations and warranties of the Company set forth in Article IV shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)           Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)           Senior Credit Facilities. Parent and its Subsidiaries, including the Company after giving effect to the Transactions, collectively, will have entered into valid and binding New Financing.

Section 7.3           Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a)           Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority, No Violations, Consents and Approvals), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the second sentence, fifth sentence and seventh sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Parent set forth in Section 5.2(b) (Capital Structure) (except for the third sentence of Section 5.2(b)) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality”, “in all material respects” or “Parent Material Adverse Effect”) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)            Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)           Tax Opinion. The Company shall have received an opinion from Kirkland & Ellis LLP (or other legal counsel selected by the Company and reasonably satisfactory to Parent), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date (and, if requested by the Company, dated as of the date on which the Registration Statement is declared effective by the SEC), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Kirkland & Ellis LLP (or other applicable legal counsel) shall have received and may rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information reasonably requested by and provided to it by the Company or Parent for purposes of rendering such opinion.

Section 7.4           Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article VIII
TERMINATION

Section 8.1           Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company or Parent:

(i)            if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)           if the Merger shall not have been consummated on or before 5:00 p.m. Denver, Colorado time, on (A) April 8, 2021 if no Company Chapter 11 Cases have been filed by that date or (B) thirty (30) days following the date by which the Confirmation Order must be entered under Section 6.24(a) if the Company Chapter 11 Cases have been filed (each such date being the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(iii)          in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) or Section 7.3(a) or 7.3(b), as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv)          if (A)(1) the Company Stockholder Approval shall not have been obtained upon a vote held at a duly held Company Stockholders Meeting, or at any adjournment or postponement thereof or the Minimum Participation Condition is not satisfied, and (2) the Confirmation Order which would otherwise enable the Transactions to occur without the Company Stockholder Approval or satisfaction of the Minimum Participation Condition has not been entered on or prior to the Outside Date, or (B) the Parent Stockholder Approval shall not have been obtained upon a vote at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c)            by Parent, prior to, but not after, the time the Company Stockholder Approval is obtained, if the Company Board or a committee thereof shall have effected a Company Change of Recommendation (whether or not such Company Change of Recommendation is permitted by this Agreement);

(d)           by the Company, prior to, but not after, the time the Parent Stockholder Approval is obtained, if the Parent Board or a committee thereof shall have effected a Parent Change of Recommendation (whether or not such Parent Change of Recommendation is permitted by this Agreement);

(e)            by the Company, in order to enter into a definitive agreement with respect to a Company Superior Proposal; provided, however, that (i) the Company shall not have Willfully and Materially Breached any of its obligations under Section 6.3, (ii) such definitive agreement with respect to such Company Superior Proposal shall be entered into substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(e) and (iii) the Company shall pay the Company Termination Fee concurrently with such termination;

(f)              by Parent, in order to enter into a definitive agreement with respect to a Parent Superior Proposal; provided, however, that (i) Parent shall not have Willfully and Materially Breached any of its obligations under Section 6.4, (ii) such definitive agreement with respect to such Parent Superior Proposal shall be entered into substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(f) and (iii) Parent shall pay the Parent Termination Fee concurrently with such termination;

(g)             by the Company or Parent if (i)(A) the Minimum Participation Condition is not satisfied or (B) the Company Stockholder Approval is not obtained, and (ii) the Requisite Conditions to the Prepackaged Plan are not satisfied prior to April 8, 2021; or

(h)             by the Company (other than with respect to clauses (iii) or (iv)) or Parent if (i) the Transaction Support Agreement is terminated at any time prior to the Effective Time, and the Transactions are otherwise unable (or become unable) to be consummated pursuant to the terms of this Agreement (provided, that, the Company or Parent, as applicable, shall be deemed, for purposes of Section 8.3, to have terminated pursuant to this Section 8.1(h)(i) if, following the termination of the Transaction Support Agreement, the Company or Parent terminates this Agreement pursuant to another provision set forth in this Section 8.1, so long as (w) the Company is not then entitled to terminate this Agreement pursuant to Section 8.1(b)(iii), (x) the Company is not, at the time of the termination of the Transaction Support Agreement, then entitled to terminate this Agreement pursuant to Section 8.1(b)(iv)(B), (y) Parent has not, at any time prior to the termination of the Transaction Support Agreement, effected a Parent Change of Recommendation, and (z) Parent does not terminate this Agreement under Section 8.1(f)), (ii) the Confirmation Order is not entered within the time permitted by Section 6.24(a), (iii) the Prepackaged Plan is amended, modified or added to in violation of Section 6.24(b), (iv) the Prepackaged Plan is withdrawn without the prior written consent of Parent, (v) the Bankruptcy Court enters an order denying confirmation of the Prepackaged Plan, (vi) the Bankruptcy Court enters an order terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization; or (vii) the Bankruptcy Court enters an order (A) converting the Company Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (B) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Company Chapter 11 Cases.

Section 8.2           Notice of Termination; Effect of Termination.

(a)              A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party. If the Company Chapter 11 Cases have been commenced, the Company agrees, subject to the terms and conditions contained herein, not to assert, or support any assertion that in order to act on the provisions of Section 8.1 or this Section 8.2 Parent shall be required to obtain relief from the automatic stay from the Bankruptcy Court, and the Company waives, to the greatest extent possible, the applicability of the automatic stay to the giving of any notice of termination in accordance with this Section 8.2.

(b)             In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 6.24(h), Section 8.3 and Article I and Article IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or fraud.

(c)              Notwithstanding anything to the contrary in this Agreement, following the filing of the Company Chapter 11 Cases and unless and until there is an order of the Bankruptcy Court providing that the termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of a termination right under Section 8.1(b)(ii) or (h) shall result in the automatic termination of this Agreement to the extent (and then only to the extent) that Parent would otherwise have the ability to terminate this Agreement in accordance with Section 8.1(b)(ii) or (h), five (5) Business Days following such occurrence unless waived in writing by Parent, and in the event this Agreement is automatically terminated pursuant to this Section 8.2(c), for purposes of Section 8.3 and determining whether the Company must pay the Company Termination Fee or Parent Expenses, Parent will be deemed to have terminated the Agreement under Section 8.1(b)(ii) or (h), as applicable, in connection with such automatic termination.

Section 8.3           Expenses and Other Payments.

(a)             Except as otherwise provided in this Agreement (including payment of the Transaction Expense Fee), each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated, except that all filing fees paid in respect of the filings under the HSR Act in connection with the Merger shall be borne equally by Parent and the Company.

(b)             If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), Section 8.1(h)(iii) (Modification of Prepackaged Plan) or Section 8.1(h)(iv) (Withdrawal of Prepackaged Plan), (ii) Parent or the Company terminates this Agreement pursuant to Section 8.1(h)(i) (Termination of Support) or (iii) the Company terminates this Agreement pursuant to Section 8.1(e) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than three (3) Business Days after notice of termination of this Agreement.

(c)              If (i) the Company terminates this Agreement pursuant to Section 8.1(d) (Parent Change of Recommendation), or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) (Parent Superior Proposal), then Parent shall pay the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company no later than three (3) Business Days after notice of termination of this Agreement.

(d)             If either the Company or Parent terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval or Confirmation Order) and the Company Termination Fee is not otherwise payable by the Company pursuant to this Section 8.3, then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) following the occurrence of any Parent Change of Recommendation and the Parent Termination Fee is not otherwise payable by Parent pursuant to this Section 8.3, then Parent shall pay the Company the Company Expenses in each case, no later than three (3) Business Days after notice of termination of this Agreement.

(e)              If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Stockholder Approval or Confirmation Order), and on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Company Stockholders Meeting or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Company Competing Proposal shall have been announced, disclosed or otherwise communicated to the Company Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, a Company Competing Proposal) or consummates a Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee less any amount previously paid by the Company pursuant to Section 8.3(d)(i). For purposes of this Section 8.3(e), any reference in the definition of Company Competing Proposal to “15%” shall be deemed to be a reference to “more than 80%”.

(f)              If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), and on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least seven (7) Business Days prior to the Parent Stockholders Meeting or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) (Outside Date) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) or the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Parent Competing Proposal shall have been announced, disclosed or otherwise communicated to the Parent Board and not withdrawn without qualification at least seven (7) Business Days prior to the date of such termination, and (ii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal (or publicly approves or recommends to the stockholders of Parent or otherwise does not oppose, in the case of a tender or exchange offer, a Parent Competing Proposal) or consummates a Parent Competing Proposal, then Parent shall pay the Company the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(d). For purposes of this Section 8.3(f), any reference in the definition of Parent Competing Proposal to “15%” shall be deemed to be a reference to “more than 80%”.

(g)             In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee or more than one payment of Parent Expenses. If Parent receives the Company Termination Fee, then Parent will not be entitled to also receive a payment of the Parent Expenses. If Parent receives payment of Parent Expenses, and following receipt thereof Parent becomes entitled to payment of the Company Termination Fee, then the amount of the Company Termination Fee payable to Parent shall be reduced by the amount of Parent Expenses actually received by Parent in excess of the Transaction Expense Fee. In no event shall the Company be entitled to receive more than one payment of the Parent Termination Fee or more than one payment of Company Expenses. If the Company receives the Parent Termination Fee, then the Company will not be entitled to also receive a payment of the Company Expenses. If the Company receives payment of Company Expenses, and following receipt thereof the Company becomes entitled to payment of the Parent Termination Fee, then the amount of the Parent Termination Fee payable to the Company shall be reduced by the Company Expenses. If Parent is required to pay the Company the Parent Termination Fee, then Parent shall concurrently with such payment reimburse the Company for the Transaction Expense Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3 or Section 6.24(h), interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3, Section 6.24(h) and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

Article IX
GENERAL PROVISIONS

Section 9.1           Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

Section 9.2           Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX, Section 4.28 (No Additional Representations), Section 5.28 (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.3           Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided, that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)            if to Parent or Merger Sub, to:

Bonanza Creek Energy, Inc.

410 17th St.

Denver, CO 80202

Attention: Skip Marter, General Counsel

E-mail: SMarter@bonanzacrk.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin St.

Houston, TX 77002

Attention: Paul E. Heath

E-mail: pheath@velaw.com

and

Vinson & Elkins LLP

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Shelley A. Barber

E-mail: sbarber@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, TX 75201

Attention: Robert Kimball

E-mail: rkimball@velaw.com

(ii)           if to the Company, to:

HighPoint Resources Corporation.

555 17th St, Suite 3700

Denver, CO 80202

Attention:       Bill Crawford, Chief Financial Officer

Kenneth A. Wonstolen, General Counsel

E-mail:           bcrawford@hpres.com

kwonstolen@hpres.com

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:       Sean T. Wheeler, P.C.

John D. Pitts, P.C.

Cephas Sekhar

E-mail:           sean.wheeler@kirkland.com

john.pitts@kirkland.com

cephas.sekhar@kirkland.com

Section 9.4           Rules of Construction.

(a)              Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)             The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty, or as an exception to Section 6.1 or Section 6.2, shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties, or to such other subclauses of Section 6.1 or Section 6.2, is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)              The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)              All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Any capitalized terms herein which are defined with reference to another agreement are defined with reference to such other agreement as of the date hereof, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)              In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, solely to the extent (x) permitted by the terms thereof and, if applicable, by the terms of this Agreement and (y) that such amendment, modification, supplement, restatement or replacement has been made available to Parent prior to the date of this Agreement); any Governmental Entity include any successor to that Governmental Entity; (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iii) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (iv) “made available” means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by the Company or Parent, as applicable, (B) filed with or furnished to the SEC and available on Edgar, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other Party or its Representatives, in each case, prior to the execution of this Agreement.

Section 9.5           Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in pdf form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6           Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Transaction Support Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration) but only from and after the Effective Time and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s Willful and Material Breach of this Agreement or fraud, then the Company’s stockholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company stockholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Common Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

Section 9.7           Governing Law; Venue; Waiver of Jury Trial.

(a)              THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)              UNLESS AND UNTIL THE COMPANY CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)             IF THE COMPANY CHAPTER 11 CASES ARE COMMENCED, THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE BANKRUPTCY COURT FOR SO LONG AS THE COMPANY CHAPTER 11 CASES ARE PENDING SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY THE BANKRUPTCY COURT.

(d)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8           Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

Section 9.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

Section 9.10         Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether stockholders or otherwise), including the Company Designated Stockholder and any Affiliate of the Company Designated Stockholder and (b) any director, officer, employee, Representative or agent of (i) the Company, (ii) the Company Designated Stockholder or any Affiliate of the Company Designated Stockholder or (iii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, the Transaction Support Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation, except in each case as expressly provided by the Transaction Support Agreement as between the Company Designated Stockholder and Parent. Each of the following is herein referred to as a “Parent Affiliate”: (x) any direct or indirect holder of equity interests or securities in Parent (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Parent or (ii) any Person who controls Parent. No Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.

Section 9.11        Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 9.11. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 9.12        Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.13         Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, to the extent legally allowed:

(a)              extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)              waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)              waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the Parties of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.14         Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company or the Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

PARENT:

Bonanza Creek Energy, Inc.

By:	/s/ Eric T. Greager
Name:	Eric T. Greager
Title:	President and Chief Executive Officer

MERGER SUB:

BORON MERGER SUB, INC.

By:	/s/ Cyrus D. Marter IV
Name:	Cyrus D. Marter IV
Title:	President and Secretary

Signature Page to Agreement and Plan of Merger

COMPANY:

HighPoint Resources Corporation

By:	/s/ R. Scot Woodall
Name:	R. Scot Woodall
Title:	President & Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

“Bankruptcy Court” shall mean the U.S. Bankruptcy Court for the District of Delaware in which the Company Chapter 11 Cases may be filed or otherwise administered, or any other court to which the Company Chapter 11 Cases may be transferred at any time under applicable Law.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.

“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

“Company Amended Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of May 21, 2020, among the Company, as guarantor, HighPoint Operating Corporation, a Delaware corporation, as borrower, borrower’s subsidiary, and the banks named therein, as amended by the First Amendment thereto executed effective as of May 21, 2020.

“Company Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“Company Chapter 11 Cases” means voluntary petitions for relief under the Bankruptcy Code filed by the Company, HighPoint Operating Corporation, and Fifth Pocket Production, LLC.

Annex A

“Company Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Parent or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of the Company’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Company Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which is structured to permit any Person or group to acquire beneficial ownership of at least 15% of the Company’s and its Subsidiaries’ assets or equity interests.

“Company Conditions to the Prepackaged Plan” shall mean (i) the Requisite Bankruptcy Vote of the Company Senior Notes and (ii) the Interim Financing, if applicable.

“Company Expenses” means a cash amount equal to $7,500,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

“Company Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Company Board as of the date of this Agreement); provided, however, that in no event shall the receipt, existence or terms of a Company Competing Proposal or any matter relating thereto or of consequence thereof constitute a Company Intervening Event. A Company Intervening Event may include an Involuntary Insolvency Event.

“Company Reserve Engineer” means Netherland, Sewell & Associates, Inc.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Organizational Documents of the Company.

Annex A

“Company Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of the Company’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than 80% of the outstanding shares of Company Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Company Board, after consultation with the Company’s financial advisors, that (i) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Company Termination Fee” means $15,000,000, less the amount of the Transaction Expense Fee previously paid.

“Confirmation Order” shall mean a Final Order of the Bankruptcy Court confirming the Prepackaged Plan, which order shall be in form and substance reasonably acceptable to Parent and the Company, and which has not been amended, modified and added to without the express consent of Parent and the Company.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” means any contract, legally binding commitment, license, promissory note, loan, bond, mortgage, indenture, lease or other legally binding instrument or agreement (whether written or oral).

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COPAS” means Council of Petroleum Accountants Society.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity with jurisdiction over the applicable Person in connection with or in response to COVID-19.

“Definitive Documents” has the meaning ascribed to such term in the Transaction Support Agreement.

“Derivative Transaction” means any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Annex A

“Edgar” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any personnel policy (oral or written), equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, agreement, arrangement, program, practice, or understanding.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all Laws pertaining to pollution or protection of the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal or Release of, or exposure to, Hazardous Materials enacted or in effect as of or prior to the Closing Date).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Stockholder Equity Recovery” means 490,221 shares of Parent Common Stock.

“Final Order” means: (a) an order or judgment of the Bankruptcy Court, as entered on the docket in the Company Chapter 11 Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Company Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (or any analogous rules applicable in another court of competent jurisdiction), the Local Bankruptcy Rules of the Bankruptcy Court or sections 502(j) or 1144 of the Bankruptcy Code, may be filed relating to such order shall not prevent such order from being a Final Order.

Annex A

“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Materials” means any (a) chemical, product, material, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, casinghead gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced, derived, refined or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Initial Determination Date” shall mean the date that is three (3) Business Days after the Exchange Offer Expiration Date.

Annex A

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“Interim Financing” shall mean debt financing in an amount and on terms reasonably acceptable to Parent and appropriate to permit the Company to continue its business and operations in the ordinary course following the filing of the Company Chapter 11 Cases.

“Involuntary Insolvency Event” means any filing of an involuntary bankruptcy petition against the Company or any of its Subsidiaries by any party, or the appointment under other applicable state or federal law of a liquidator, receiver or a trustee for the Company or any of its Subsidiaries.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that, in respect of clause (b) above, no effect (by itself or when aggregated or taken together with any and all other effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)           general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

Annex A

(ii)          conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)         conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)         political conditions (or changes in such conditions), the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)          earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;

(vi)         the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)        the execution and delivery of or compliance with the terms of, or the taking of any action or failure to take any action which action or failure to act is request in writing by Parent or expressly required by, this Agreement, the public announcement of this Agreement or the Transactions (provided that this clause (vii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions);

(viii)       changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

(ix)         any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or

(x)          (A) the filing of the Company Chapter 11 Cases or the operation of the Company’s business in accordance with the Bankruptcy Code in connection with the Company Chapter 11 Cases, or (B) the occurrence of an Involuntary Insolvency Event with respect to Company;

Annex A

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i)– (v) and (ix) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“MMcf” means one million cubic feet.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells located on or producing from such leases and properties, and (c) Hydrocarbons or revenues therefrom and claims and rights thereto.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub, and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent Amended Credit Facility” means the Credit Agreement, dated as of December 7, 2018, among Parent, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, as amended by the First Amendment thereto executed effective as of June 18, 2020.

“Parent Benefit Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to (or required to be contributed to) by Parent or any of its Subsidiaries, or under or with respect to which Parent or any of its Subsidiaries has any current or contingent liability or obligation.

Annex A

“Parent Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of Parent’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 15% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding shares of Parent Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or group to acquire beneficial ownership of at least 15% of Parent’s and its Subsidiaries’ assets or equity interests.

“Parent Conditions to the Prepackaged Plan” means the Parent Stockholder Approval.

“Parent Expenses” means a cash amount equal to $7,500,000 to be paid in respect of Parent’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, less the amount of the Transaction Expense Fee previously paid.

“Parent Intervening Event” means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Parent that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Parent Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of a Parent Competing Proposal or any matter relating thereto or of consequence thereof, (ii) the filing of the Company Chapter 11 Cases or the operation of the Company’s business in accordance with the Bankruptcy Code in connection with the Company Chapter 11 Cases, or (iii) the occurrence of an Involuntary Insolvency Event with respect to the Company, in each case, be considered a Parent Intervening Event.

“Parent PSUs” means all restricted shares of Parent Common Stock subject to performance-based vesting conditions, whether granted pursuant to the Parent Equity Plan or otherwise.

“Parent RSUs” means any time-based and/or performance-based restricted stock units granted under the Parent Equity Plan or applicable inducement awards.

“Parent Senior Notes” means the unsecured senior notes to be issued by Parent in connection with the Exchange Offer on substantially the terms set forth on Exhibit B.

“Parent Senior Notes Consideration Amount” means an amount equal to (x) $100 million minus (y) the outstanding principal amount of the Company Senior Notes that neither tender into the Exchange Offer nor are satisfied and discharged by the Bankruptcy Court under the Prepackaged Plan.

Annex A

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of a majority of the shares of Parent Capital Stock entitled to vote thereon and present in person and represented by proxy at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or group (other than the Company or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Parent or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 80% or more of the fair market value of such assets or that generated 80% or more of Parent’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, respectively, or (b) more than 80% of the aggregate outstanding shares of Parent Common Stock whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good faith determination of the Parent Board, after consultation with Parent’s financial advisors, that (i) if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by the Company in response to such proposal or otherwise), (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Parent Board and (iii) for which, if applicable, financing is fully committed or reasonably determined to be available by the Parent Board.

“Parent Termination Fee” means $15,000,000.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a)          to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, and other similar agreements and documents;

(b)          contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s, vendor’s, repairmen’s, construction and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Parent, as applicable, in accordance with GAAP;

Annex A

(c)          Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Parent Reserve Report, as applicable;

(d)          Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e)          such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, have expressly waived in writing;

(f)           all easements, zoning restrictions, conditions, covenants, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g)          any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing);

(h)          Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(i)           Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such Party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent (without at least a proportionate increase in net revenue interest), as applicable, or of such Party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

Annex A

(j)           with respect to (i) Parent and its Subsidiaries, Encumbrances arising under the Parent Amended Credit Facility and (ii) the Company and its Subsidiaries, Encumbrances arising under the Company Amended Credit Facility.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Prepackaged Plan” means the “prepackaged” plan of reorganization for the Company and its Subsidiaries that (i) is prepared by the Company and its Subsidiaries in accordance with, and intended by the Company and its Subsidiaries to be confirmed under, the provisions of the Bankruptcy Code (including the confirmation requirements set forth in Section 1129 thereof), (ii) consists of terms, conditions and provisions that are mutually acceptable to the Company and Parent (it being understood and agreed that neither of the Company or Parent will unreasonably withhold, condition or delay its consent to proposed amendments to non-material provisions of the Prepackaged Plan), (iii) is included in the SEC disclosure materials sent to holders of the Company Senior Notes in connection with the Exchange Offer pursuant to Section 6.23(a) and Section 6.5(a), and (iv) which contains terms implementing this Agreement and the Transactions and other terms that are not inconsistent with this Agreement, together with any and all changes, amendment or modifications to, or restatements of, such prepackaged plan which with respect to material provisions have been agreed to by the Company and Parent, without regard to whether such changes, amendments, modifications and restatements are made to the Prepackaged Plan before or after commencement of the Company Chapter 11 Cases.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), but excluding Taxes and assessments of Governmental Entities.

Annex A

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, to be entered into at the Effective Time by Parent and the other Persons party thereto.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Requisite Bankruptcy Vote of the Company Senior Notes” shall mean (i) a vote to accept the Prepackaged Plan by the holders of at least two-thirds of the outstanding principal amount of the Company Senior Notes that are actually voted, as applicable and (ii) a vote to accept the Prepackaged Plan by a majority in number of the holders of the Company Senior Notes that actually vote, as applicable.

“Requisite Conditions to the Prepackaged Plan” shall mean (i) the Company Conditions to the Prepackaged Plan, (ii) the Parent Conditions to the Prepackaged Plan and (iii) that a firm commitment for the New Financing has been obtained.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Returns” means any return, report, statement, declaration, claim for refund, estimates, information return or other document (including any related or supporting information and amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

Annex A

“Taxes” means any and all taxes and similar charges, levies or other governmental assessments of any kind, including income, gross receipts, license, payroll, employment, stamp, occupation, windfall profits, environmental, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, together with all interest, penalties, and additions to tax, imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having jurisdiction over the administration or imposition of any Tax.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, including, without limitation, the Company Restructuring Transactions, and each other agreement to be executed and delivered in connection herewith and therewith.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act it is required to take under this Agreement by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

Annex A

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

HIGHPOINT RESOURCES CORPORATION

[●], 2021

1.                  Name. The name of the corporation is HighPoint Resources Corporation (the “Corporation”).

2.                  Address; Registered Office and Agent. The address of the Corporation’s registered office is c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware; and the name of its registered agent at such address is The Corporation Trust Company.

3.                  Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.                  Number of Shares. The Corporation shall have authority to issue 1,000 shares of Common Stock with the par value of $0.01 per share.

5.                  Election of Directors. Unless and except to the extent that the Bylaws of the Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.                  Limitation of Liability; Indemnification.

(A)             The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

(B)              The Corporation shall, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise.

Exhibit A-1

(C)              The rights to indemnification and advancement of expenses under this Article 6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article 6, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

(D)             If a claim for indemnification under this Article 6 (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article 6 is not paid in full within twenty (20) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E)              The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, any provision of this Amended & Restated Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”), the Bylaws, any agreement or vote of stockholders or disinterested directors or otherwise.

(F)              This Article 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(G)             Any Covered Person entitled to indemnification and/or advancement of expenses, in each case pursuant to this Article 6, may have certain rights to indemnification, advancement and/or insurance provided by one or more persons with whom or which such Covered Person may be associated. The Corporation hereby acknowledges and agrees that (i) the Corporation shall be the indemnitor of first resort with respect to any proceeding, expense, liability or matter that is the subject of this Article 6, (ii) the Corporation shall be primarily liable for all such obligations and any indemnification afforded to a Covered Person in respect of a proceeding, expense, liability or matter that is the subject of this Article 6, whether created by law, organizational or constituent documents, contract or otherwise, (iii) any obligation of any persons with whom or which a Covered Person may be associated to indemnify such Covered Person and/or advance expenses or liabilities to such Covered Person in respect of any proceeding shall be secondary to the obligations of the Corporation hereunder, (iv) the Corporation shall be required to indemnify each Covered Person and advance expenses to each Covered Person hereunder to the fullest extent provided herein without regard to any rights such Covered Person may have against any other person with whom or which such Covered Person may be associated or insurer of any such person, and (v) the Corporation irrevocably waives, relinquishes and releases any other person with whom or which a Covered Person may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Corporation hereunder.

Exhibit A-2

(H)             A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

7.                  Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article 7.

[Signature page follows.]

Exhibit A-3

IN WITNESS WHEREOF, the undersigned hereby signs this Second Amended and Restated Certificate of Incorporation as of the date first set forth above.

HighPoint Resources Corporation

By:
Name:
Title:

Exhibit A-4

EXHIBIT B

Term of Parent Senior Notes

Exhibit B

DESCRIPTION OF THE NOTES

Bonanza Creek Energy, Inc. (the “Issuer”) will issue the notes (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among itself, the Subsidiary Guarantors and [●], as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is qualified in its entirety by reference to, the TIA and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under “—Definitions.” For purposes of this “Description of the Notes” section, references to the “Issuer” do not include its subsidiaries.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer’s Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer’s Senior Credit Facility is secured by liens on substantially all assets of the Issuer and each guarantor of the Senior Credit Facility, subject to customary exceptions.

Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the “Holders”). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At the Issuer’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered addresses of the Holders.

Subsidiary Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Subsidiary Guarantees”) initially, by [all of the Subsidiaries of the Issuer]1, but in the future the Indenture may not require all of our Subsidiaries to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

[As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.”]2 However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

1 NTD: to confirm based on post-transaction structure.

2 NTD: to confirm based on post-transaction structure.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)	if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(3)	at such time such Subsidiary Guarantor shall no longer guarantee Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility;

(4)	upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture; or

(5)	upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing.

Principal, Maturity and Interest

The Notes will mature on              , 20263. The Issuer will issue up to $[●] million in aggregate principal amount of the Notes pursuant to the Exchange Offer, on the Issue Date. The Indenture will provide for the issuance of additional notes having identical terms and conditions to the Notes (the “Additional Notes”). The issuance of Additional Notes will be subject to the limitations set forth under the subheading “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the Notes will accrue at the rate of 7.50% per annum and will be payable semiannually in cash in arrears on each            and            , commencing on         , 2021, to the Persons who are registered Holders at the close of business on        and         , respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

3 NTD: to be 5 years from issue date.

2

If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

The Notes will be issued in denominations of at least $2,000 and integral multiples of $1,000 in excess thereof thereafter.

Optional Redemption

The Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, prior to           , 20224, at a redemption price equal to 107.50% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption. On or after         , 2022, the Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)	if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”)), unless such method is otherwise prohibited. Any notice of redemption shall be mailed by first-class mail (or sent electronically if DTC is the recipient) at least 10, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to such redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Issuer by the date of redemption, or by the date of redemption as so delayed.

4 NTD: to be the first anniversary of the Issue Date.

3

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control

The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the “Change of Control Payment Date”); and

(3)	the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

Any Change of Control Offer may be made in advance of a Change of Control, and, at the Issuer’s discretion, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. Other debt securities that the Issuer may issue in the future that rank equally in right of payment with the Notes, may have similar rights. If the Issuer is required to purchase outstanding Notes or such other Indebtedness pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders the rights described under “—Events of Default.” See [“Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control as required by the indenture governing the notes.”]

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Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.

In the event that upon consummation of a Change of Control Offer or Alternate Offer less than 10% of the aggregate principal amount of the Notes (including, without limitation, Additional Notes, if any) that were originally issued are held by Holders other than the Issuer or Affiliates thereof, the Issuer will have the right, upon not less than 10 nor more than 60 days prior notice, given not more than 60 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

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Certain Covenants

Covenant Suspension

During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

•	“—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	Clauses (2) and (3) of the first paragraph and clause (3) of the fourth paragraph of “Merger, Consolidation and Sale of Assets”;

•	“—Limitation on Transactions with Affiliates”; and

•	“—Subsidiary Guarantors.”

If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the Notes are withdrawn or downgraded so the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal or downgrade will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer’s Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.

For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

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Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the Holders or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).

For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

Limitation on Restricted Payments

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	make any Investment (other than a Permitted Investment) in any other Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”; provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)	a Default or an Event of Default shall have occurred and be continuing;

(ii)	the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; or

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(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date, except as provided below (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum (without duplication) of:

(a)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after [●], 2021[5] and on or prior to the last date of the Issuer’s fiscal quarter immediately preceding such Restricted Payment (the “Reference Date”) (treating such period as a single accounting period); plus

(b)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Issue Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

(c)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock after the Issue Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

(d)	an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in “—Limitation on Restricted and Unrestricted Subsidiaries” below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

(e)	the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

(f)	an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), or from the obligation underlying any guarantee previously entered into by the Issuer or a Restricted Subsidiary no longer existing (and without such guarantee having been called upon), in each case not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer); plus

(g)	$[●] million.[6]

5 NTD: to be the beginning of the fiscal quarter in which the Issue Date occurs.

6 NTD: to include rollover amount from 2025 Notes.

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Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1)	the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(5)	if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $4.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer’s Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

(6)	if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a)	in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under “—Change of Control”; or

(b)	in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “—Limitation on Asset Sales”;

(7)	the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

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(8)	repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(9)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Consolidated EBITDAX Coverage Ratio test described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(10)	the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

(11)	the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(12)	any payments in connection with the Merger Transactions, or any payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(13)	any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

(14)	the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

(15)	any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $60.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), and (13) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (12), (14) and (15) of the immediately preceding paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (3)(b) of the second preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of the immediately preceding paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

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A sale will be deemed to be “substantially concurrent” if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such sale.

Limitation on Asset Sales

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, which may be determined as of the date of any agreement with respect to such Asset Sale;

(2)	either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15 % of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

(3)	the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)	to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any Indebtedness secured by a Lien permitted to be incurred pursuant to “—Limitations on Liens” below);

(b)	to permanently repay, redeem or repurchase any Indebtedness of the Issuer or any Subsidiary Guarantor that is not subordinated to the Notes or the Subsidiary Guarantees;

(c)	to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, “Replacement Assets”);

(d)	to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

(e)	to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

(f)	to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(e).

On the 361st day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

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The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.

Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)	the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

(2)	such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:

(1)	the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities; and

(2)	securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion; and

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(3)	with respect to any Asset Sale involving oil and gas properties in which the Issuer or a Restricted Subsidiary retains an interest, the obligation of any purchaser or transferee of such properties or their Affiliates to fund all or a portion of the costs and expenses of exploring or developing such properties.

The requirement of clause (3)(c), (3)(d) or (3)(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.

Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Issuer’s ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer’s financial resources. The exercise by the Holders of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the consent of a majority in principal amount of the Notes (including Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes).

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on or in respect of Capital Stock);

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(2)	make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by a Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by the Issuer or such other Restricted Subsidiary, or of Indebtedness or any other obligation owed by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by such Restricted Subsidiary shall not be deemed a restriction on the ability of a Restricted Subsidiary to make loans or advances or to pay such Indebtedness or such other obligation);

(3)	guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

(4)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(1)	With respect to clauses (1)-(4) above:

(a)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(b)	any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

(c)	(i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

(d)	the Senior Credit Facility;

(e)	customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Industry Investments”;

(f)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(g)	any encumbrance or restriction with respect to any Person at the time it becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(h)	customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

(i)	any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Lien;

(j)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

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(k)	an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

(l)	Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

(m)	the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(n)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(o)	any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred pursuant to “--Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above if (x) either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction will not affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Issuer, and (y) the encumbrance or restriction is not materially more restrictive, taken as a whole, than the provisions contained in the Senior Credit Facility or the Indenture;

(p)	any Permitted Investment; and

(2)	with respect to clause (4) above only:

(a)	any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Finance Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

(b)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(c)	provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

(d)	provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

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Limitation on Liens

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:

(1)	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

(2)	in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Merger, Consolidation and Sale of Assets

Other than the Merger Transaction, the Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:

(1)	either:

(a)	(i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

(b)	the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer’s assets (as so determined) (the “Surviving Entity”):

(x)	shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;

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(3)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

(4)	the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture, and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.

Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under “—Limitation on Asset Sales”) will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2)	such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.

Upon any consolidation or merger of any Subsidiary Guarantor in accordance with the second preceding paragraph (excluding any merger or consolidation of a Subsidiary Guarantor whose Subsidiary Guarantee is to be released as specified in the second preceding paragraph and any merger or consolidation of a Subsidiary Guarantor referred to in the immediately preceding paragraph) in which such Subsidiary Guarantor is not the continuing Person, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture and the Notes with the same effect as if such Person had been named as such.

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Limitation on Transactions with Affiliates

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) involving aggregate consideration in excess of $2.0 million with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary from a financial point of view, or are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by the Board of Directors of the Issuer, including a majority of the disinterested members of the Board of Directors of the Issuer, if any, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuer shall, prior to the consummation thereof, deliver an officers’ certificate to the Trustee certifying that such transaction complies with the foregoing provision.

The restrictions set forth in the second paragraph of this covenant shall not apply to:

(1)	reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(2)	transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

(3)	any Investment or other Restricted Payments permitted by the Indenture;

(4)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Issuer;

(5)	(a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, or the receipt by the Issuer of any capital contribution from the holders of its Capital Stock;

(7)	transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date (including the Merger Transaction), including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;

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(8)	transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

(9)	transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

(10)	(a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

(11)	any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Limitation on Restricted and Unrestricted Subsidiaries.

On the Issue Date, [all] of the Subsidiaries of the Issuer will be Restricted Subsidiaries.7 The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any designation), (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment deemed to be made in that Subsidiary is made in compliance with the covenant described above under “—Limitation on Restricted Payments.” After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary.

After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under “—Limitation on Restricted Payments” above. Upon such permitted redesignation, such former Restricted Subsidiary’s Subsidiary Guarantee will be released.

Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary shall be evidenced to the Trustee by the filing with the Trustee of an officers’ certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

For purposes of the covenant described under “—Limitation on Restricted Payments” above:

(1)	an “Investment” shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer’s equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary (“net worth” to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer); and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer.

7 NTD: to confirm based on post-transaction structure.

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Notwithstanding the foregoing, the Issuer may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:

(1)	the Issuer or any Restricted Subsidiary:

(a)	provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

(b)	is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

(2)	such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

During any Fall-Away Period, a Restricted Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15 % of the Issuer’s Adjusted Consolidated Net Tangible Assets.

Subsidiary Guarantors

If, after the Issue Date, the Issuer or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility, then, in either case, that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering an officers’ certificate and an opinion of counsel to the Trustee within 30 days after the date that Subsidiary was acquired or created or on which it guaranteed such Indebtedness.

Reports to Holders

The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the Commission for public availability (or furnish to the Holders and securities analysts and prospective investors (upon request):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the Commission and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

The Issuer will be deemed to have furnished to the Holders and to securities analysts and prospective investors the reports or information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the second paragraph of this covenant if the Issuer has posted such reports or information on the Issuer Website with access to current and prospective investors. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.bonanzacrk.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.

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This covenant will not impose any duty on the Issuer under the Sarbanes-Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

No Personal Liability of Directors, Officers and Employees

No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer’s or any Subsidiary Guarantor’s obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

(2)	the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) “—Change of Control” and (ii) “—Certain Covenants—Limitation on Asset Sales,” which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes);

(3)	the failure to comply with any other covenant contained in the Indenture and described above under the caption “—Certain Covenants,” which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of “—Certain Covenants—Merger, Consolidation and Sale of Assets” which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) “—Certain Covenants—Reports to Holders,” which will constitute an Event of Default only after a period of 90 days after such notice);

(4)	the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

(5)	a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

(6)	one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

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(7)	certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

(8)	any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (in each case other than in accordance with the terms of the Indenture).

The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, in the event that the Trustee is deemed to have notice of such Event of Default, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The effect of such provision may be limited by applicable law. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers’ certificate that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

The Indenture will provide that Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder or that would in the opinion of its counsel involve the Trustee in personal liability.

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The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within ten Business Days to deliver to the Trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the ten-Business Day period.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”).

Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under “—Change of Control” and under all of the covenants that are described in the “—Certain Covenants” (other than the covenant described in the first paragraph under “—Merger, Consolidation and Sale of Assets,” except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under “—Events of Default” and the limitations described in clause (2) of the first paragraph under the covenant “—Merger, Consolidation and Sale of Assets” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes (“Covenant Defeasance”). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

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(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default, of which the Trustee is deemed to have notice, shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) or any other Indebtedness incurred under clause (2) of the definition of “Permitted Indebtedness”;

(6)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

(8)	the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

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(2)	the Issuer has paid all other sums payable under the Indenture by the Issuer; and

(3)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Modification of the Indenture

From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Special Interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes including as described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”;

(5)	make any Notes payable in money other than that stated in the Notes;

(6)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default in the payment of principal of, premium, if any, or interest on, the Notes (except (i) a payment required by one of the covenants described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales” or (ii) a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

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(7)	modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders; or

(8)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The Holders of a majority of the principal amount of the Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption “Modification of the Indenture.”

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. A successor Trustee may be appointed in accordance with the terms of the Indenture.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

We will issue the Notes in the form of global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the Global Notes, that nominee will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indentures. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the DTC, as the holder of the Global Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Notes registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Notes owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuer will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or otherwise.

Definitions

Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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“Acquired Indebtedness” means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Acquired Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” of a Person means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer’s petroleum engineers as of a date no earlier than the date of the Issuer’s latest annual consolidated financial statements (or, if such date of determination is within 45 days after the end of such most recently completed fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, the Issuer’s second preceding fiscal year) or, at the Issuer’s option, the Issuer’s most recently completed fiscal quarter for which internal financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end or quarterly reserve report; and

(ii)	estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since the date of such year-end or quarterly reserve report; and

(iv)	estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer’s petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus

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(b)	the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the date of the Issuer’s most recent annual or quarterly financial statements; plus

(c)	the Net Working Capital on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements; plus

(d)	with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer’s or its consolidated Restricted Subsidiaries’ gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer’s latest audited financial statements; minus

(2)	minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer’s latest audited financial statements.

In addition to, but without duplication of, the foregoing, for purposes of this definition, “Adjusted Consolidated Net Tangible Assets” shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the “Assets Transaction Date”), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Alternate Offer” has the meaning set forth under “—Change of Control.”

“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division, operating unit, segment, business, group of related assets or line of business of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

(1)	any Capital Stock of any Restricted Subsidiary; or

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(2)	any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

(a)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of “—Certain Covenants—Merger, Consolidation and Sale of Assets” or (ii) subject to the provisions of “—Change of Control”;

(b)	any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of “—Certain Covenants—Limitation on Restricted Payments” above;

(c)	disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries;

(d)	the sale, lease, conveyance, disposition or other transfer (each, a “Transfer”) by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

(e)	any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

(f)	any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

(g)	surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

(h)	any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

(i)	any Asset Swap;

(j)	the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

(k)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

(l)	any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(m)	the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

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(n)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(o)	the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

(p)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor any such Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(q)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(r)	the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Asset Swap” means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary; provided, further, that any Net Cash Proceeds received must be applied in accordance with “—Certain Covenants—Limitation on Asset Sales.”

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Senior Credit Facility; provided that the Borrowing Base under such Credit Facility is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

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“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7)	money market mutual or similar funds having assets in excess of $100 million.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer (other than pursuant to a merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer to any Person or group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than the Issuer or a Restricted Subsidiary;

(2)	the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)	any transaction as a result of which any Person or group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or group shall be deemed to be a beneficial owner of all securities such Person or group shall have the right to acquire or vote within one year), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, other than any such transaction in which the outstanding Capital Stock of the Issuer is changed into or exchanged for Capital Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the aggregate total Voting Stock of the surviving Person or such parent immediately following such transaction.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (c) a Change of Control shall not be deemed to occur upon the consummation of the Merger Transaction or any actions undertaken by the Issuer or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Issuer or such Restricted Subsidiary.

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“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreements” means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Properties” means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

“Consolidated EBITDAX” means, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense;

(c)	the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

(d)	Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business), all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDAX Coverage Ratio” means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the “Transaction Date”) to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDAX” and “Consolidated Fixed Charges” shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

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(2)	any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated EBITDAX Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Issuer for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

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(2)	the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, with respect to the Issuer for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

(2)	the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

(3)	to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)	any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2)	any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(3)	the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

(4)	the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

(5)	(a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

(6)	in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer’s assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)	any non-cash charges related to a ceiling test write-down under GAAP;

(8)	any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

(9)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

(10)	any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

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(11)	all net income or loss of Unrestricted Subsidiaries;

(12)	any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

(13)	any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Facility” means, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facility), commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures, in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

“Crude Oil and Natural Gas Business” means:

(1)	the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

(2)	the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3)	activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Crude Oil and Natural Gas Properties” means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned “proved oil and gas reserves,” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

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“Crude Oil and Natural Gas Related Assets” means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Asset Sales” and “—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under “—Change of Control” or “—Certain Covenants —Limitation on Asset Sales” are so purchased).

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, Fair Market Value shall be determined by an officer of the Issuer acting in good faith, which determination will be conclusive for all purposes under the Indenture.

“Fall-Away Period” has the meaning set forth under “Certain covenants—Covenant suspension”.

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“Finance Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease or finance lease for financial reporting purposes in accordance with GAAP (but excluding any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Finance Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Notes” has the meaning set forth under “Book-Entry, Delivery and Form.”

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock. The term “guarantee” used as a verb has a corresponding meaning.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“HPR” means HighPoint Resources Corporation, a Delaware corporation (formerly Bill Barrett Corporation).

“HPR Senior Notes” means HPR’s 8.75% Senior Notes due 2025 and 7.00% Senior Notes due 2022.

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“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” Notwithstanding the foregoing, solely for purposes of determining compliance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

(4)	unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Finance Lease Obligations of such Person;

(3)	all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding Trade Accounts Payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4)	all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6)	all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

(7)	all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

(8)	all Disqualified Stock issued by such Person with the “amount” or “principal amount” of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

(9)	any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

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For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer. Notwithstanding the foregoing, (i) accrued expenses and Trade Accounts Payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, “Indebtedness” will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

(1)	the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2)	the “amount” or “principal amount” of any Finance Lease Obligation shall be the amount determined in accordance with the definition thereof;

(3)	the “amount” or “principal amount” of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

(4)	the “amount” or “principal amount” of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

(5)	the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(6)	the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreements” means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.

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“Investment” means, with respect to any Person, any direct or indirect:

(1)	loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

(2)	purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3)	guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above); and

(4)	other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Investment” shall exclude direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on a balance sheet, endorsements for collection or deposits arising in the ordinary course of business, any loan or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Merger Transaction” means the Agreement of Plan and Merger, dated as of [●], 2020, by and among [the Issuer], [Merger Sub] and [HPR] and all related documents and agreements, in each case as amended, and all transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

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“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post-closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Working Capital” means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133); provided that current assets and current liabilities shall exclude Consolidated Non-cash Charges.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.

“Permitted Acquisition Indebtedness” means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:

(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)	a Person that was merged or consolidated into the Issuer or a Restricted Subsidiary prior to the date on which such Person was merged or consolidated into the Issuer or a Restricted Subsidiary;

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary or the date of such incurrence, as applicable, after giving pro forma effect thereto,

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDAX Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,”

(b)	the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

(c)	the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

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“Permitted Indebtedness” means, without duplication, each of the following:

(1)	the Notes issued on the Issue Date and any Subsidiary Guarantees of the Notes;

(2)	Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $550.0 million and (ii) the Borrowing Base as in effect as of the date of such incurrence; provided, that any Indebtedness incurred under this clause (2) must be secured on a basis that is or would be pari passu with the Senior Credit Facility as in effect on the date of the Indenture;

(3)	Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

(4)	Indebtedness (including any HPR Senior Notes acquired or assumed by the Issuer in connection with the Merger Transaction) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

(5)	the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (2) or (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

(6)	Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

(7)	Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)	Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(10)	Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above (other than pursuant to clauses (3), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

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(11)	Finance Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $100.0 million;

(12)	obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

(13)	Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(14)	Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

(15)	Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(16)	Permitted Acquisition Indebtedness;

(17)	Indebtedness of the Issuer or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $40.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

(18)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

(19)	additional Indebtedness of the Issuer or any of its Restricted Subsidiaries, or the issuance by the Issuer of any Disqualified Stock or by any Restricted Subsidiary of Preferred Stock, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock after giving pro forma effect to such incurrence or issuance and the application of proceeds thereof; and (b) $150.0 million.

In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including, without limitation, Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or Preferred Stock permitted under such covenant) that complies with that covenant. Indebtedness or Preferred Stock permitted by such covenant need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions permitting such Indebtedness or Preferred Stock. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may incur under such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

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“Permitted Industry Investments” means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:

(1)	capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

(2)	entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Issuer;

(3)	ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

(4)	Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

“Permitted Investments” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

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(3)	Investments in cash and Cash Equivalents;

(4)	Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with “—Certain Covenants Limitation on Asset Sales” above;

(5)	Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

(6)	Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

(7)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)	loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant “—Certain Covenants—Limitation on Transactions with Affiliates”;

(10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

(11)	Investments in any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(13)	Investments in any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(14)	Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(15)	guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

(16)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under “—Certain Covenants—Merger, Consolidation and Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(17)	repurchases of or other Investments in the Notes;

(18)	Investments in any units of any oil and gas royalty trust;

(19)	guarantees of Indebtedness permitted under the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(20)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(21)	advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries;

(22)	Investments made pursuant to the Merger Transaction; and

(23)	additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (23) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $100.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

With respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Liens” means each of the following types of Liens:

(1)	Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

(2)	Liens securing Indebtedness outstanding under the Credit Facilities permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(3)	Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

(4)	Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

(5)	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6)	Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7)	statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

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(8)	Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party or deposits as security for contested taxes or indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(9)	judgment and attachment Liens not giving rise to an Event of Default;

(10)	easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(11)	any interest or title of a lessor under any Finance Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation;

(12)	Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 360 days of such acquisition or construction;

(13)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;

(14)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15)	Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

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(16)	Liens securing Acquired Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; provided, however, that (i) such Liens that secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured such Acquired Indebtedness prior to the time such Acquired Indebtedness became Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17)	Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

(18)	Liens securing Indebtedness incurred to finance, or Finance Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 360 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(19)	Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

(20)	royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

(21)	with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of “Permitted Industry Investments,” and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;

(22)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(23)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person;

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provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(25)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

(26)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)	Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

(28)	Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

(29)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30); provided, however, that:

(a)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(30)	Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(31)	to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(32)	Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(33)	to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

(34)	Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $100.0 million or (y) 5.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

(35)	solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

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In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

“Public Equity Offering” means an underwritten public Equity Offering by the Issuer.

“Purchase Money Indebtedness” means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) the Issuer’s intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 60 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes), each of the Rating Agencies decreases its rating of the Notes to a rating that is below its rating of the Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies; provided, however, that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

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“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:

(1)	does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium paid in connection with such Refinancing and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

(2)	(x) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced and (y) has a final maturity date or redemption date, as applicable, either (i) no earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced, or (ii) no earlier than 91 days after to the maturity date of the Notes; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

“Replacement Assets” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Property” means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated as an Unrestricted Subsidiary pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

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“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means the debt facility provided for under the Credit Agreement dated as of December 7, 2018 among Bonanza Creek Energy, Inc. as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Significant Subsidiary” means a Restricted Subsidiary of a Person that is also a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” shall have the meaning assigned to such term under “—Subsidiary Guarantees.”

“Subsidiary Guarantor” means each of the Issuer’s Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Trade Accounts Payable” means (a) accounts payable or other obligations of the Issuer or any Restricted Subsidiary created or assumed by the Issuer or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion, production and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person, in each case, measured by voting power rather than number of shares.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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EXHIBIT C

Registration Rights Agreement

Exhibit C

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is by and among Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger dated as of November 9, 2020, among the Company, Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and HighPoint Resources Corporation, a Delaware corporation (the “Merger Agreement”); and

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, including the Exchange Offer (as defined therein), the Company will issue to the Holder the Shares (as defined below) in accordance with the terms of the Merger Agreement.

WHEREAS, this Agreement shall become effective as of the Effective Time (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other hand, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph.

“Block Trade” has the meaning set forth in Section 2.3.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” has the meaning set forth in Section 2.5(c)(i).

“Effective Time” has the meaning assigned such term in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exchange Offer” has the meaning assigned such term in the Merger Agreement.

“Final Period” means the period of time beginning on the first anniversary of the Effective Time and ending on the second anniversary of the Effective Time.

“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).

“Holder” has the meaning set forth in the introductory paragraph and Article V.

“Holder Securities” has the meaning set forth in Section 2.2(b)(i).

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Initial Period” means the period of time beginning with the Effective Time and ending on the seven month anniversary of the Effective Time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor federal statute, and the regulations of U.S. Treasury thereunder, all as the same shall be in effect at the time.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Losses” has the meaning set forth in Section 3.1.

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“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Merger” has the meaning assigned such term in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Organized Offering” means a Shelf Underwritten Offering or a Block Trade.

“Permitted Transferee” means any Affiliate of the Holder, provided that such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.5(a).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Registrable Securities” shall mean (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144 under the Securities Act, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Article V; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registration Expenses” means (a) all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, and (b) reasonable fees and disbursements of one legal counsel for the Holder; in each case, excluding any Selling Expenses.

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“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(b).

“Section 2.5 Maximum Number of Shares” has the meaning set forth in Section 2.5(c).

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

“Shares” means the number of shares of Common Stock issuable to the Holder pursuant to the terms of the Exchange Offer as contemplated by the Merger Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Subsequent Period” means the period of time beginning on the seven month anniversary of the Effective Time and ending on the one year anniversary of the Effective Time.

“Suspension Period” has the meaning set forth in Section 2.4.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means a registered underwritten offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and the Holder could be named as a selling security holder without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

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Article II

REGISTRATION RIGHTS

Section 2.1           Shelf Registration.

(a)               Within 20 Business Days of the written request of the Holder, which written request may be delivered no earlier than three months after the Effective Time, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”), and the Company shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall notify the Holder of the effectiveness of such Registration Statement.

(b)               The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the Holder to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holder and requested by the Holder.

(c)               The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 6.1.

(d)               When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.2           Underwritten Shelf Offering Requests.

(a)               In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company under a Registration Statement pursuant to an Underwritten Offering, the Company shall, at the request of the Holder, subject to the agreement of the Company on the form of such Underwritten Offering (whether a typical underwritten offering, or an overnight or bought deal), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(c) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Holder in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Shelf Underwritten Offerings that are initiated by the Holder pursuant to this Section 2.2 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to this Section 2.2 or Section 2.3 during or after the Subsequent Period.

(b)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Holder in writing of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by any other Persons having registration rights with respect to such offering, when added to the number of Registrable Securities proposed to be offered by the Holder, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)                 First, all Registrable Securities that the Holder requested to be included therein (the “Holder Securities”), and

(ii)              Second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(c)               The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the Holder shall select the Managing Underwriter and the other underwriters. The Holder shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.4.

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Section 2.3           Block Trades. In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company pursuant to an unregistered block trade with the assistance of the Company (a “Block Trade”), the Company shall, at the request of the Holder, enter into customary agreements and shall take all such other customary actions as are requested by the Holder in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Block Trades that are initiated by the Holder pursuant to this Section 2.3 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to Section 2.2 or this Section 2.3 during or after the Subsequent Period.

Section 2.4           Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (i) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering, (ii) suspend the Holder’s use of any prospectus that is a part of a Shelf Registration Statement upon written notice to the Holder (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event the Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), or (iii) delay a Block Trade, in each case for a period of up to 60 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of Common Stock pursuant to a Registration Statement, (B) that such registration or offering would render the Company unable to comply with applicable securities Laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any 12-month period.

Section 2.5           Piggyback Registration Rights.

(a)               Subject to Section 2.5(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to the Holder, which notice shall be held in strict confidence by the Holder and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holder’s rights under this Section 2.5(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.5(a) would adversely affect the offering, no such notice shall be required (and the Holder shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.5(a), the Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holder received notice pursuant to this Section 2.5(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from the Holder is received within such period, the Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.5(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Holder; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.5(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Holder (which the Holder will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)               The Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. The Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that the Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to the Holder pursuant to this Section 2.5 and the Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c)               If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Holder with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.5 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)                 First, (A) if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii)              Second, (A) if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Holder with respect to such offering, pro rata among the Holder and such other holders based on the number of shares of Common Stock each requested to be included and, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder.

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Section 2.6           Participation in Underwritten Offerings.

(a)               In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.5, the underwriting agreement into which the Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. The Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.

(b)               Any participation by the Holder in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c)               In connection with any Piggyback Underwritten Offering in which the Holder includes Registrable Securities pursuant to Section 2.5, the Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, lock-ups or “hold back” agreements pursuant to which the Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than the Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering), powers of attorney and questionnaires.

Section 2.7           Registration Procedures.

(a)               In connection with its obligations under this Article II (other than Section 2.3), the Company will:

(i)                 promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Holder set forth in such Registration Statement;

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(ii)              furnish to the Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Holder may reasonably request;

(iii)            if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as the Holder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities owned by the Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)             in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to the Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(v)               promptly notify the Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Holder promptly prepare and file or furnish to the Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

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(vi)             otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(vii)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)        cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed; and

(ix)             in connection with any Underwritten Offering or Block Trade, enter into such customary agreements and take such other actions as the Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(x)               in connection with any Underwritten Offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)               The Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(v), the Holder will forthwith discontinue the Holder’s disposition of Registrable Securities pursuant to the Registration Statement until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in the Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8           Cooperation by Holder. The Company shall have no obligation to include Registrable Securities in any Registration Statement or Underwritten Offering if the Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding the Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.9           Liquidity Agreements.

(a)               (i)      Upon consummation of the Merger and the Exchange Offer contemplated by the Merger Agreement, the Company issued to the Holder [●]1 Shares, representing [in excess of 20%]2 of the outstanding shares of Common Stock of the Company in accordance with the terms of the Merger Agreement. The Holder owns all of the Shares received by the Holder and any of its Affiliates in the Merger and Exchange Offer. Without the prior written consent of the Company, the Holder agrees not to effect any Transfer, or publicly announce an intention to effect any Transfer, of Company Common Stock for a period from the Effective Time to and including the earlier of:

1 NTD: Exact number to be completed at Closing.

2 NTD: Exact number to be completed at Closing.

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(A)             two years from the Effective Time, and

(B)              the last day of the fiscal quarter in which the Holder collectively owns less than 10% of the Company’s outstanding Common Stock.

(ii)              The restrictions under this Section 2.9(a) shall not apply to sales by the Holder of shares of Common Stock of the Company that do not, in any one-month period:

(A)             during the Initial Period, exceed 1% of the Company’s outstanding Common Stock;

(B)              during the Subsequent Period, exceed 1.5% of the Company’s outstanding Common Stock; and

(C)              during the Final Period, exceed 2% of the Company’s outstanding Common Stock.

(b)               The Holder agrees not to effect any sale or distribution of Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to the Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.9(b) shall not apply to the Holder if (A) the Holder has delivered (and not revoked) an Opt-Out Notice to the Company or (B) the Holder, owns less than 10% of the Company’s outstanding Common Stock.

(c)               Until the two-year anniversary of the Effective Time, the Holder shall provide the Company with written attestation of its compliance with Section 2.9(a) within five Business Days after the last day of each fiscal quarter of the Company.

Section 2.10       Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. The Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

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Article III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1           Indemnification by the Company. The Company will indemnify and hold harmless the Holder, its officers and directors and each Person (if any) that controls the Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including reasonable costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (“Losses”) as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Holder expressly for use therein.

Section 3.2           Indemnification by the Holder. The Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Holder expressly for use in such Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

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Section 3.3           Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Indemnified Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4           Contribution.

(a)               If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and the Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(b)               The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, the Holder shall not be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by the Holder, less the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article IV
RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)               make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)               file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)               so long as the Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

Article V
TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS

The rights to cause the Company to register Registrable Securities or assist in a Block Trade under Article II of this Agreement may be transferred or assigned by the Holder to one or more Transferees of Registrable Securities if such Transferee is a Permitted Transferee and such Transferee has delivered to the Company a duly executed Adoption Agreement. Following any Transfer in compliance with this Article V, references to the “Holder” in this Agreement shall include the Holder and any Permitted Transferee(s) collectively as a group.

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Article VI

MISCELLANEOUS

Section 6.1           Effectiveness. This Agreement shall not become effective until the Effective Time and shall thereafter be effective until terminated in accordance with the terms of this Agreement. In the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate, regardless of any other provisions set forth in this Agreement.

Section 6.2           Termination. After effectiveness in accordance with Section 6.1, this Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the second anniversary of the date hereof or (b) on such earlier date on which both (i) the Holder owns less than 2.5% of the Company’s voting securities and (ii) all Registrable Securities owned by the Holder may be sold without restriction (including any limitation thereunder on volume or manner of sale and without the need for current public information) pursuant to Rule 144 under the Securities Act; provided, however, that Article III shall survive any termination hereof.

Section 6.3           Severability and Construction. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Merger Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party hereto shall not incur any liability or obligation unless such party hereto did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.4           Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a)               THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b)               THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF the General Corporation Law of the State of Delaware, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 6.7 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 6.4.

Section 6.5           Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

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Section 6.6          Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by the Holder without the prior written consent of the Company.

Section 6.7           Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)               If to the Company, to:

Bonanza Creek Energy, Inc.

410 17th St.

Denver, CO 80202

Attention: Skip Marter, General Counsel

E mail: SMarter@bonanzacrk.com

(b)               If to the Holder, to the address or electronic mail addresses of the Holder as it appears on the Holder’s signature page attached hereto or such other address as may be designated in writing by the Holder;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any notice given by delivery, mail, or courier shall be effective when received.

Section 6.8           Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.9           Entire Agreement. Except as otherwise explicitly provided herein, this Agreement (together with the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement), and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the parties hereto with respect thereto.

Section 6.10         Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a party hereto has been duly authorized and empowered to execute and deliver this Agreement on behalf of said party hereto.

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Section 6.11        Further Assurances. Subject to the other terms of this Agreement, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the transactions contemplated by the Merger Agreement, as applicable.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

THE COMPANY:

Bonanza Creek Energy, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

holder:

FRANKLIN ADVISERS, INC.

By:
Name:
Title:

Address: [●] Contact Person: [●] Telephone No: [●] Email: [●]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [●], 2021, between Bonanza Creek Energy, Inc. (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”) (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of the Registration Rights Agreement among the Company and the Holder.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

____________________________________

____________________________________

Address:

Contact Person:

Telephone No:

Email:

Exhibit A

EXHIBIT B

Term of Parent Senior Notes

Exhibit B

DESCRIPTION OF THE NOTES

Bonanza Creek Energy, Inc. (the “Issuer”) will issue the notes (the “Notes”) under an indenture to be dated as of the Issue Date (the “Indenture”) among itself, the Subsidiary Guarantors and [●], as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary of certain provisions of the Indenture does not purport to be complete and (except to the extent inconsistent with the following summary) is qualified in its entirety by reference to, the TIA and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Issuer. The definitions of certain capitalized terms used in the following summary are set forth below under “—Definitions.” For purposes of this “Description of the Notes” section, references to the “Issuer” do not include its subsidiaries.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes will be senior unsecured obligations of the Issuer ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuer and will rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer. The Subsidiary Guarantees (as defined below) will be senior unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors, and will rank senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuer and the Subsidiary Guarantors, including indebtedness under the Issuer’s Senior Credit Facility to the extent of the value of the assets securing such indebtedness. The Issuer’s Senior Credit Facility is secured by liens on substantially all assets of the Issuer and each guarantor of the Senior Credit Facility, subject to customary exceptions.

Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee’s corporate trust office. The Issuer may change any paying agent and registrar without notice to holders of the Notes (the “Holders”). The registered Holder of any note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture. The Issuer will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At the Issuer’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered addresses of the Holders.

Subsidiary Guarantees

The Issuer’s obligations under the Notes and the Indenture will be jointly and severally guaranteed (the “Subsidiary Guarantees”) initially, by [all of the Subsidiaries of the Issuer]1, but in the future the Indenture may not require all of our Subsidiaries to guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

[As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.”]2 However, under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Subsidiary Guarantor and that is designated an Unrestricted Subsidiary will be released from its Subsidiary Guarantee and its obligations under the Indenture; and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Issuer for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

1 NTD: to confirm based on post-transaction structure.

2 NTD: to confirm based on post-transaction structure.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any borrowings or guarantees under any Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment for distribution under its Subsidiary Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

A Subsidiary Guarantor shall be released from its obligations under its Subsidiary Guarantee and its obligations under the Indenture:

(1)	in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2)	if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively;

(3)	at such time such Subsidiary Guarantor shall no longer guarantee Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility;

(4)	upon Covenant Defeasance, Legal Defeasance or satisfaction and discharge of the Indenture as provided pursuant to the defeasance or satisfaction and discharge provisions of the Indenture; or

(5)	upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing.

Principal, Maturity and Interest

The Notes will mature on              , 20263. The Issuer will issue up to $[●] million in aggregate principal amount of the Notes pursuant to the Exchange Offer, on the Issue Date. The Indenture will provide for the issuance of additional notes having identical terms and conditions to the Notes (the “Additional Notes”). The issuance of Additional Notes will be subject to the limitations set forth under the subheading “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Interest on the Notes will accrue at the rate of 7.50% per annum and will be payable semiannually in cash in arrears on each            and            , commencing on         , 2021, to the Persons who are registered Holders at the close of business on        and         , respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on overdue principal and interest, if any, will accrue at the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.

3 NTD: to be 5 years from issue date.

2

If any payment date falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

The Notes will be issued in denominations of at least $2,000 and integral multiples of $1,000 in excess thereof thereafter.

Optional Redemption

The Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, prior to           , 20224, at a redemption price equal to 107.50% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption. On or after         , 2022, the Notes will be redeemable, at the Issuer’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus unpaid accrued interest, if any, thereon to the date of redemption.

Selection and Notice of Redemption

If less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)	if the Notes are not then listed or admitted to trading on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company (“DTC”)), unless such method is otherwise prohibited. Any notice of redemption shall be mailed by first-class mail (or sent electronically if DTC is the recipient) at least 10, but not more than 60, days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. Notes called for redemption become due on the date fixed for redemption, subject to satisfaction of any conditions to such redemption. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuer has previously deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent. If a redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Issuer by the date of redemption, or by the date of redemption as so delayed.

4 NTD: to be the first anniversary of the Issue Date.

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Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales.” The Issuer may, at any time and from time to time, purchase Notes in the open market or otherwise.

Change of Control

The Indenture will provide that upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Issuer purchase all or any portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus unpaid accrued interest, if any, thereon to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date).

Within 30 days following the date upon which the Change of Control Triggering Event occurred, the Issuer must send, by first class mail, postage prepaid, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the following:

(1)	that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus unpaid accrued interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; such purchase date, the “Change of Control Payment Date”); and

(3)	the instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) notice of redemption of all Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

Any Change of Control Offer may be made in advance of a Change of Control, and, at the Issuer’s discretion, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in effect for the Change of Control at the time of making the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control Payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. Other debt securities that the Issuer may issue in the future that rank equally in right of payment with the Notes, may have similar rights. If the Issuer is required to purchase outstanding Notes or such other Indebtedness pursuant to a Change of Control Offer, the Issuer expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Issuer cannot assure any Holder that the Issuer would be able to obtain such financing. In addition, the Issuer may be required to obtain a waiver or amendment under the Senior Credit Facility to permit the repurchase of the Notes. The Issuer cannot assure you that it could obtain such a waiver or amendment. Additionally, the occurrence of certain change of control events identified in the Senior Credit Facility would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility. The failure of the Issuer to make or consummate the Change of Control Offer or pay the required amount for any Notes tendered and not withdrawn when due will constitute a Default under the Indenture and will otherwise give the Trustee and the Holders the rights described under “—Events of Default.” See [“Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control as required by the indenture governing the notes.”]

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Restrictions in the Indenture described herein on the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments, to engage in mergers or similar transactions and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future.

A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The definition of Change of Control includes a phrase relating to the sale, lease, exchange or other transfer of “all or substantially all” of the properties or assets of the Issuer. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Issuer to repurchase its Notes as a result of a sale, lease, exchange or other transfer of less than all of the assets of the issuer to another Person or group may be uncertain.

In the event that upon consummation of a Change of Control Offer or Alternate Offer less than 10% of the aggregate principal amount of the Notes (including, without limitation, Additional Notes, if any) that were originally issued are held by Holders other than the Issuer or Affiliates thereof, the Issuer will have the right, upon not less than 10 nor more than 60 days prior notice, given not more than 60 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes (including any Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

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Certain Covenants

Covenant Suspension

During any period of time that (a) the Notes have an Investment Grade Rating and (b) no Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the Indenture described under:

•	“—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	Clauses (2) and (3) of the first paragraph and clause (3) of the fourth paragraph of “Merger, Consolidation and Sale of Assets”;

•	“—Limitation on Transactions with Affiliates”; and

•	“—Subsidiary Guarantors.”

If the Issuer and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the Notes are withdrawn or downgraded so the Notes no longer have an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Issuer and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal or downgrade will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions which occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the Indenture or cause an Event of Default thereunder.

The Indenture will contain, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock

Other than Permitted Indebtedness, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or issuance of Preferred Stock, then the Issuer and the Restricted Subsidiaries or any of them may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock, in each case, if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Issuer’s Consolidated EBITDAX Coverage Ratio would have been greater than 2.25 to 1.0.

For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

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Indebtedness or Preferred Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

The Issuer will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, other than the Notes and the Subsidiary Guarantees, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the Holders or such Subsidiary Guarantee as the subordination provisions of such Indebtedness (or agreement).

For purposes of the Indenture, no Indebtedness will be deemed to be subordinate or junior in right of payment to other Indebtedness solely by virtue of not having the benefit of a Lien on assets, or guarantee of a Person, that benefits the other Indebtedness or having the benefit of such a Lien or guarantee ranking subordinate or junior to a Lien or guarantee benefiting the other Indebtedness.

Limitation on Restricted Payments

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions made to the Issuer or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Capital Stock of the Issuer or any Restricted Subsidiary to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any Restricted Subsidiary (or make any other payment on account of, or set apart money for a sinking fund or other analogous fund for the purchase, redemption or other acquisition or retirement for value of, any Capital Stock of the Issuer or any Restricted Subsidiary) other than through the exchange therefor solely of Qualified Capital Stock of the Issuer and other than any acquisition or retirement for value from, or payment to, the Issuer or any Restricted Subsidiary;

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value before twelve months prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be (other than a purchase, repurchase or other acquisition of any such subordinated or junior Indebtedness that is so purchased, repurchased or otherwise acquired in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)	make any Investment (other than a Permitted Investment) in any other Person;

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”; provided, however, that no Permitted Investment shall be deemed to be a Restricted Payment), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)	a Default or an Event of Default shall have occurred and be continuing;

(ii)	the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the first paragraph of the covenant “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; or

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(iii)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date, except as provided below (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum (without duplication) of:

(a)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned after [●], 2021[5] and on or prior to the last date of the Issuer’s fiscal quarter immediately preceding such Restricted Payment (the “Reference Date”) (treating such period as a single accounting period); plus

(b)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer from any Person (other than a Restricted Subsidiary of the Issuer) from the issuance and sale of Qualified Capital Stock of the Issuer after the Issue Date (excluding any net cash proceeds from an Equity Offering used to redeem the Notes); plus

(c)	100% of the aggregate net cash proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock after the Issue Date (excluding any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus

(d)	an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, distributions, redemptions or repurchases, sales or other dispositions thereof, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in “—Limitation on Restricted and Unrestricted Subsidiaries” below), not to exceed, in the case of any such redesignation, the amount of Investments previously made by the Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

(e)	the amount by which Indebtedness of the Issuer is reduced on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer or its Restricted Subsidiaries that is convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer to the holder of such Indebtedness upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds, or the Fair Market Value of Property (including any Property received in any Asset Acquisition or other acquisition) other than cash, received by the Issuer or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Restricted Subsidiary of the Issuer); plus

(f)	an amount equal to the net reduction in Investments (other than Permitted Investments) resulting from dividends, distributions, redemptions or repurchases, proceeds of sales or other dispositions thereof, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of merger or liquidation), in each case to the Issuer or to any Restricted Subsidiary of the Issuer from any Person (other than the Issuer or a Restricted Subsidiary), or from the obligation underlying any guarantee previously entered into by the Issuer or a Restricted Subsidiary no longer existing (and without such guarantee having been called upon), in each case not to exceed the amount in respect of such Investment which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Issuer); plus

(g)	$[●] million.[6]

5 NTD: to be the beginning of the fiscal quarter in which the Issue Date occurs.

6 NTD: to include rollover amount from 2025 Notes.

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Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1)	the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof if the dividend, redemption or distribution payment, as the case may be, would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of the Issuer or any Restricted Subsidiary, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Qualified Capital Stock of the Issuer;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Issuer, (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of (a) Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness or (iii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(4)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Disqualified Stock of the Issuer or any Subsidiary Guarantor either (i) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Issuer) of Refinancing Indebtedness or (ii) solely in exchange for Indebtedness constituting Refinancing Indebtedness;

(5)	if no Default or Event of Default shall have occurred and be continuing, the redemption or repurchase of equity interests in the Issuer held by then present or former officers, directors or employees of the Issuer; provided, that the aggregate cash consideration paid for all such redemptions or repurchases in any calendar year shall not exceed $4.0 million plus (A) the cash proceeds received during such calendar year by the Issuer or any of its Restricted Subsidiaries from the sale of the Issuer’s Qualified Capital Stock to any such officers, directors or employees (provided that the amount of such cash proceeds utilized for any such redemption or repurchase will not increase the amount available for Restricted Payments under clause (iii)(b) of the immediately preceding paragraph) plus (B) the cash proceeds of key man life insurance policies received during such calendar year by the Issuer and its Restricted Subsidiaries (with unused amounts in any calendar year being carried forward to succeeding calendar years);

(6)	if no Default or Event of Default shall have occurred and be continuing, repurchases of Indebtedness that is subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated or junior Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a)	in the case of a Change of Control, the Issuer has first complied with and fully satisfied its obligations under the provisions described under “—Change of Control”; or

(b)	in the case of an Asset Sale, the Issuer has complied with and fully satisfied its obligations in accordance with the covenant under the heading, “—Limitation on Asset Sales”;

(7)	the repurchase, redemption or other acquisition for value of Capital Stock of the Issuer or any Restricted Subsidiary representing fractional shares of such Capital Stock in connection with a merger or consolidation involving the Issuer or Restricted Subsidiary or any other transaction permitted by the Indenture;

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(8)	repurchases of Capital Stock deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(9)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Consolidated EBITDAX Coverage Ratio test described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(10)	the payment of any dividend or any similar distribution by a Restricted Subsidiary to the holders (other than the Issuer or any Restricted Subsidiary) of Qualified Capital Stock of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Qualified Capital Stock on a pro rata basis based on their respective holdings of such Qualified Capital Stock;

(11)	the defeasance, repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any Restricted Subsidiary held by any current or former officers, directors or employees of the Issuer or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(12)	any payments in connection with the Merger Transactions, or any payments to dissenting stockholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture;

(13)	any redemption of share purchase rights at a redemption price not to exceed $0.01 per right;

(14)	the purchase or redemption of any Acquired Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor, by application of (i) cash provided from operations in the ordinary course of business or (ii) proceeds from borrowings under the revolving portion of the Senior Credit Facility (so long as within 30 days prior to such purchase or redemption, a corresponding amount of borrowings under the revolving portion of the Senior Credit Facility was repaid from cash provided from operations in the ordinary course of business); provided, in any such case, that the Issuer is able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” after giving effect to such purchase or redemption; provided, further, that this clause (14) shall not permit the application of any proceeds from any other borrowings under any Credit Facility to effect any such purchase or redemption; or

(15)	any other Restricted Payments, which when combined with any other outstanding Restricted Payments made pursuant to this clause (15), does not exceed the greater of (a) $60.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such Restricted Payment.

In determining the aggregate amount of Restricted Payments after the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2), (3)(i), (3)(ii)(a), (7), and (13) of the immediately preceding paragraph shall be included in such calculation, and amounts expended pursuant to clauses (3)(ii)(b), (3)(iii), (4), (5), (6), (8), (9), (10), (11), (12), (14) and (15) of the immediately preceding paragraph shall be excluded from such calculation. In determining the aggregate net cash proceeds or Fair Market Value of Property other than cash received by the Issuer from the issuance and sale of Qualified Capital Stock in accordance with clause (3)(b) of the second preceding paragraph, amounts of cash received by the Issuer pursuant to clauses (2)(ii) or (3)(ii)(a), or the Fair Market Value of Capital Stock of the Issuer or any Restricted Subsidiary or Indebtedness of the Issuer or any Subsidiary Guarantor acquired or retired for value pursuant to clauses (2)(i) or (3)(i), of the immediately preceding paragraph shall be included in such calculation. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (15) above or is entitled to be made pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

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A sale will be deemed to be “substantially concurrent” if the related purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal occurs within 90 days before or after such sale.

Limitation on Asset Sales

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, which may be determined as of the date of any agreement with respect to such Asset Sale;

(2)	either (a) at least 75% of the consideration received by the Issuer or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition or (b) the Fair Market Value (determined at the time of receipt) of all forms of consideration other than cash and Cash Equivalents received for all Asset Sales since the Issue Date does not exceed in the aggregate 15 % of the Adjusted Consolidated Net Tangible Assets of the Issuer at the time such determination is made; and

(3)	the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)	to repay or prepay Indebtedness outstanding under the Senior Credit Facility (or, if the Senior Credit Facility is no longer in existence, any Indebtedness secured by a Lien permitted to be incurred pursuant to “—Limitations on Liens” below);

(b)	to permanently repay, redeem or repurchase any Indebtedness of the Issuer or any Subsidiary Guarantor that is not subordinated to the Notes or the Subsidiary Guarantees;

(c)	to make an investment (including, without limitation, capital expenditures) in (i) properties or assets that replace the properties or assets that were the subject of such Asset Sale or (ii) properties or assets that will be used in the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (collectively, “Replacement Assets”);

(d)	to make a Permitted Industry Investment or to acquire or make an investment in Crude Oil and Natural Gas Related Assets;

(e)	to the extent not included in (c) or (d) above, any investment in (i) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary, (ii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary, and (iii) Capital Stock of any Subsidiary of Issuer, provided that all the Capital Stock of such Subsidiary held by the Issuer or any of its Restricted Subsidiaries shall entitle the Issuer or such Restricted Subsidiary to not less than a pro rata share of all dividends or other distributions made by such Subsidiary upon any of such Capital Stock; or

(f)	to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(e).

On the 361st day after an Asset Sale or such earlier date, if any, as the Issuer determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have been received by the Issuer or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30, nor more than 45, days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of Notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased (or, in the event such other Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus unpaid accrued interest, if any, thereon to the date of purchase; provided, however, that if at any time consideration other than cash or Cash Equivalents received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents (other than interest received with respect to any such non-cash or non-Cash Equivalents consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

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The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million shall be applied as required pursuant to this covenant). Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be temporarily invested in Cash Equivalents or applied to temporarily reduce revolving credit indebtedness.

If the Net Proceeds Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.

Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)	the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold and/or cash or Cash Equivalents; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Issuer or any of its Restricted Subsidiaries and (b) no assets of the Issuer or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

(2)	such Asset Sale is for Fair Market Value; provided that at least 75% of the total consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets and Crude Oil and Natural Gas Related Assets, the assumption of obligations secured by Liens described in (1) above, cash or Cash Equivalents, or any combination of the foregoing, and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

For the purposes of clause (2) of both the first and immediately preceding paragraphs of this covenant and for the purposes of clause (1) of the immediately preceding paragraph, the following are deemed to be cash or Cash Equivalents:

(1)	the assumption of Indebtedness or other liabilities shown on the balance sheet of the Issuer (other than obligations in respect of Disqualified Stock of the Issuer and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor and Indebtedness or other liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Sale (or in lieu of such a release, the agreement of the acquiror or its parent company to indemnify and hold the Issuer or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness or liabilities; and

(2)	securities received by the Issuer or any Restricted Subsidiary from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the Asset Sale, to the extent of cash received in that conversion; and

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(3)	with respect to any Asset Sale involving oil and gas properties in which the Issuer or a Restricted Subsidiary retains an interest, the obligation of any purchaser or transferee of such properties or their Affiliates to fund all or a portion of the costs and expenses of exploring or developing such properties.

The requirement of clause (3)(c), (3)(d) or (3)(e) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or investment referred to therein is entered into by the Issuer or any Restricted Subsidiary within the time period specified in clause (3) and such Net Cash Proceeds are subsequently applied in accordance with such agreement within six months following such agreement.

Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of Notes and Pari Passu Indebtedness (or, in the case of Pari Passu Indebtedness issued with significant original issue discount based on the accreted value thereof) tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Issuer’s ability to repurchase Notes in a Net Proceeds Offer may be restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Issuer’s financial resources. The exercise by the Holders of their right to require the Issuer to repurchase the Notes upon a Net Proceeds Offer or a Change of Control Triggering Event could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the applicable lenders to the purchase of Notes or could attempt to refinance the Indebtedness that contain such prohibitions. If the Issuer does not obtain a consent or repay the Indebtedness, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under other Indebtedness.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the consent of a majority in principal amount of the Notes (including Additional Notes) then outstanding (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes).

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

If all or any portion of any Net Proceeds Offer Amount remains after consummation of a Net Proceeds Offer, the Issuer may use such remaining portion of such Net Proceeds Offer Amount for any purpose not otherwise prohibited by the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on or in respect of Capital Stock);

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(2)	make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made by a Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by the Issuer or such other Restricted Subsidiary, or of Indebtedness or any other obligation owed by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred or owed by such Restricted Subsidiary shall not be deemed a restriction on the ability of a Restricted Subsidiary to make loans or advances or to pay such Indebtedness or such other obligation);

(3)	guarantee any Indebtedness or any other obligation of the Issuer or any Restricted Subsidiary; or

(4)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(1)	With respect to clauses (1)-(4) above:

(a)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(b)	any encumbrance or restriction pursuant to or by reason of an agreement in effect at the Issue Date;

(c)	(i) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture or (ii) instruments governing other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under the caption “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facility and in the Indenture as in effect on the Issue Date;

(d)	the Senior Credit Facility;

(e)	customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Industry Investments”;

(f)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

(g)	any encumbrance or restriction with respect to any Person at the time it becomes a Restricted Subsidiary or is merged with or into the Issuer or a Restricted Subsidiary, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(h)	customary restrictions with respect to a Restricted Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

(i)	any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Lien;

(j)	encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Issuer and the Restricted Subsidiaries to realize the value of, property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary;

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(k)	an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k), or contained in any amendment to an agreement referred to in clause (b), (c), (d) or (g) above or this clause (k); provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement governing Refinancing Indebtedness or amended agreement are, taken as a whole, no less favorable to the Holders in any material respect as determined by the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (d) or (g) or this clause (k);

(l)	Commodity Agreements, Currency Agreements or Interest Rate Agreements permitted from time to time under the Indenture;

(m)	the issuance of Preferred Stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock); and

(n)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(o)	any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred pursuant to “--Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above if (x) either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction will not affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Issuer, and (y) the encumbrance or restriction is not materially more restrictive, taken as a whole, than the provisions contained in the Senior Credit Facility or the Indenture;

(p)	any Permitted Investment; and

(2)	with respect to clause (4) above only:

(a)	any encumbrance or restriction contained in security agreements, mortgages, purchase money agreements, Finance Lease Obligations or similar instruments securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, mortgages, purchase money agreements or similar instruments;

(b)	restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(c)	provisions with respect to the disposition or distribution of assets or property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements, unitization agreements and other agreements that are customary in the Crude Oil and Natural Gas Business and entered into in the ordinary course of business; and

(d)	provisions limiting the disposition or distribution of assets or property in, or transfer of Capital Stock of, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into (i) in the ordinary course of business, consistent with past practice or (ii) with the approval of the Issuer, which limitations are applicable only to the assets, property or Capital Stock that are the subject of such agreements.

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Limitation on Liens

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind, which Liens secure Indebtedness, against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date), other than Permitted Liens, unless:

(1)	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Subsidiary Guarantee, the Notes or such Subsidiary Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness for so long as such Indebtedness is so secured; and

(2)	in all other cases, the Notes and the Subsidiary Guarantees are equally and ratably secured with the Indebtedness so secured for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

Merger, Consolidation and Sale of Assets

Other than the Merger Transaction, the Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), unless:

(1)	either:

(a)	(i) the Issuer shall be the surviving or continuing entity or (ii) the sale or other disposition is by one or more Restricted Subsidiaries to one or more other Restricted Subsidiaries; or

(b)	the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Issuer’s assets (as so determined) (the “Surviving Entity”):

(x)	shall be an entity organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y)	shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Issuer to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred or repaid in connection with or in respect of such transaction as if the same had occurred at the beginning of the applicable Four Quarter Period) and the application of any net proceeds therefrom, the Issuer or such Surviving Entity, as the case may be, either (x) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant entitled “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above, or (y) would have a Consolidated EBITDAX Coverage Ratio that is equal to or greater than the Consolidated EBITDAX Coverage Ratio of the Issuer immediately prior to such transaction; provided, however, that this clause (2) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction, converting to an entity taxable for federal income tax purposes as a corporation or a combination of the foregoing;

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(3)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred or repaid and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; provided, however, that this clause (3) will not be applicable to a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or one or more other Restricted Subsidiaries; and

(4)	the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture, and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the Surviving Entity, the Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s assets) the Issuer will be relieved of all obligations and covenants under the Indenture and the Notes.

Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Subsidiary Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under “—Limitation on Asset Sales”) will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Restricted Subsidiary that is a Subsidiary Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2)	such entity (if other than the Subsidiary Guarantor) assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the surviving entity) or another Restricted Subsidiary that is a Subsidiary Guarantor need only comply with clause (4) of the first paragraph of this covenant.

Upon any consolidation or merger of any Subsidiary Guarantor in accordance with the second preceding paragraph (excluding any merger or consolidation of a Subsidiary Guarantor whose Subsidiary Guarantee is to be released as specified in the second preceding paragraph and any merger or consolidation of a Subsidiary Guarantor referred to in the immediately preceding paragraph) in which such Subsidiary Guarantor is not the continuing Person, the Person formed by such consolidation or into which such Subsidiary Guarantor is merged shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture and the Notes with the same effect as if such Person had been named as such.

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Limitation on Transactions with Affiliates

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or conduct any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) involving aggregate consideration in excess of $2.0 million with, or for the benefit of, any of their respective Affiliates (each an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that, taken as a whole, are fair and reasonable to the Issuer or the applicable Restricted Subsidiary from a financial point of view, or are no less favorable to the Issuer or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

Any Affiliate Transaction (and each series of related Affiliate Transactions which are part of a common plan) that involves aggregate payments or other property with a Fair Market Value in excess of $25.0 million shall be approved by the Board of Directors of the Issuer, including a majority of the disinterested members of the Board of Directors of the Issuer, if any, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Issuer shall, prior to the consummation thereof, deliver an officers’ certificate to the Trustee certifying that such transaction complies with the foregoing provision.

The restrictions set forth in the second paragraph of this covenant shall not apply to:

(1)	reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary;

(2)	transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture;

(3)	any Investment or other Restricted Payments permitted by the Indenture;

(4)	any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or severance arrangements, stock options and stock ownership, phantom stock or other incentive compensation plans approved by the Issuer;

(5)	(a) loans or advances to officers, directors or employees in the ordinary course of business in accordance with the past practices of the Issuer or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time; and (b) advances to or reimbursements of officers, directors or employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(6)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Issuer, or the receipt by the Issuer of any capital contribution from the holders of its Capital Stock;

(7)	transactions and arrangements in effect, or effected in accordance with agreements or arrangements in effect, on the Issue Date (including the Merger Transaction), including any modifications, extensions or renewals thereof that do not adversely affect the Issuer and its Restricted Subsidiaries, considered as a single enterprise in any material respect as compared to the kinds of transactions, arrangements or agreements in effect on the Issue Date;

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(8)	transactions with a Person that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Subsidiary, an equity interest in, or controls, such Person;

(9)	transactions with any joint venture or similar entity, which joint venture or similar entity is an Affiliate of the Issuer solely because an Affiliate of the Issuer is a general partner in such joint venture or similar entity; provided that Affiliates (all such Affiliates taken together) of the Issuer (other than the Issuer and its Restricted Subsidiaries) do not in the aggregate beneficially own or hold, directly or indirectly, 10% or more of any class of voting interests in such joint venture or similar entity;

(10)	(a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Issuer or any Restricted Subsidiary of Capital Stock in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; and

(11)	any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of the first paragraph of this covenant.

Limitation on Restricted and Unrestricted Subsidiaries.

On the Issue Date, [all] of the Subsidiaries of the Issuer will be Restricted Subsidiaries.7 The Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary (without necessity for any designation), (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary (other than during any Fall-Away Period) shall be effective only if the Investment deemed to be made in that Subsidiary is made in compliance with the covenant described above under “—Limitation on Restricted Payments.” After a Subsidiary of the Issuer has been designated as an Unrestricted Subsidiary, the Issuer may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary.

After a Subsidiary of the Issuer has been designated as a Restricted Subsidiary, the Issuer also may, if no Default or Event of Default would arise therefrom, redesignate any Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under “—Limitation on Restricted Payments” above. Upon such permitted redesignation, such former Restricted Subsidiary’s Subsidiary Guarantee will be released.

Any such designation or redesignation (other than any deemed designation referred to in clause (1) of the proviso to the first paragraph of this covenant) of an Unrestricted Subsidiary shall be evidenced to the Trustee by the filing with the Trustee of an officers’ certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

For purposes of the covenant described under “—Limitation on Restricted Payments” above:

(1)	an “Investment” shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Issuer’s equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary (“net worth” to be calculated based upon the Fair Market Value of the assets of such Subsidiary as of any such date of designation as such Fair Market Value is determined in good faith by the Issuer); and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer as such Fair Market Value is determined in good faith by the Issuer.

7 NTD: to confirm based on post-transaction structure.

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Notwithstanding the foregoing, the Issuer may not designate any Subsidiary of the Issuer to be an Unrestricted Subsidiary (other than during any Fall-Away Period) if, after such designation or redesignation:

(1)	the Issuer or any Restricted Subsidiary:

(a)	provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

(b)	is otherwise directly or indirectly liable for any Indebtedness of such Subsidiary; or

(2)	such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which (a) is not a Subsidiary of the Subsidiary to be so designated and (b) is not also then being designated as an Unrestricted Subsidiary.

During any Fall-Away Period, a Restricted Subsidiary may be redesignated an Unrestricted Subsidiary only if such Restricted Subsidiary does not own, at that time, Restricted Property, unless such Restricted Subsidiary constitutes, at the time of redesignation, less than 15 % of the Issuer’s Adjusted Consolidated Net Tangible Assets.

Subsidiary Guarantors

If, after the Issue Date, the Issuer or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that guarantees Indebtedness of the Issuer or any Subsidiary Guarantor under a Credit Facility, then, in either case, that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering an officers’ certificate and an opinion of counsel to the Trustee within 30 days after the date that Subsidiary was acquired or created or on which it guaranteed such Indebtedness.

Reports to Holders

The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will file with the Commission for public availability (or furnish to the Holders and securities analysts and prospective investors (upon request):

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Issuer may satisfy its obligations under this covenant by furnishing financial information relating to such parent; provided that (a) such financial statements are accompanied by consolidating financial information for such parent, the Issuer, the Subsidiary Guarantors and the Subsidiaries of the Issuer that are not Subsidiary Guarantors in the manner prescribed by the Commission and (b) such parent is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer.

The Issuer will be deemed to have furnished to the Holders and to securities analysts and prospective investors the reports or information referred to in clauses (1) and (2) of the first paragraph of this covenant or the information referred to in the second paragraph of this covenant if the Issuer has posted such reports or information on the Issuer Website with access to current and prospective investors. For purposes of this covenant, the term “Issuer Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.bonanzacrk.com or such other address as the Issuer may from time to time designate in writing to the Trustee. Information on such website shall not be deemed incorporated by reference into this prospectus.

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This covenant will not impose any duty on the Issuer under the Sarbanes-Oxley Act of 2002 and the related Commission rules that would not otherwise be applicable.

No Personal Liability of Directors, Officers and Employees

No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Subsidiary Guarantor, as such, shall have any liability for any of the Issuer’s or any Subsidiary Guarantor’s obligations under the Notes or the Indenture or any Subsidiary Guaranty or any claim based on, in respect of, by reason of, these obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any Notes when the same becomes due and payable and the failure continues for a period of 30 days;

(2)	the failure by the Issuer to (a) pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, or (b) consummate a purchase of Notes when required pursuant to the covenants described above under (i) “—Change of Control” and (ii) “—Certain Covenants—Limitation on Asset Sales,” which failure, solely in the case of clause (b)(i), continues for a period of 30 days or, solely in the case of clause (b)(ii), continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes);

(3)	the failure to comply with any other covenant contained in the Indenture and described above under the caption “—Certain Covenants,” which failure continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes) (except in the case of a failure to comply with any of the terms or provisions of (i) the first paragraph of “—Certain Covenants—Merger, Consolidation and Sale of Assets” which will constitute an Event of Default with such notice requirement but without such passage of time requirement or (ii) “—Certain Covenants—Reports to Holders,” which will constitute an Event of Default only after a period of 90 days after such notice);

(4)	the failure of the Issuer or any Subsidiary Guarantor to comply with its other agreements contained in the Indenture for 60 days after the Issuer receives written notice from the Trustee or the Holders of 25% in principal amount of the outstanding Notes (including any Additional Notes) specifying the failure (and demanding that such failure be remedied);

(5)	a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness of the Issuer or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary), whether such Indebtedness exists on the Issue Date or is created thereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $50.0 million;

(6)	one or more judgments for the payment of money in an aggregate amount in excess of $50.0 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Issuer or any of its Restricted Subsidiaries and such judgment(s) remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

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(7)	certain events of bankruptcy affecting the Issuer or any of its Significant Subsidiaries; or

(8)	any of the Subsidiary Guarantees cease to be in full force and effect or any of the Subsidiary Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Subsidiary Guarantees (in each case other than in accordance with the terms of the Indenture).

The Indenture will provide that, if an Event of Default (other than an Event of Default specified in clause (7) above relating to the Issuer) shall occur and be continuing, the Holders of at least 25% in principal amount of outstanding Notes (including any Additional Notes) may, or the Trustee may, in the event that the Trustee is deemed to have notice of such Event of Default, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above relating to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The effect of such provision may be limited by applicable law. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any acceleration resulting therefrom shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) the default relating to such Indebtedness has been waived or cured and, if such Indebtedness has been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description of Events of Default above, the Trustee shall have received an officers’ certificate that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Indenture will provide that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes (including any Additional Notes) may waive (including by any waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

The Indenture will provide that Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including any Additional Notes) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee reasonably determines is unduly prejudicial to the rights of any other Holder or that would in the opinion of its counsel involve the Trustee in personal liability.

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The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required within ten Business Days to deliver to the Trustee a statement specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the ten-Business Day period.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”).

Such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to terminate its obligations under “—Change of Control” and under all of the covenants that are described in the “—Certain Covenants” (other than the covenant described in the first paragraph under “—Merger, Consolidation and Sale of Assets,” except to the extent described below) and the operation of clause (2)(b), clauses (3) through (6) and clause (8) under “—Events of Default” and the limitations described in clause (2) of the first paragraph under the covenant “—Merger, Consolidation and Sale of Assets” and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes (“Covenant Defeasance”). In the event of Legal Defeasance, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes. If the Issuer exercises either its Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

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(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default, of which the Trustee is deemed to have notice, shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds, or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of which are to be applied to such deposit) or any other Indebtedness incurred under clause (2) of the definition of “Permitted Indebtedness”;

(6)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7)	the Issuer shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; and

(8)	the Issuer shall have delivered to the Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent relating to such Legal Defeasance or Covenant Defeasance, as applicable, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either:

(a)	all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds (constituting cash in U.S. dollars, non-callable Cash Equivalents within the meaning of clauses (1) or (2) of the definition thereof or a combination of cash in U.S. dollars and such non-callable Cash Equivalents) in an amount sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

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(2)	the Issuer has paid all other sums payable under the Indenture by the Issuer; and

(3)	the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Modification of the Indenture

From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder, to conform the Indenture to the Description of the Notes herein or to, in certain circumstances, comply with the Indenture. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuer.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including any Additional Notes) issued under the Indenture (including consents obtained in connection with a purchase of, or tender or exchange offer for, Notes), except that, without the consent of each Holder affected thereby, no amendment may (with respect to Notes held by any non-consenting Holder):

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest and Special Interest, on any Notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any Notes;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above; provided, however, that solely for the avoidance of doubt and without any other implication, redemption shall not be deemed to include any purchase or repurchase of Notes including as described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales”;

(5)	make any Notes payable in money other than that stated in the Notes;

(6)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default in the payment of principal of, premium, if any, or interest on, the Notes (except (i) a payment required by one of the covenants described above under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales” or (ii) a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

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(7)	modify or change any provision of the Indenture or the related definitions affecting the ranking in right of payment of the Notes or any Subsidiary Guarantee as senior unsecured indebtedness of the Issuer or the relevant Subsidiary Guarantors, as the case may be, in a manner which adversely affects the Holders; or

(8)	release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

The Holders of a majority of the principal amount of the Notes (including any Additional Notes) then outstanding (including waivers obtained in connection with a purchase of, or tender or exchange offer for, Notes) may waive compliance with certain restrictive covenants and provisions of the Indenture, except in the case of the matters specified in the first paragraph under this caption “Modification of the Indenture.”

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture becomes effective, the Issuer is required to mail to the Holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. A successor Trustee may be appointed in accordance with the terms of the Indenture.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

We will issue the Notes in the form of global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

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DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the Global Notes, that nominee will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indentures. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the DTC, as the holder of the Global Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Notes registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Notes owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Issuer will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations or otherwise.

Definitions

Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

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“Acquired Indebtedness” means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Acquired Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that (i) is subordinated or junior in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be, (ii) constitutes Acquired Indebtedness and (iii) was not incurred in connection with, or in contemplation of, another Person merging with or into, or becoming a Restricted Subsidiary of, the Issuer or any of its Subsidiaries.

“Adjusted Consolidated Net Tangible Assets” or “ACNTA” of a Person means (without duplication), as of the date of determination:

(1)	the sum of:

(a)	discounted future net revenues from proved oil and gas reserves of the Issuer and its Restricted Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal or other income tax), as estimated by a nationally recognized firm of independent petroleum engineers or the Issuer in a reserve report prepared by the Issuer’s petroleum engineers as of a date no earlier than the date of the Issuer’s latest annual consolidated financial statements (or, if such date of determination is within 45 days after the end of such most recently completed fiscal year and no reserve report as of the end of such fiscal year has at the time been prepared, the Issuer’s second preceding fiscal year) or, at the Issuer’s option, the Issuer’s most recently completed fiscal quarter for which internal financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired by the Issuer and its Restricted Subsidiaries since the date of such year-end or quarterly reserve report; and

(ii)	estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to exploration, development or exploitation, production and other activities, which reserves were not reflected in such reserve report which would, in accordance with standard industry practice, result in such determinations, in each of cases (i) and (ii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since the date of such year-end or quarterly reserve report; and

(iv)	estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end or quarterly reserve report due to changes in geological conditions, exploration, development or exploitation, production or other activities conducted since the date of such reserve report or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end or quarterly reserve report) and, in the case of each of clauses (i), (ii), (iii) and (iv), as estimated by the Issuer’s petroleum engineers or any independent petroleum engineers engaged by the Issuer for that purpose; plus

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(b)	the capitalized costs that are attributable to oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Issuer’s books and records as of a date no earlier than the date of the Issuer’s most recent annual or quarterly financial statements; plus

(c)	the Net Working Capital on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements; plus

(d)	with respect to each other tangible asset of the Issuer or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Issuer’s or its consolidated Restricted Subsidiaries’ gas gathering and processing facilities, land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Issuer’s most recent consolidated annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of such other tangible assets of the Issuer and its Restricted Subsidiaries (provided that the Issuer may rely on subclause (i) of this clause (d) if no appraisal is available or has been obtained), as of a date no earlier than the date of the Issuer’s latest audited financial statements; minus

(2)	minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of the Issuer and its consolidated Restricted Subsidiaries reflected in the Issuer’s latest audited financial statements.

In addition to, but without duplication of, the foregoing, for purposes of this definition, “Adjusted Consolidated Net Tangible Assets” shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the “Assets Transaction Date”), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Issuer, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date. If the Issuer changes its method of accounting from the successful efforts method to the full costs method or a similar method of accounting, “ACNTA” will continue to be calculated as if the Issuer were still using the successful efforts method of accounting.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Alternate Offer” has the meaning set forth under “—Change of Control.”

“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division, operating unit, segment, business, group of related assets or line of business of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Issuer or a Restricted Subsidiary of:

(1)	any Capital Stock of any Restricted Subsidiary; or

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(2)	any other property or assets (including any interests therein) (other than cash or Cash Equivalents) of the Issuer or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include:

(a)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is (i) made in compliance with the provisions of “—Certain Covenants—Merger, Consolidation and Sale of Assets” or (ii) subject to the provisions of “—Change of Control”;

(b)	any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of “—Certain Covenants—Limitation on Restricted Payments” above;

(c)	disposals, abandonments or replacements of damaged, unserviceable, worn-out or other obsolete equipment or other assets or assets that are no longer useful in the conduct of the Crude Oil and Natural Gas Business of the Issuer and its Restricted Subsidiaries;

(d)	the sale, lease, conveyance, disposition or other transfer (each, a “Transfer”) by the Issuer or any Restricted Subsidiary of assets or property, or the issuance or sale of Capital Stock by a Restricted Subsidiary, to the Issuer or one or more Restricted Subsidiaries;

(e)	any disposition or other Transfer of Hydrocarbons or other mineral products in the ordinary course of business or the Transfer of equipment, inventory, products, services, accounts receivable or other assets in the ordinary course of business;

(f)	any Transfer of an interest in an oil, gas or mineral property, pursuant to a farm-out, farm-in, joint operating, overriding royalty interest, area of mutual interest or unitization agreement, or other similar or customary arrangement or agreement that the Issuer or any Restricted Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property other than Production Payments and Reserve Sales;

(g)	surrender or waiver of contract rights, oil and gas leases or property related thereto, abandonment of any oil or gas property or interests therein or the settlement, release or surrender of contract, tort or other claims of any kind;

(h)	any disposition of defaulted receivables that have been written-off as uncollectible that arose in the ordinary course of business for collection;

(i)	any Asset Swap;

(j)	the Transfer by the Issuer or any Restricted Subsidiary of assets or property in any single transaction or series of related transactions that involve assets or properties having a Fair Market Value (valued at the Fair Market Value of such assets or property at the time of such Transfer) not to exceed $20.0 million;

(k)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment (including, without limitation, unwinding any Commodity Agreements, Interest Rate Agreements or Currency Agreements);

(l)	any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(m)	the disposition (whether or not in the ordinary course of the Crude Oil and Natural Gas Business) of oil or gas properties or direct or indirect interests in real property; provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves;

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(n)	the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Issuer or such Restricted Subsidiary in exchange for crude oil and natural gas properties owned or held by another Person;

(o)	the creation or perfection of a Lien (but not, except to the extent contemplated in clause (p) below, the sale or other disposition of the properties or assets subject to such Lien);

(p)	the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor any such Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(q)	the licensing or sublicensing of intellectual property, including, without limitation, licenses for seismic data, in the ordinary course of business and which do not materially interfere with the business of the Issuer and its Restricted Subsidiaries; and

(r)	the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue Code or any successor or analogous provisions of the Internal Revenue Code.

“Asset Swap” means any trade or exchange by the Issuer or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Issuer or such Restricted Subsidiary; provided, further, that any Net Cash Proceeds received must be applied in accordance with “—Certain Covenants—Limitation on Asset Sales.”

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof including, in the case of a limited partnership, the board of directors of the managing general partner thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Senior Credit Facility; provided that the Borrowing Base under such Credit Facility is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing;

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1), (2) and (3) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

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“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Moody’s or S&P;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof or demand deposit accounts and Eurodollar time deposits and overnight bank deposits issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	deposits in money market funds investing in instruments of the type specified in clauses (1) through (5) above; and

(7)	money market mutual or similar funds having assets in excess of $100 million.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer (other than pursuant to a merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer to any Person or group (each, a “Transferee”) as such terms are used in Section 13(d) and 14(d) of the Exchange Act, other than the Issuer or a Restricted Subsidiary;

(2)	the approval by the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)	any transaction as a result of which any Person or group shall become the beneficial owner (as defined in Rule 13d-3 of the Exchange Act, except that a Person or group shall be deemed to be a beneficial owner of all securities such Person or group shall have the right to acquire or vote within one year), directly or indirectly, of more than 50% of the Voting Stock of the Issuer, other than any such transaction in which the outstanding Capital Stock of the Issuer is changed into or exchanged for Capital Stock of the surviving Person or any parent thereof that collectively represents at least 50% of the aggregate total Voting Stock of the surviving Person or such parent immediately following such transaction.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control if (i) the Issuer becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; (b) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (c) a Change of Control shall not be deemed to occur upon the consummation of the Merger Transaction or any actions undertaken by the Issuer or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Issuer or such Restricted Subsidiary.

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“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreements” means, with respect to any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement, hedging agreements and other agreements or arrangements or any combination thereof entered into by such Person in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person or its Subsidiaries that are customary in the Crude Oil and Natural Gas Business and that are designed to manage the risks of Hydrocarbon price fluctuations.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Properties” means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

“Consolidated EBITDAX” means, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes of the Issuer and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense;

(c)	the amount of any Preferred Stock dividends paid by the Issuer and its Restricted Subsidiaries; and

(d)	Consolidated Non-cash Charges or consolidated exploration expense,

less any non-cash items increasing Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business), all as determined on a consolidated basis for the Issuer and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDAX Coverage Ratio” means, with respect to the Issuer, the ratio of (i) Consolidated EBITDAX of the Issuer during the four full fiscal quarters for which financial information in respect thereof is available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDAX Coverage Ratio (the “Transaction Date”) to (ii) Consolidated Fixed Charges of the Issuer for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDAX” and “Consolidated Fixed Charges” shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or issuance of Preferred Stock of the Issuer or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

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(2)	any Asset Sales (and the application of the proceeds thereof) or Asset Acquisitions by the Issuer or any Restricted Subsidiary (or by any Person acquired by the Issuer or any Restricted Subsidiary) (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDAX attributable to the assets which are the subject of the Asset Acquisition or Asset Sale (and the application of the proceeds thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale (and the application of the proceeds thereof) or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

For purposes of this definition, (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Four Quarter Period; and (b) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Four Quarter Period. If the Issuer or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets or any other event in connection with any calculation, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Issuer (including pro forma expense and cost reductions and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Issuer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the Commission related thereto)).

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated EBITDAX Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to the Issuer for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Issuer and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

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(2)	the amount of all dividend payments on any series of Preferred Stock of the Issuer or any Restricted Subsidiary (other than dividends paid in Qualified Capital Stock and other than to the Issuer or any Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period.

“Consolidated Interest Expense” means, with respect to the Issuer for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount and debt issuance cost, (b) the net costs, losses or gains under Interest Rate Agreements, (c) all capitalized interest, and (d) the interest portion of any deferred payment obligation, plus

(2)	the interest component of Finance Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP, minus

(3)	to the extent included above, write-off of deferred financing costs and interest attributable to Dollar-Denominated Production Payments.

“Consolidated Net Income” means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)	any net after-tax gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2)	any net after-tax extraordinary or nonrecurring gains (or losses) and any net after-tax gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(3)	the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

(4)	the net income of any Person in which the Issuer has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or to a Restricted Subsidiary by such Person (and provided that the Issuer’s equity in a net loss of any such Person for such period shall not be included in determining such Consolidated Net Income, except to the extent of the aggregate cash actually contributed to such Person by the Issuer or a Restricted Subsidiary during such period);

(5)	(a) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (b) any income or loss attributable to any Person acquired in any pooling-of-interests transaction for any period prior to the date of such acquisition;

(6)	in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer’s assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets;

(7)	any non-cash charges related to a ceiling test write-down under GAAP;

(8)	any unrealized non-cash gains or losses or charges in respect of Interest Rate Agreements, Currency Agreements or Commodity Agreements (including those resulting from the application of SFAS 133);

(9)	any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, in accordance with GAAP;

(10)	any consolidated non-cash gains or losses arising from changes in GAAP standards or principles after the Issue Date or the cumulative effect thereof;

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(11)	all net income or loss of Unrestricted Subsidiaries;

(12)	any asset (including goodwill) impairment or writedown on or related to Crude Oil and Natural Gas Properties or other non-current assets under applicable GAAP or Commission guidelines; and

(13)	any non-cash or nonrecurring charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to maturity.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)	the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)	the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

“Consolidated Non-cash Charges” means, with respect to the Issuer, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash charges or expenses of the Issuer and its Restricted Subsidiaries reducing Consolidated Net Income of the Issuer for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term “consolidated” has a correlative meaning to the foregoing.

“Covenant Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Credit Facility” means, one or more debt facilities or other financing arrangements (including, without limitation, the Senior Credit Facility), commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures, in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time.

“Crude Oil and Natural Gas Business” means:

(1)	the acquisition, exploration, exploitation, development, operation, production, hedging, swapping and disposition of interests in oil, natural gas and other Hydrocarbon properties and assets;

(2)	the gathering, marketing, treating, processing, storage, refining, hedging, swapping, selling and transporting of any production from such interests, properties or assets (or interests, properties or assets of others) and products produced in association therewith; and

(3)	activities arising from, relating to or necessary, appropriate, ancillary, complementary or incidental to the foregoing.

“Crude Oil and Natural Gas Properties” means all Properties, including equity or other ownership interests therein, owned by any Person which contain or have been assigned “proved oil and gas reserves,” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

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“Crude Oil and Natural Gas Related Assets” means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary of the Issuer which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement to which such Person is a party or beneficiary.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof (other than in exchange for Capital Stock of such Person that is not itself Disqualified Stock) or is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock, in whole or in part, in either case, on or prior to the final stated maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final stated maturity of the Notes shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Asset Sales” and “—Change of Control”; and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto (or concurrently therewith, provided that all of the Notes validly tendered for purchase and not withdrawn pursuant to the requirements described under “—Change of Control” or “—Certain Covenants —Limitation on Asset Sales” are so purchased).

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payment” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means an offering of Qualified Capital Stock of the Issuer, including any Public Equity Offerings and any non-public, unregistered offering or private placement of such Qualified Capital Stock, or any contribution to capital of the Issuer in respect of Qualified Capital Stock of the Issuer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which would be paid in an arm’s-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in the Indenture, Fair Market Value shall be determined by an officer of the Issuer acting in good faith, which determination will be conclusive for all purposes under the Indenture.

“Fall-Away Period” has the meaning set forth under “Certain covenants—Covenant suspension”.

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“Finance Lease Obligation” means, as to any Person, an obligation that is required to be classified and accounted for as a capital lease or finance lease for financial reporting purposes in accordance with GAAP (but excluding any obligation that is required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as in effect on the Issue Date), and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Finance Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Global Notes” has the meaning set forth under “Book-Entry, Delivery and Form.”

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Qualified Capital Stock. The term “guarantee” used as a verb has a corresponding meaning.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances related to the foregoing, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“HPR” means HighPoint Resources Corporation, a Delaware corporation (formerly Bill Barrett Corporation).

“HPR Senior Notes” means HPR’s 8.75% Senior Notes due 2025 and 7.00% Senior Notes due 2022.

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“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock.” Notwithstanding the foregoing, solely for purposes of determining compliance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,” the following will not be deemed to be incurrences of Indebtedness or issuances of Preferred Stock:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Indebtedness or Preferred Stock arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness or Preferred Stock; and

(4)	unrealized losses or charges in respect of hedging obligations (including those resulting from the application of SFAS 133).

“Indebtedness” means with respect to any Person, without duplication:

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Finance Lease Obligations of such Person;

(3)	all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such Person and all obligations under any title retention agreement (but excluding Trade Accounts Payable), to the extent such obligations would appear as a liability upon the balance sheet of such Person in accordance with GAAP;

(4)	all obligations for the reimbursement of any obligor on any outstanding letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	guarantees and other contingent obligations in respect of Indebtedness referred to in this definition;

(6)	all obligations of any other Person of the type referred to in clauses (1) through (5) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

(7)	all net payment obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements;

(8)	all Disqualified Stock issued by such Person with the “amount” or “principal amount” of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

(9)	any guarantee by such Person of production or payment with respect to (A) a Production Payment or (B) Production Payments and Reserve Sales;

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness, shall not constitute “Indebtedness.”

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For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value shall be determined reasonably and in good faith by the Issuer. Notwithstanding the foregoing, (i) accrued expenses and Trade Accounts Payable arising in the ordinary course of business shall not constitute “Indebtedness” and (ii) except as expressly provided in clause (9) above, Production Payments and Reserve Sales shall not constitute “Indebtedness.”

Any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to maximum payment obligations, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property shall not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary or the Issuer, “Indebtedness” will exclude any obligations arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, guarantees (other than guarantees of Indebtedness), adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations, in each case, incurred or assumed in connection with such acquisition or disposition.

The “amount” or “principal amount” of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

(1)	the “amount” or “principal amount” of any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the accreted value thereof;

(2)	the “amount” or “principal amount” of any Finance Lease Obligation shall be the amount determined in accordance with the definition thereof;

(3)	the “amount” or “principal amount” of any Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price;

(4)	the “amount” or “principal amount” of any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero;

(5)	the “amount” or “principal amount” of all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

(6)	the “amount” or “principal amount” of all other contingent obligations shall be the maximum liability at such date of such Person.

“Independent Advisor” means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer and (b) which, in the judgment of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreements” means, with respect to any Person, (i) any agreements of such Person with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and (ii) any interest rate protection agreements, interest rate future agreements, interest rate option agreements, agreements providing for interest rate swaps, caps, floors or collars and similar agreements or arrangements to which such Person is a party or beneficiary.

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“Investment” means, with respect to any Person, any direct or indirect:

(1)	loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution (by means of any transfer of cash or other property valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others;

(2)	purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

(3)	guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above); and

(4)	other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, “Investment” shall exclude direct or indirect advances or payments to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on a balance sheet, endorsements for collection or deposits arising in the ordinary course of business, any loan or extension of credit represented by a bank deposit other than a time deposit, any interest in an oil or gas leasehold to the extent constituting a security under applicable law and extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. The amount of any Investment shall be its Fair Market Value at the time the investment is made and shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means a Moody’s rating of Baa3 or higher and an S&P rating of BBB- or higher or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means the date of original issuance of the Notes (excluding, for such purpose any Additional Notes).

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Merger Transaction” means the Agreement of Plan and Merger, dated as of [●], 2020, by and among [the Issuer], [Merger Sub] and [HPR] and all related documents and agreements, in each case as amended, and all transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

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“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, reservoir engineering and investment banking fees and sales commissions and title expenses), (b) taxes (including secondary tax expenses) paid or payable or taxes required to be accrued as a liability under GAAP after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness or Preferred Stock that is required to be repaid in connection with such Asset Sale or that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (d) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post-closing adjustments or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and (e) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Working Capital” means all current assets (other than current assets from Commodity Agreements) of the Issuer and its consolidated Subsidiaries, minus all current liabilities of the Issuer and its consolidated Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from Commodity Agreements, in each case as set forth in financial statements of the Issuer prepared in accordance with GAAP (excluding any adjustments made pursuant to FAS 133); provided that current assets and current liabilities shall exclude Consolidated Non-cash Charges.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or such Subsidiary Guarantees, as applicable.

“Permitted Acquisition Indebtedness” means Indebtedness or Preferred Stock of the Issuer or any of its Restricted Subsidiaries to the extent such Indebtedness or Preferred Stock was Indebtedness of:

(1)	a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(2)	a Person that was merged or consolidated into the Issuer or a Restricted Subsidiary prior to the date on which such Person was merged or consolidated into the Issuer or a Restricted Subsidiary;

provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated into the Issuer or a Restricted Subsidiary or the date of such incurrence, as applicable, after giving pro forma effect thereto,

(a)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDAX Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock,”

(b)	the Consolidated EBITDAX Coverage Ratio for the Issuer would be equal to or greater than the Consolidated EBITDAX Coverage Ratio for the Issuer immediately prior to such transaction, or

(c)	the Consolidated Net Worth of the Issuer would be equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction.

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“Permitted Indebtedness” means, without duplication, each of the following:

(1)	the Notes issued on the Issue Date and any Subsidiary Guarantees of the Notes;

(2)	Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the Credit Facilities; provided, however, that immediately after giving effect to the incurrence of Indebtedness under the Credit Facilities, the aggregate principal amount of all Indebtedness incurred under this clause (2) and then outstanding does not exceed the greater of (i) $550.0 million and (ii) the Borrowing Base as in effect as of the date of such incurrence; provided, that any Indebtedness incurred under this clause (2) must be secured on a basis that is or would be pari passu with the Senior Credit Facility as in effect on the date of the Indenture;

(3)	Indebtedness of a Restricted Subsidiary to, or Preferred Stock of a Restricted Subsidiary held by, the Issuer or to a Restricted Subsidiary for so long as such Indebtedness or Preferred Stock is held by the Issuer or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Issuer or a Restricted Subsidiary owns or holds any such Indebtedness or Preferred Stock or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness or issuance of the Preferred Stock so held by a Person other than the Issuer or a Restricted Subsidiary not constituting Permitted Indebtedness under this clause (3) by the issuer of such Indebtedness or Preferred Stock;

(4)	Indebtedness (including any HPR Senior Notes acquired or assumed by the Issuer in connection with the Merger Transaction) or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3));

(5)	the guarantee by the Issuer or any Restricted Subsidiary of any Indebtedness that is (x) referred to in clause (2) or (4) or (y) permitted by the Indenture to be incurred by the Issuer or any Restricted Subsidiary;

(6)	Interest Rate Agreements of the Issuer or a Restricted Subsidiary covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to manage the exposure of the Issuer and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

(7)	Indebtedness of the Issuer to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary; provided, however, that (i) any Indebtedness of the Issuer to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of the Indebtedness so held by a Person other than the Issuer not constituting Permitted Indebtedness under this clause (7) by the Issuer;

(8)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9)	Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by (a) payment obligations in connection with self-insurance, or bid, performance, appeal or surety bonds or similar bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or (b) obligations represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(10)	Refinancing Indebtedness issued to Refinance Indebtedness incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above (other than pursuant to clauses (3), (6), (7), (8), (9), (11), (12), (13), (14), (17) or (19) of this definition);

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(11)	Finance Lease Obligations and Purchase Money Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred after the Issue Date at any one time outstanding not to exceed the greater of (a) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of proceeds thereof; and (b) $100.0 million;

(12)	obligations arising in connection with Commodity Agreements of the Issuer or a Restricted Subsidiary;

(13)	Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Issuer and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(14)	Indebtedness relating to Hydrocarbon balancing positions arising in the ordinary course of business;

(15)	Indebtedness of any of the Issuer and the Restricted Subsidiaries to the extent the net proceeds thereof are promptly (a) used to redeem all of the Notes or (b) deposited to effect Covenant Defeasance or Legal Defeasance or satisfy and discharge the Indenture as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(16)	Permitted Acquisition Indebtedness;

(17)	Indebtedness of the Issuer or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures at any time outstanding not to exceed the greater of (a) $40.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of proceeds thereof;

(18)	Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Issuer and the Restricted Subsidiaries; and

(19)	additional Indebtedness of the Issuer or any of its Restricted Subsidiaries, or the issuance by the Issuer of any Disqualified Stock or by any Restricted Subsidiary of Preferred Stock, in an aggregate principal amount at any time outstanding not to exceed the greater of (a) 2.5% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence of such Indebtedness or issuance of such Disqualified Stock or Preferred Stock after giving pro forma effect to such incurrence or issuance and the application of proceeds thereof; and (b) $150.0 million.

In the event that an item of Indebtedness or Preferred Stock or proposed Indebtedness or Preferred Stock (including, without limitation, Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clause (1) through (19) above, or is entitled to be incurred under the above covenant entitled “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” even if not Permitted Indebtedness, the Issuer will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness or Preferred Stock in any manner (including by dividing and classifying such item of Indebtedness or Preferred Stock in more than one type of Indebtedness or Preferred Stock permitted under such covenant) that complies with that covenant. Indebtedness or Preferred Stock permitted by such covenant need not be permitted solely by reference to one provision permitting such Indebtedness or Preferred Stock but may be permitted in part by one such provision and in part by one or more other provisions permitting such Indebtedness or Preferred Stock. The dollar equivalent principal amount of any Indebtedness denominated in a foreign currency and incurred pursuant to any dollar-denominated restriction on the incurrence of Indebtedness shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness being Refinanced and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may incur under such covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

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“Permitted Industry Investments” means any Investment made in the ordinary course of the business of the Issuer or any Restricted Subsidiary or that is of a nature that is or shall have become of a kind or character that is customarily made in the Crude Oil and Natural Gas Business, including, without limitation, investments or expenditures for exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, properties, interests or arrangements which permit one to share or transfer risks or costs, comply with regulatory requirements regarding local ownership or otherwise or satisfy other objectives customarily achieved through the conduct of the Crude Oil and Natural Gas Business jointly with third parties, including, without limitation:

(1)	capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

(2)	entry into, and Investments in the form of or pursuant to, operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, processing agreements, farm-in agreements, farm-out agreements, pooling arrangements, contracts for the sale, transportation, storage or exchange of hydrocarbons and minerals production sharing agreements, production sales and marketing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, oil or gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists and other providers of technical services to the Issuer or any Restricted Subsidiary, operating agreements, division orders, participation agreements, master limited partnership agreements, contracts for the sale, purchase, exchange, transportation, gathering, processing, marketing or storage of Hydrocarbons, communitizations, declarations, orders and agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, development agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures (including, without limitation, capital expenditures) in connection therewith or pursuant thereto, Asset Swaps, and exchanges of Company Properties for other Company Properties that, together with any cash and Cash Equivalents in connection therewith, are of at least equivalent value as determined in good faith by the Issuer;

(3)	ownership interests in oil, gas or other Hydrocarbon or mineral properties and interests therein, liquid natural gas facilities, drilling operations, processing facilities, refineries, gathering systems, pipelines, storage facilities, related systems or facilities, ancillary real property interests and interests therein; and

(4)	Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Issuer or the Subsidiaries pursuant to joint operating agreements.

“Permitted Investments” means:

(1)	Investments by the Issuer or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2)	Investments in the Issuer by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured;

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(3)	Investments in cash and Cash Equivalents;

(4)	Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with “—Certain Covenants Limitation on Asset Sales” above;

(5)	Permitted Industry Investments, including prepayments, advances and deposits paid with respect thereto;

(6)	Investments to the extent that Qualified Capital Stock of the Issuer is the consideration paid or provided by the Issuer;

(7)	receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)	loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Issuer or such Restricted Subsidiary and otherwise in compliance with the covenant “—Certain Covenants—Limitation on Transactions with Affiliates”;

(10)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments or in settlement of litigation, arbitration or other disputes with Persons who are not Affiliates;

(11)	Investments in any Person where such Investment was acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)	Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Issuer or any Restricted Subsidiary;

(13)	Investments in any Person to the extent such Investments consist of Commodity Agreements, Interest Rate Agreements or Currency Agreements otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(14)	Investments that are in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases of such Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date);

(15)	guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Crude Oil and Natural Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Crude Oil and Natural Gas Business;

(16)	Investments of a Restricted Subsidiary acquired after the Issue Date or of any entity merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the covenants described under “—Certain Covenants—Merger, Consolidation and Sale of Assets” to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

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(17)	repurchases of or other Investments in the Notes;

(18)	Investments in any units of any oil and gas royalty trust;

(19)	guarantees of Indebtedness permitted under the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock”;

(20)	guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(21)	advances and prepayments for asset purchases in the ordinary course of business in the Crude Oil and Natural Gas Business of the Issuer or any of its Restricted Subsidiaries;

(22)	Investments made pursuant to the Merger Transaction; and

(23)	additional Investments made after the Issue Date having, when taken together with all other Investments made pursuant to this clause (23) that are outstanding at the time of such additional Investment, an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (a) $100.0 million and (b) 2.0% of Adjusted Consolidated Net Tangible Assets determined at the time of such additional Investment.

With respect to any Investment, the Issuer may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Liens” means each of the following types of Liens:

(1)	Liens existing as of the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

(2)	Liens securing Indebtedness outstanding under the Credit Facilities permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(3)	Liens securing the Notes and the Subsidiary Guarantees and other obligations arising under the Indenture;

(4)	Liens of the Issuer or a Subsidiary Guarantor on assets of any Restricted Subsidiary;

(5)	Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6)	Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Issuer or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7)	statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith or other Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Issuer or any Restricted Subsidiary to provide collateral to the depository institution;

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(8)	Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security or old age pension laws or other similar law, rule or regulation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money), (iii) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters) or (iv) deposits of cash or United States government bonds to secure surety, stay, appeal, indemnity performance or other similar bonds to which such Person is a party or deposits as security for contested taxes or indemnity performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(9)	judgment and attachment Liens not giving rise to an Event of Default;

(10)	easements, rights-of-way, licenses, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(11)	any interest or title of a lessor under any Finance Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation;

(12)	Liens securing Purchase Money Indebtedness of the Issuer or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 360 days of such acquisition or construction;

(13)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof and Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit or surety bonds do not constitute Indebtedness;

(14)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(15)	Liens securing Interest Rate Agreements which Interest Rate Agreements relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Commodity Agreements or Currency Agreements;

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(16)	Liens securing Acquired Indebtedness or Preferred Stock of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or (2) which becomes Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case incurred in accordance with “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock” above; provided, however, that (i) such Liens that secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured such Acquired Indebtedness prior to the time such Acquired Indebtedness became Indebtedness of the Issuer or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(17)	Liens on, or related to, properties and assets of the Issuer and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing, refining or storage, abandonment or operation thereof;

(18)	Liens securing Indebtedness incurred to finance, or Finance Lease Obligations with respect to, the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 360 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(19)	Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Issuer and its Subsidiaries which arise out of operation of law;

(20)	royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, participation agreements, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business;

(21)	with respect to any Properties and assets of the Issuer and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out agreements, farm-in agreements, joint operating agreements, area of mutual interest agreements, partnership agreements, oil, gas, other hydrocarbons and minerals leases, licenses or sublicenses, assignments, purchase and sale agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of crude oil, natural gas or other Hydrocarbons, unitization and pooling declarations, joint interest billing arrangements and agreements, development agreements, any other agreements, transactions, properties, interests or arrangements referred to in clause (2) of the definition of “Permitted Industry Investments,” and/or other similar or customary arrangements, agreements or interests that the Issuer or any Subsidiary determines in good faith to be necessary or appropriate for the economic development of such Property or asset or which are customary in the Crude Oil and Natural Gas Business;

(22)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(23)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, minor defects in title or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred or created to secure the payment of borrowed money which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(24)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person;

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provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(25)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Restricted Subsidiary on deposit with or in possession of such bank;

(26)	Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)	Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Legal Defeasance and Covenant Defeasance” and “Satisfaction and Discharge”;

(28)	Liens to secure Production Payments or Production Payments and Reserve Sales; provided, however, that the Liens may not extend to any assets other than those that are the subject of such Production Payments or Production Payments and Reserve Sales, as applicable;

(29)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30); provided, however, that:

(a)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (11), (12), (16), (17), (18), (24), (29) or (30) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(30)	Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(31)	to the extent not included in any other clause of this definition, leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(32)	Liens arising from Uniform Commercial Code financial statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(33)	to the extent not included in any other clause of this definition, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary to the extent securing Indebtedness that is non-recourse to the Issuer or to any Restricted Subsidiary;

(34)	Liens incurred in the ordinary course of business with respect to outstanding obligations in the aggregate not exceeding the greater of (x) $100.0 million or (y) 5.0% of Adjusted Consolidated Net Tangible Assets determined at the date of incurrence after giving pro forma effect to such incurrence and the application of the proceeds thereof; and

(35)	solely during any Fall-Away Period, any Liens on any properties or assets not constituting a Restricted Property.

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In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Person” means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of any class or classes (however designated) of such Person that has preferential rights to any other Capital Stock of any class of such Person with respect to dividends or redemptions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, revenue interest, net revenue interest, reversionary interest, net profits interest, master limited or other partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including, without limitation, any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Crude Oil and Natural Gas Business for geologists, geophysicists or other providers of technical services to the Issuer or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

“Public Equity Offering” means an underwritten public Equity Offering by the Issuer.

“Purchase Money Indebtedness” means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) the Issuer’s intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 60 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes), each of the Rating Agencies decreases its rating of the Notes to a rating that is below its rating of the Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies; provided, however, that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

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“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means, in respect of any security or Indebtedness or Preferred Stock, to refinance, extend, renew, refund, repay, prepay, redeem, effect a change by amendment or modification, defease or retire, or to issue a security or Indebtedness or Preferred Stock in exchange or replacement for (or the net proceeds of which are used to Refinance), such security or Indebtedness or Preferred Stock in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness or Preferred Stock issued in or resulting from a Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness or Preferred Stock, in each case that:

(1)	does not have an aggregate principal amount that is greater than the aggregate principal amount of the Indebtedness or Preferred Stock being Refinanced as of the date of such proposed Refinancing (plus the amount of any premium paid in connection with such Refinancing and plus the amount of reasonable fees and expenses incurred by the Issuer and its Restricted Subsidiaries in connection with such Refinancing); or

(2)	(x) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness or Preferred Stock, as applicable, being Refinanced and (y) has a final maturity date or redemption date, as applicable, either (i) no earlier than the final maturity date or redemption date, as applicable, of the Indebtedness or Preferred Stock, as applicable, being Refinanced, or (ii) no earlier than 91 days after to the maturity date of the Notes; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Issuer or one or more Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and/or such Subsidiary Guarantors which were obligors or guarantors of such Indebtedness being Refinanced; (b) if such Indebtedness being Refinanced is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced or shall be Preferred Stock of the obligor on the Indebtedness being refinanced; (c) if any Preferred Stock being Refinanced was Disqualified Stock of the Issuer, the Refinancing Indebtedness shall be Disqualified Stock of the Issuer and (d) if any Preferred Stock being refinanced was Preferred Stock of a Restricted Subsidiary, the Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

“Replacement Assets” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Property” means, with respect to any Fall-Away Period, any Crude Oil and Natural Gas Property having a Fair Market Value in excess of $10.0 million and any facilities directly related to the production of Hydrocarbons from a Restricted Property and includes Capital Stock of a corporation or other Person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Hydrocarbons, (ii) any property which, in the opinion of the Issuer, is not materially important to the total business conducted by the Issuer or its Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of the Issuer, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means any Subsidiary of the Issuer that has not been designated as an Unrestricted Subsidiary pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any Property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

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“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facility” means the debt facility provided for under the Credit Agreement dated as of December 7, 2018 among Bonanza Creek Energy, Inc. as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders, documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, Refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

“Significant Subsidiary” means a Restricted Subsidiary of a Person that is also a “significant subsidiary” as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means any (i) corporation, association or other business entity of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” shall have the meaning assigned to such term under “—Subsidiary Guarantees.”

“Subsidiary Guarantor” means each of the Issuer’s Restricted Subsidiaries on the Issue Date, and each other Person that is required to become a Guarantor by the terms of the Indenture after the Issue Date; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Subsidiary Guarantee is released in accordance with the terms of the Indenture.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Trade Accounts Payable” means (a) accounts payable or other obligations of the Issuer or any Restricted Subsidiary created or assumed by the Issuer or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion, production and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated (or deemed designated) as such pursuant to and in compliance with “—Certain Covenants—Limitation on Restricted and Unrestricted Subsidiaries” above. Any such designation may be revoked, subject to the provisions of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person, in each case, measured by voting power rather than number of shares.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Preferred Stock at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness or Preferred Stock into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or (with respect to Preferred Stock) redemption or similar payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

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TSA Version

EXHIBIT C

Chapter 11 Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
HIGHPOINT RESOURCES CORP. et al.,[1]	)	Case No. 20-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Domenic E. Pacitti (DE Bar No. 3989)		Joshua A. Sussberg, P.C. (pro hac vice pending)
Michael W. Yurkewicz (DE Bar No. 4165)		KIRKLAND & ELLIS LLP
KLEHR HARRISON HARVEY BRANZBURG LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street, Suite 1000		601 Lexington Avenue
Wilmington, Delaware 19801		New York, New York 10022
Telephone:	(302) 426-1189	Telephone:	(212) 446-4800
Facsimile:	(302) 426-9193	Facsimile:	(212) 446-4900

- and -		- and -

Morton R. Branzburg (pro hac vice pending)		Marc Kieselstein, P.C. (pro hac vice pending)
KLEHR HARRISON HARVEY BRANZBURG LLP		W. Benjamin Winger (pro hac vice pending)
1835 Market Street, Suite 1400		KIRKLAND & ELLIS LLP
Philadelphia, Pennsylvania 19103		KIRKLAND & ELLIS INTERNATIONAL LLP
Telephone:	(215) 569-3007	300 North LaSalle Street
Facsimile:	(215) 568-6603	Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: [●]

1	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: HighPoint Resources Corporation (xxxx); HighPoint Operating Corporation (xxxx); and Fifth Pocket Production, LLC (xxxx). The location of the Debtors’ principal place of business is 555 17th Street, Suite 3700 Denver, Colorado 8020.

TABLE OF CONTENTS

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms.	1
B.	Rules of Interpretation.	10
C.	Computation of Time.	10
D.	Governing Law.	11
E.	Reference to Monetary Figures.	11
F.	Reference to the Debtors or the Reorganized Debtors.	11
G.	Controlling Document.	11
H.	Consent Rights.	11

Article II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		11
A.	Administrative Claims.	12
B.	Priority Tax Claims.	13
C.	Payment of Trustee Fees	13

Article III. CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS		13
A.	Classification of Claims and Interests.	13
B.	Treatment of Claims and Interests.	14
C.	Special Provision Governing Unimpaired Claims.	17
D.	Elimination of Vacant Classes.	17
E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.	17
F.	Intercompany Interests.	17
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	18
H.	Controversy Concerning Impairment.	18
I.	Subordinated Claims.	18

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims and Interests.	18
B.	Merger & Restructuring Transactions.	18
C.	Cancellation of Existing Agreements and Interests.	19
D.	Section 1146 Exemption.	20
E.	The Restructuring.	20
F.	Restructuring Expenses.	25

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	25
B.	Indemnification Obligations.	25
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	26
D.	Insurance Policies.	26
E.	Reservation of Rights.	27
F.	Nonoccurrence of Effective Date.	27
G.	Contracts and Leases Entered Into After the Petition Date.	27

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		27
A.	Timing and Calculation of Amounts to Be Distributed.	27
B.	Disbursing Agent.	27
C.	Rights and Powers of Disbursing Agent.	28
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.	28
E.	Manner of Payment.	29
F.	Compliance with Tax Requirements.	29
G.	Allocations.	29
H.	No Postpetition Interest on Claims.	29

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I.	Foreign Currency Exchange Rate.	30
J.	Setoffs and Recoupment.	30
K.	Claims Paid or Payable by Third Parties.	30

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		31
A.	Disputed Claims Process.	31
B.	Allowance of Claims.	31
C.	Claims Administration Responsibilities.	31
D.	Adjustment to Claims or Interests without Objection.	32
E.	Disallowance of Claims or Interests.	32

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		32
A.	Discharge of Claims and Termination of Interests.	32
B.	Release of Liens.	32
C.	Releases by the Debtors.	33
D.	Releases by Holders of Claims and Interests.	34
E.	Exculpation.	34
F.	Injunction.	35
G.	Protections against Discriminatory Treatment.	35
H.	Document Retention.	35
I.	Reimbursement or Contribution.	35

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		36
A.	Conditions Precedent to the Effective Date.	36
B.	Waiver of Conditions.	36
C.	Effect of Failure of Conditions.	36

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		37
A.	Modification and Amendments.	37
B.	Effect of Confirmation on Modifications.	37
C.	Revocation or Withdrawal of Plan.	37

Article XI. RETENTION OF JURISDICTION		37

Article XII. miscellaneous PROVISIONS		39
A.	Immediate Binding Effect.	39
B.	Additional Documents.	39
C.	Payment of Statutory Fees.	40
D.	Statutory Committee and Cessation of Fee and Expense Payment.	40
E.	Reservation of Rights.	40
F.	Successors and Assigns.	40
G.	Notices.	40
H.	Term of Injunctions or Stays.	42
I.	Entire Agreement.	42
J.	Exhibits.	42
K.	Nonseverability of Plan Provisions.	42
L.	Votes Solicited in Good Faith.	43
M.	Closing of Chapter 11 Cases.	43
N.	Waiver or Estoppel.	43

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INTRODUCTION

HighPoint Resources Corporation, HighPoint Operating Corporation, and Fifth Pocket Production LLC (each, a “Debtor” and, collectively, the “Debtors”) propose this joint prepackaged plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “7% Notes” means the 7% senior notes, due 2022, issued by the Borrower pursuant to the 7% Notes Indenture.

2.           “7% Notes Claims” means any Claim on account of the 7% Notes and the 7% Notes Indenture.

3.           “7% Notes Indenture” means that certain Senior Indenture, dated as of July 8, 2009, among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto as supplemented by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, by and among the Borrower, Deutsche Bank Trust Company Americas, as trustee, and the subsidiary guarantors party thereto, as further amended, restated, supplemented or otherwise modified from time to time.

4.           “8.75% Notes” means the 8.75% senior notes, due 2025, issued by the Borrower pursuant to the 8.75% Notes Indenture.

5.           “8.75% Notes Claims” means any Claim on account of the 8.75% Notes and the 8.75% Notes Indenture.

6.           “8.75% Notes Indenture” means that certain Indenture, dated as of April 28, 2017, by and among Borrower, as issuer, Deutsche Bank Trust Company Americas, as trustee, and the guarantors party thereto, as amended, restated, or otherwise supplemented from time to time.

7.            “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Court); and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

8.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the referenced Entity was a debtor in a case under the Bankruptcy Code.

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9.            “Agents” means, collectively, any administrative agent, collateral agent, or similar Entity under the RBL Credit Agreement, the Notes, or the Exit RBL Facility (as the context requires), including any successors thereto.

10.          “Allowed” means, as to a Claim or an Interest (or any portion thereof), a Claim or an Interest (a) that is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Court or (b) that is allowed, compromised, settled or otherwise resolved pursuant to the terms of the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed in an asserted amount for purposes of the Plan, and (c) any Claim or Interest (or any portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim or Interest.

11.          “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

12.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

13.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

14.          “BCEI” means Bonanza Creek Energy, Inc. and Merger Sub.

15.          “BCEI Common Stock” means the issued and outstanding common stock of BCEI, on an aggregate basis, immediately after giving effect to consummation of the Restructuring Transactions, including the Merger.

16.          “Borrower” means HighPoint Operating Corporation.

17.          “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

18.          “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

19.          “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

20.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

21.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

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22.          “Claims and Noticing Agent” means [●], the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Court order.

23.          “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

24.          “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

25.          “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

26.          “Combined Company” means the entity surviving the Merger with Merger Sub pursuant to the Merger Agreement.

27.          “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28.          “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29.          “Confirmation Hearing” means the hearing held by the Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

30.          “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and such order shall be consistent with the terms of the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

31.          “Consenting 7% Noteholders” means the Holders of 7% Notes that are signatories to the TSA, and any subsequent Holder of 7% Notes that becomes party thereto in accordance with the terms of the TSA.

32.          “Consenting 8.75% Noteholders” means the Holders of 8.75% Notes that are signatories to the TSA, and any subsequent Holder of 8.75% Notes that becomes party thereto in accordance with the terms of the TSA.

33.          “Consenting Noteholders” means, together, the Consenting 7% Noteholders and the Consenting 8.75% Noteholders.

34.          “Consenting Noteholders’ Advisors” means, (a) Akin Gump Strauss Hauer & Feld LLP, (b) one (1) local counsel to the Consenting Noteholders, and (c) any other advisor that the Consenting Noteholders determine to hire in connection with the Restructuring Transactions with the consent of the Debtors (in consultation with BCEI), not to be unreasonably withheld or delayed.

35.          “Consenting Shareholders” means the Holders of Existing HPR Interests that are signatories to the TSA.

36.          “Court” means the United States Bankruptcy Court for the District of Delaware.

37.            “Cure” means all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

38.          “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

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39.          “Debtor Release” means the releases given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C of this Plan.

40.          “Definitive Documents” has the meaning set forth in the TSA.

41.          “Description of New Take Back Notes” means the Description of New Take Back Notes attached as Exhibit B to the TSA.

42.          “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan and the Merger Agreement, which Entity may include the Claims and Noticing Agent.

43.          “Disclosure Statement” has the meaning set forth in the TSA.

44.          “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) that is not Allowed; (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (d) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

45.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, BCEI, and the Required Consenting Noteholders; provided that the Distribution Record Date shall not apply to the Debtors’ publicly-traded securities, including the Notes, the Holders of which shall receive their distribution pursuant to the customary practices and procedures of DTC in accordance with the Merger Agreement.

46.          “DTC” means The Depository Trust Company or any successor thereto.

47.          “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

48.          “Employment Obligations” means any obligations to employees that are assumed in accordance with Article IV.E.11 of the Plan.

49.          “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

50.          “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

51.          “Exculpated Parties” means, collectively, each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) RESERVED; (b) the Consenting Noteholders; (c) [RESERVED]; (d) each Trustee, (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

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52.            “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

53.            “Existing HPR Interests” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date; provided that Existing HPR Interests do not include any Intercompany Interests.

54.            “Exit RBL Facility” means the exit RBL loan facility or amended and restated RBL loan facility of BCEI (or any combination of the foregoing), with aggregate commitments (drawn and undrawn, collectively) of not less than $250 million in principal amount.

55.            “Exit RBL Documents” means any documentation necessary to effectuate the incurrence of the Exit RBL Facility, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

56.            “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

57.            “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

58.            “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

59.            “General Administrative Claim” means any Administrative Claim, including a Cure, other than a Professional Fee Claim.

60.            “General Unsecured Claim” means any unsecured Claim against one or more of the Debtors that is not (a) an Administrative Claim; (b) a Professional Fee Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) a Notes Claim, (f) an Intercompany Claim; or (g) a Section 510(b) Claim.

61.            “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

62.            “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

63.            “Holder” means an Entity holding a Claim or Interest.

64.            “Holdings” means HighPoint Resources Corporation.

65.            “Impaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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66.            “Indemnification Provisions” means each of the Debtors’ indemnification obligations in place immediately prior to the Effective Date, whether in the respective Debtors’ bylaws, certificates of incorporation, limited partnership agreements, other formation documents, or contracts, to the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, other professionals, and respective agents of, or acting on behalf of, the Debtors.

67.            “Indentures” means, collectively, the 7% Notes Indenture and the 8.75% Notes Indentures.

68.            “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

69.            “Intercompany Interest” means an equity interest in a Debtor held by another Debtor.

70.            “Interest” means, collectively, Existing HPR Interests and Intercompany Interests.

71.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

72.            “Lenders” means the lenders party to the RBL Credit Agreement and the Exit RBL Facility, from time to time.

73.            “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

74.            “Merger” means the merger of Holdings with Merger Sub pursuant to the Merger Agreement.

75.            “Merger Agreement” means the agreement and plan of merger, dated November 9, 2020, by and among Holdings, BCEI, and Merger Sub, as may be amended from time to time, attached as Exhibit [●] to the Disclosure Statement.

76.            “Merger Sub” means Boron Merger Sub, Inc., a company incorporated under the laws of Delaware and a wholly owned subsidiary of BCEI.

77.            “New BCEI Board” means the new board of directors for BCEI upon consummation of the Restructuring Transactions.

78.            “New Take Back Notes” means the 7.5% senior notes due 2026, to be offered by BCEI to holders of Notes Claims and issued on the Effective Date, having the terms described in the Description of New Take Back Notes.

79.            “New Take Back Notes Indenture” means the indenture with respect to the New Take Back Notes, which indenture shall be consistent with the Description of New Take Back Notes.

80.            “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, upon consummation of the Restructuring Transactions, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable), which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), and with respect to the Combined Company, includes the charter set forth on Exhibit A of the Merger Agreement and the bylaws of Merger Sub, which, upon consummation of the Merger, will become the bylaws of the Combined Company.

81.            “Notes” means, collectively, the 7% Notes and the 8.75% Notes.

82.            “Notes Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the 7% Notes Indenture, the 8.75% Notes Indenture or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the 7% Notes Indenture or the 8.75% Notes Indenture, as applicable.

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83.            “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

84.            “Other Secured Claim” means any Secured Claim against the Debtors, including any secured tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

85.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

86.            “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

87.            “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules, the TSA, the Merger Agreement, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

88.            “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

89.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each) and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than [•] or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a)  the New Organizational Documents; (b) to the extent known, the identity and members of the New BCEI Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit RBL Documents; (e) the New Take Back Notes; (f) the New Take Back Notes Indenture: (g) the Registration Rights Agreement; and (h) any additional documents Filed with the Court prior to the Effective Date as amendments to the Plan Supplement.

90.            “Priority Tax Claim” means a Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

91.            “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

92.            “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

93.            “Professional Fee Amount” means the aggregate amount of Professional Fee Claims that Professionals estimate they have incurred or will incur through and including the Effective Date in rendering services to the Debtors as set forth in Article II.A.2 of the Plan.

94.            “Professional Fee Claim” means a Claim of a Professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

95.            “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

96.            “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

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97.            “Registration Rights Agreement” has the meaning set forth in the TSA.

98.            “RBL Agent” means JPMorgan Chase Bank, N.A., solely in its capacity as such pursuant to the RBL Credit Agreement.

99.            “RBL Claims” means any and all outstanding Claims arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement or any other agreement, instrument, or document executed at any time in connection therewith, including all obligations under and as defined in the RBL Credit Agreement.

100.            “RBL Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of September 14, 2018 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with its terms), by and among Borrower, Holdings, the other “Guarantors” as defined therein, the RBL Agent, as administrative agent, and the Lenders party thereto.

101.            “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

102.            “Released Party” means, collectively, and solely in its capacity as such: (i)(a) the Debtors; (b) the Reorganized Debtors; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii) (a) [RESERVED]; (b) each Consenting Noteholder; (c) [RESERVED]; (d) each Trustee; (e) the Consenting Shareholders; (f) BCEI; (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such Entity’s current and former Affiliates; and (h) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(g), each of such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided that for purposes of this definition, in no event shall “Affiliate” include any entity that is not directly or indirectly, controlled by, or under common control with, the party of which such entity is an affiliate; provided, further, that any Holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party”.

103.            “Releasing Party” means each of the following, solely in its capacity as such: (a) each Holder of a RBL Claim; (b) each Consenting Noteholder; (c) the RBL Agent; (d) each Trustee; (e) each Consenting Shareholder; (f) all Holders of Claims or Interests who vote to accept or are deemed to accept the Plan; (g) all Holders of Claims or Interests who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; (h) all Holders of Claims or Interests who vote to reject or are deemed to reject the Plan and who do not opt out of the releases provided by the Plan; (i) with respect to the foregoing clauses (a) through (h), each such Entity and its current and former Affiliates; and (j) with respect to the foregoing clauses (a) through (i), each such party’s current and former directors, managers, officers, principals, members, employees, equity Holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, investment committee members, special committee members, affiliated investment funds or investment vehicles, managed accounts or funds, participants, management companies, fund advisors or managers, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals or advisors; provided, that any Holder of a Claim or Interest that validly opts out of, or objects to, the releases contained in the Plan shall not be a “Releasing Party”.

104.            “Reorganized Debtors” means, collectively, a Debtor, the Combined Company, or any successor or assignee thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

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105.            “Required Consenting 7% Noteholders” means Consenting 7% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 7% Notes Claims held by Consenting 7% Noteholders.

106.            “Required Consenting 8.75% Noteholders” means Consenting 8.75% Noteholders who hold, in the aggregate, greater than fifty (50) percent in principal amount outstanding of 8.75% Notes Claims held by Consenting 8.75% Noteholders.

107.            “Required Consenting Noteholders” means collectively, the Required Consenting 7% Noteholders and the Required Consenting 8.75% Noteholders.

108.            “Required Consenting Shareholders” means the Consenting Shareholders who hold, in the aggregate, greater than fifty (50) percent of outstanding Existing HPR Interests held by Consenting Shareholders.

109.            “Required Consenting Stakeholders” means the Required Consenting Noteholders and the Required Consenting Shareholders.

110.            “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Consenting Noteholders’ Advisors (in each case, in accordance with the terms of their respective engagement letters, if any), in each case, as payable pursuant to the TSA.

111.            “Restructuring Transactions” means the transactions, including the Merger, described in Article IV.B and Article IV.E of the Plan.

112.            “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

113.            “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

114.            “Section 510(b) Claim” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

115.            “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

116.            “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

117.            “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

118.            “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

119.            “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under each of the 7% Notes Indenture and the 8.75% Notes Indenture.

120.            “Trustee Fees” means all reasonable and documented compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements incurred by the Trustee to the extent provided for under the 7% Notes Indenture or the 8.75% Notes Indenture, whether before or after the Petition Date or before or after the Effective Date.

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121.            “TSA” means that certain Transaction Support Agreement, dated as of November 9, 2020, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

122.            “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

123.            “Unimpaired” means, with respect to a Claim, an Interest, or a Class of Claims or Interests, a Claim, an Interest, or a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (as set forth in the TSA or the Merger Agreement); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan, the TSA, the Merger Agreement, or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (11) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (12) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (13) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (14) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (15) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (16) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (17) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (18) unless otherwise specified, any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

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D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated and except as set forth in the Merger Agreement, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control. In the event of an inconsistency between the Plan, the Plan Supplement, and the Merger Agreement, the relevant provisions of the Merger Agreement shall control.

H.	Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of (1) the parties to the TSA set forth in the TSA (including the exhibits thereto) or (2) the parties to the Merger Agreement set forth in the Merger Agreement (including the exhibits thereto), as applicable, with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights related to any document referenced in the TSA or Merger Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

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A.	Administrative Claims.

1.	General Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, in consultation with BCEI and the Required Consenting Noteholders, each Holder of an Allowed General Administrative Claim will receive in full and final satisfaction of its General Administrative Claim an amount of Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (1) if a General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claim without any further action by the Holders of such Allowed General Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

2.	Professional Fee Claims.

(a)	Final Fee Applications and Payment of Professional Fee Claims.

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

(b)	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. No Liens, Claims, or Interests shall encumber the Professional Fee Escrow Account in any way. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

(c)	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

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(d)	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and consummation. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

B.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

C.	Payment of Trustee Fees

No later than on or prior to the Effective Date, the Trustee shall submit to counsel to the Reorganized Debtors an invoice reflecting any outstanding Trustee Fees for which the Trustee seeks reimbursement from the Reorganized Debtors.  The Reorganized Debtors shall pay in full in Cash all reasonable and documented Trustee Fees incurred by the Trustee without the requirement to file a fee application with the Court and without any requirement for review or approval by the Court or any other party. Thereafter, to the extent the Trustee provides services or incurs costs or expenses, including professional fees, related to or in connection with the Plan, the Confirmation Order, the 7% Notes Indenture or the 8.75% Notes Indenture after the Effective Date, the Trustee shall be entitled to receive from the Reorganized Debtors, without further Court approval, reimbursement of reasonable and documented Trustee Fees incurred in connection with such services.

Article III.
CLASSIFICATION AND TREATMENt oF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 8	Existing HPR Interests	Impaired	Entitled to Vote
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

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B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the applicable Debtor(s) and in consultation with BCEI and the Required Consenting Noteholders:

(i)	payment in full in Cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) or (y) as soon as practicable after the date such Claim becomes due and payable;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such Claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Other Priority Claim, each Holder thereof shall receive (a) Cash in an amount equal to the due and unpaid portion of such Allowed Other Priority Claim on the later of (i) the Effective Date (or as soon thereafter as reasonably practicable) or (ii) as soon as practicable after the date such Claim becomes due in the ordinary course of business in accordance with the terms and conditions of the particular transaction, contract, or other agreement giving rise to such Allowed Other Priority Claim; (b) such other treatment to render such Other Priority Claim Unimpaired under section 1124 of the Bankruptcy Code; or (c) such other treatment as such Holder may agree to or otherwise permitted by section 1129(a)(9) of the Bankruptcy Code.

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(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Class 2 Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 – RBL Claims

(a)	Classification: Class 3 consists of RBL Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed RBL Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed RBL Claim, each Holder of an Allowed RBL Claim shall (i) receive payment in full in Cash; or (ii) Reinstatement of its Allowed RBL Claim in accordance with the Exit RBL Facility Documents; or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and each Holder of an Allowed RBL Claim.

(c)	Voting: Class 3 is Unimpaired under the Plan. Holders of Class 3 RBL Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 RBL Claims are not entitled to vote to accept or reject the Plan.

4.	Class 4 –Notes Claims

(a)	Classification: Class 4 consists of Notes Claims.

(b)	Allowance: On the Effective Date, Notes Claims shall be deemed Allowed in the full amount outstanding under the Indentures, including the aggregate outstanding principal amount of Notes of not less than $625,000,000 plus accrued and unpaid interest at the non-default contract rate as of the Petition Date.

(c)	Treatment: Except to the extent that a Holder of an Allowed Notes Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Notes Claim, on the Effective Date, each Holder of an Allowed Notes Claim shall receive, in full and final satisfaction of its Notes Claims, its Pro Rata share of the following:

(i)	9,314,214 shares of BCEI Common Stock, which will constitute approximately 30.4 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan; and

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(ii)	$100 million in principal amount of the New Take Back Notes.

(d)	Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Notes Claim is entitled to vote to accept or reject the Plan.

5.	Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of such General Unsecured Claim shall (i) be paid in Full in Cash in the ordinary course of business, (ii) be Reinstated, or (iii) receive such other treatment as agreed to by the Debtors, BCEI, the Required Consenting Noteholders, and the Holder of an Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Class 5 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, each Intercompany Claim shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Claims.

(c)	Voting: Holders of Claims in Class 6 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 – Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall be, at the option of the Reorganized Debtors, either Reinstated, compromised, settled, distributed, and/or contributed among entities, modified, or canceled and released without any distribution on account of such Interests.

(c)	Voting: Holders of Interests in Class 7 are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or section 1126(g) of the Bankruptcy Code, respectively. Therefore, Holders of Class 7 Intercompany Interests are not entitled to vote to accept or reject the Plan.

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8.	Class 8 – Existing HPR Interests

(a)	Classification: Class 8 consists of all Existing HPR Interests in the Debtors.

(b)	Treatment: Except to the extent that a Holder of an Allowed Existing HPR Interest agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Existing HPR Interest, on the Effective Date, each Holder of an Allowed Existing HPR Interest will receive its Pro Rata share of 490,221 shares of BCEI Common Stock, which will constitute approximately 1.6 percent of the fully diluted aggregate outstanding shares of BCEI Common Stock after giving effect to the Merger, in accordance with and subject to dilution to the extent expressly permitted pursuant to the terms in the Merger Agreement and the Plan.

(c)	Voting: Class 8 is Impaired under the Plan. Each Holder of Existing HPR Interests is entitled to vote to accept or reject the Plan.

9.	Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Allowance: Notwithstanding anything in the Plan to the contrary, a Class 9 Claim (if existing) may only become Allowed by Final Order of the Court. The Debtors are not aware of any asserted Class 9 Claim and believe no Class 9 Claim exists.

(c)	Treatment: On the Effective Date, Section 510(b) Claims shall be discharged, cancelled, released, and extinguished without any distribution to Holders of such Claims.

(d)	Voting: Class 9 is Impaired. Each Holder (if any) of Allowed Section 510(b) Claims is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders (if any) of Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of BCEI Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

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G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent rights in the TSA and the Merger Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the TSA, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the RBL Claims, the Notes Claims, and the Existing HPR Interests and (2) any claim to avoid, subordinate, or disallow any of the RBL Claims, the Notes Claims, or the Existing HPR Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Merger & Restructuring Transactions.

On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility, may take such actions, including as set forth below, as are necessary or appropriate to effect the Merger in accordance with the terms of the Merger Agreement, the TSA, and the Plan. Such actions shall include, among other things: (1) a subsidiary of BCEI will merge with and into Holdings, with the Combined Company surviving the Merger as a wholly owned subsidiary of BCEI; (2) holders of Allowed Notes Claims and Existing HPR Interests will receive BCEI Common Stock on the terms and conditions set forth in the Merger Agreement, the TSA, and the Plan, and in accordance with applicable law; and (3) the entry into, delivery of and effectiveness of the Exit RBL Facility, and the other Exit RBL Facility Documents contemplated to be effective or delivered on the Effective Date.

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On or before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions as contemplated in, consistent with, and subject to the consent, approval, and consultation rights set forth in the Merger Agreement, the TSA, and the Exit RBL Facility. The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Merger Agreement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Merger Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan, subject to the Merger Agreement, the TSA, and the Exit RBL Facility.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions by the Debtors and the Reorganized Debtors, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Merger Agreement, the TSA, and the Restructuring Transactions.

C.	Cancellation of Existing Agreements and Interests.

On the Effective Date, except with respect to the Exit RBL Facility or to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agents or Trustees to indemnification under the RBL Credit Agreement, and the Indentures shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

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Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt or equity securities of the Debtors, the Reorganized Debtors, or BCEI, including BCEI Common Stock and New Take Back Notes; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit RBL Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan or the Merger Agreement, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sale or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

E.	The Restructuring.

1.	Reorganized Debtors.

On the Effective Date, the New BCEI Board shall be reconstituted, consistent with the Merger Agreement, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

2.	Sources of Consideration for Plan Distributions.

(a)	Exit RBL Facility.

On the Effective Date, BCEI and the Reorganized Debtors [party thereto as guarantors] shall enter into the Exit RBL Facility, the terms of which will be set forth in the Exit RBL Documents and subject to the consent rights in the TSA and the Merger Agreement. Confirmation of the Plan shall be deemed approval of the Exit RBL Facility and the Exit RBL Documents, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to, as applicable, enter into and execute the Exit RBL Documents, and such other documents as may be required to effectuate the treatment afforded by the Exit RBL Facility.

On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit RBL Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit RBL Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such senior Liens and security interests as may be permitted under the Exit RBL Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

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(b)	BCEI Common Stock.

On the Effective Date, the applicable Reorganized Debtor, BCEI, and/or their respective designee(s), which may include the Disbursing Agent, shall issue and distribute BCEI Common Stock to the Holders of Allowed Notes Claims in Class 4, and to Holders of Allowed Interests in Class 9 pursuant to the Plan and in accordance with the Merger Agreement. On the Effective Date, the Reorganized Debtor and/or BCEI, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan and the Merger Agreement.

All of the shares, units, or equity interests of BCEI Common Stock issued pursuant to the Plan and the Merger Agreement shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution, issuance, and conversion referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan and the Merger Agreement, applicable to such distribution, issuance, or conversion and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

(c)	New Take Back Notes

On the Effective Date, BCEI and the Reorganized Debtors party thereto as guarantors will enter into the New Take Back Notes Indenture, pursuant to which BCEI will issue the New Take Back Notes in accordance with the Merger Agreement. Confirmation of the Plan shall be deemed approval of the New Take Back Notes Indenture and the New Take Back Notes, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by BCEI or the applicable Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of BCEI and the applicable Reorganized Debtors to enter into and execute the New Take Back Notes Indenture and issue and guarantee the New Take Back Notes, and such other documents as may be required to effectuate the treatment afforded by the New Take Back Notes Indenture. The obligations under the New Take Back Notes, and the guarantees thereof, will be senior unsecured obligations of BCEI and the applicable Reorganized Debtors.

3.	Corporate Existence.

Except as otherwise provided in the Plan and the Merger Agreement, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of the Reorganized Debtors may be amended or modified without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restriction of the Bankruptcy Code or Bankruptcy Rules.

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4.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Merger Agreement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.	Corporate Action.

Upon the Effective Date, all actions of the Debtors and the Reorganized Debtors contemplated under the Plan and the Merger Agreement, and consistent with, but subject to all terms and conditions of the TSA and the Merger Agreement, shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors or New BCEI Board, as applicable; (3) the issuance and distribution of BCEI Common Stock; (4) the issuance and distribution of New Take Back Notes; (5) implementation of the Restructuring Transactions; (6) entry into the Exit RBL Documents and incurring indebtedness thereunder; (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan, the Merger Agreement and the Exit RBL Documents (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the BCEI Common Stock, the New Take Back Notes Indenture to guarantee the New Take Back Notes, the New Organizational Documents, the Exit RBL Facility, the Exit RBL Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.E.5 shall be effective notwithstanding any requirements under non-bankruptcy law; provided, however, nothing in this Article IV.E.5 shall be deemed to have satisfied or waived any terms and conditions of the Merger Agreement.

6.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner reasonably acceptable to the Debtors and acceptable to BCEI and the Required Consenting Noteholders and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of organization in accordance with the applicable laws of the respective state, province, or country of organization. The New Organizational Documents will prohibit the issuance of non-voting BCEI Common Stock, to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of organization and the New Organizational Documents.

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7.	Directors and Officers of the Reorganized Debtors.

To the extent known, the identity of the members of the New BCEI Board and officers of the Reorganized Debtors and BCEI will be disclosed in the Plan Supplement to be filed prior to the Confirmation Hearing. Except as set forth in the Plan Supplement, as of the Effective Date and except to the extent that a member of the board of directors of a Debtor continues to serve as a director of such Reorganized Debtor on the Effective Date, the members of the board of directors of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director will be deemed to have resigned or shall otherwise cease to be a director of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be replaced or removed in accordance with such New Organizational Documents.

8.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date, all in accordance with the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

9.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the New BCEI Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

10.	Certain Securities Law Matters.

The offering, issuance, and distribution of BCEI Common Stock and New Take Back Notes, as contemplated by Article III of this Plan, is expected to be registered by BCEI pursuant to one or more registration statements on Form S-4, and to the extent otherwise not registered for any reason, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such BCEI Common Stock and New Take Back Notes will be freely tradable in the United States by the recipients thereof, subject to compliance with applicable securities laws and rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents or any agreement entered into by any such recipient and BCEI.

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Should the Reorganized Debtors and BCEI elect on or after the Effective Date to reflect any ownership of BCEI Common Stock through the facilities of the DTC, the Reorganized Debtors and BCEI need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of BCEI Common Stock under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether BCEI Common Stock is exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

11.	Employee Matters.

Unless otherwise provided herein, and in the Merger Agreement, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements providing for compensation and benefits with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and BCEI, and such person. Except as provided in the Merger Agreement, none of the consummation of the Plan, the Restructuring Transactions, or any assumption of compensation agreements under the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, or similar provisions for purposes herein. Notwithstanding the foregoing, (i) pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law, and (ii) immediately prior to the Effective Date, the Debtors’ Executive Nonqualified Excess Plan (the “Excess Plan”) shall be terminated and the Debtors shall distribute to each participant in the Excess Plan, such participant’s account balance under the Excess Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (including Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)).

12.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

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13.	Closing the Chapter 11 Cases.

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

F.	Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, payable pursuant to the TSA shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the TSA, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date.

Article V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, unless it is the subject of a motion to reject that is pending on the Effective Date or has been rejected pursuant to an order of the Court, without the need for any further notice to or action, order, or approval of the Court, as of the Effective Date, under sections 365 and 1123 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Confirmation Order will constitute an order of the Court approving the above-described assumptions and assignments.

Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Indemnification Obligations.

On and as of the Effective Date, all Indemnification Provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be assumed, reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Effective Date. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’ or agents’ indemnification rights. On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

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C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

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E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors or any other party in interest that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest) or as soon as reasonably practicable thereafter, each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

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C.	Rights and Powers of Disbursing Agent.

1.            Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.            Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.            Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

With respect to any distributions on the RBL Claims, distributions are to be made to the RBL Claim Agent.

With respect to any distributions of BCEI Common Stock, to the extent the distribution procedures set forth herein conflict with those contemplated under the Merger Agreement, the procedures set forth under the Merger Agreement shall control unless BCEI and the Reorganized Debtors consent otherwise, such consent not to be unreasonably withheld or delayed, including after taking into account the advice provided by the Disbursing Agent.

3.            Minimum Distributions.

With respect to distributions of BCEI Common Stock on account of Allowed Interests, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such Holder shall receive, in lieu thereof, Cash (without interest) in an amount equal to the product of (i) such fractional part of a share of BCEI Common Stock multiplied by (ii) the volume weighted average price of BCEI’s presently issued and outstanding common stock for the five (5) consecutive trading days immediately prior to the Effective Date as reported by Bloomberg, L.P.  As promptly as practicable after the determination of the amount of Cash, if any, to be paid to such Holders, the Disbursing Agent shall so notify BCEI and the Reorganized Debtors, and they shall cause the Disbursing Agent to forward payments to such Holders subject to and in accordance with the terms hereof and the Merger Agreement.  With respect to distributions of BCEI Common Stock on account of Allowed Claims, when any distribution pursuant to the Plan would result in the issuance of a number of shares of BCEI Common Stock that is not a whole number, such fractional part of a share of BCEI Common Stock will be rounded down to the nearest whole share and no fractional shares of BCEI Common Stock will be issued, and no other compensation will be paid in respect of such fractional shares.

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With respect to distributions of New Take Back Notes, the principal amounts of such notes distributable to each Holder of Allowed Notes Claims will be rounded down the nearest amount that is equal to $2,000 and integral multiples of $1,000 in excess thereof and no additional shares of BCEI Common Stock will be issued or payment made in compensation for such adjustments; provided, however, that insofar as the application of the foregoing rule causes a Holder of Allowed Notes Claims to forfeit all of the New Take Back Notes that would otherwise be distributable to such Holder hereunder, the Reorganized Debtors reserve the right to pay such de minimis Holder Cash in lieu of New Take Back Notes.

4.            Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements, including tax withholding by BCEI pursuant to Article III of the Merger Agreement. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, the Disbursing Agent, and BCEI (to the extent set forth in the Merger Agreement) shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including (i) liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate, and (ii) with respect to withholding by BCEI pursuant to the Merger Agreement, withholding of Taxes (as defined in the Merger Agreement) taken in BCEI Common Stock. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims for accrued but unpaid interest (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the amount of accrued but unpaid interest, to the principal amount of such Claims.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a prepetition Claim shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

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I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim (other than any Allowed Notes Claim held by a Consenting Noteholder), any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.            Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.            Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.            Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.            Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable, and the Court shall retain jurisdiction to adjudicate Disputed Claim matters. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.	Allowance of Claims.

After the Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

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D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Merger Agreement, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan including the Definitive Documents (as defined in the TSA), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit RBL Documents, the Plan, the Merger Agreement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

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C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Merger Agreement, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution, or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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D.	Releases by Holders of Claims and Interests.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the TSA, the formulation, preparation, dissemination, negotiation, entry into or filing of, as applicable, the TSA and related prepetition transactions, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, the Merger Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, including the Merger Agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Merger Agreement, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Effective as of the Effective Date, without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Merger Agreement, the TSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Merger Agreement, the TSA, the Definitive Documents, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance, distribution or conversion of securities pursuant to the Merger Agreement, the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

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The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, and except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

G.	Protections against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

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Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.            the Court shall have entered the Confirmation Order, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

2.            the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein (and any amendment thereto) shall have been filed with the Court, which shall be consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each);

3.            the TSA shall not have been terminated and shall be in full force and effect;

4.            the Merger shall have been consummated or is anticipated to be consummated concurrent with the occurrence of the Effective Date;

5.            [the Exit RBL Documents shall have been executed and delivered (which shall be in form and substance acceptable to the Debtors, BCEI, the Required Consenting Noteholders, and the Exit RBL Agent and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each)), and all conditions precedent to the consummation of such Exit RBL Documents, shall have been waived or satisfied in accordance with their terms];

6.            all Allowed Professional Fee Claims shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

7.            the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan, and each of the transactions contemplated by the Restructuring Transactions, including the Merger; and

8.            the Debtors shall have paid the Restructuring Expenses.

B.	Waiver of Conditions.

The conditions to Confirmation and consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting Noteholders and BCEI, in each case not to be unreasonably withheld or delayed, and consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each), without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, BCEI, or any other Entity, provided, however, that such termination of the TSA and rendering of the Plan null and void shall not affect the validity or enforceability of any other order entered by the Court or of any agreement, instrument or other documents executed by any Debtor prior to such date of such termination, including, without limitation, the Merger Agreement (except as otherwise provided therein), and any other agreement, instrument or other document executed in connection therewith.

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Article X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to the terms of the TSA and the Merger Agreement, (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, consistent with the TSA and the Merger Agreement (and subject to the consent, approval, and consultation rights set forth in each).

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

Subject to the terms of the TSA and the Merger Agreement (including the consent, approval, and consultation rights set forth in each), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, BCEI, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, BCEI, or any other Entity.

Article XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the TSA, the Merger Agreement, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

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2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.            resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.            ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.            resolve any cases, controversies, suits, or disputes that may arise in connection with General Unsecured Claims, including establishment of a bar date, related notice, claim objections, allowance, disallowance, estimation, and distribution;

8.            enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement;

9.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.            issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with consummation or enforcement of the Plan;

12.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

13.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

14.            enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.            determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

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16.            enter an order concluding or closing the Chapter 11 Cases;

17.            adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.            consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order.

19.            determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.            hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23.            enforce all orders previously entered by the Court; and

24.            hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit RBL Facility and any related documents thereto and the New Organizational Documents shall be governed by the jurisdictional provisions therein and the Court shall not retain any jurisdiction with respect thereto.

Article XII.
miscellaneous PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the TSA and the Merger Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan, the TSA, and the Merger Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.            if to the Debtors, to:

HighPoint Resources Corp

555 17th Street

Suite 3700

Denver, Colorado 80202

Attention: William M. Crawford, Chief Financial Officer, and Kenneth A. Wonstolen, Senior VP and General Counsel

Email address: bcrawford@hpres.com and kwonstolen@hpres.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Joshua A. Sussberg, P.C.

E-mail addresses: joshua.sussberg@kirkland.com

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- and -

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Marc Kieselstein, P.C., W. Benjamin Winger

E-mail address: marc.kieselstein@kirkland.com and benjamin.winger@kirkland.com with copies to

Klehr Harrison Harvey Branzburg LLP

1835 Market Street

Suite 1400

Philadelphia, Pennsylvania 19103

Facsimile: (215) 568-6603

Attention: Morton R. Branzburg

E-mail addresses: mbranzburg@klehr.com

and

Klehr Harrison Harvey Branzburg LLP

919 North Market Street

Suite 1000

Wilmington, Delaware 19801

Facsimile: (302) 426-9193

Attention: Domenic E. Pacitti

E-mail addresses: dpacitti@klehr.com

2.            if to the Consenting Noteholders, to:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower, 1 Bryant Park,

New York, NY 10036

Attention:	Michael S. Stamer; and Meredith A. Lahaie
mstamer@akingump.com; and mlahaie@akingump.com

3.            if to a Consenting Shareholder, to:

Fifth Creek Energy Company, LLC

c/o NGP

2850 N. Harwood Street, 19th Floor

Dallas, Texas 75201

Attention: Jeffrey A. Zlotky

E-mail address: jzlotky@ngptrs.com

4.            if to BCEI, to:

Bonanza Creek Energy Inc.

410 17th St,

Denver, CO 80202

Attention: Skip Marter, General Counsel
E-mail address: SMarter@bonanzacrk.com

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with copy to:

Vinson & Elkins LLP
1001 Fannin St,
Houston, TX 77002
Attention: Paul E. Heath
E-mail address: pheath@velaw.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the TSA, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan. For the avoidance of doubt, nothing in the Plan or the Plan Supplement shall modify, amend, waive or alter the Merger Agreement or increase the obligations of any Entity beyond what is set forth in the Merger Agreement.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://[●] or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding the foregoing, any such alteration or interpretation shall be reasonably acceptable in form and substance to the Debtors and the Required Consenting Stakeholders, as applicable. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the TSA and the Merger Agreement; and (3) nonseverable and mutually dependent.

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L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, BCEI, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

[Remainder of page intentionally left blank.]

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Dated: [•]	HIGHPOINT RESOURCES CORP., ON BEHALF OF ITSELF AND ITS SUBSIDIARIES

/s/ DRAFT
[●]
[TITLE]

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of (the “Agreement”),1 by and among HighPoint Resources Corporation and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“HPR Consenting 7% / 8.75% Noteholder”] [HPR Consenting Shareholder] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
Existing HPR Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Form of Joinder Agreement

Joinder Agreement to Transaction Support Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of _____, 2020, by and among HighPoint Resources Corporation, and each of its affiliates that executes the Agreement (collectively, the “Company Parties”), certain holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold 7% Notes Claims (collectively, the “HPR Consenting 7% Noteholders”), certain holders of, or investment advisors, sub-advisors or managers of discretionary accounts that hold 8.75% Notes Claims (collectively, the “HPR Consenting 8.75% Noteholders”), certain holders of Equity Interests in HighPoint Resources Corporation (the “HPR Consenting Shareholders”), and agrees to be bound as a [“HPR Consenting 7% / 8.75% Noteholder”] by the terms and conditions thereof.2

The undersigned hereby makes the applicable representations and warranties of the set forth in Section 9 and Section 11 of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: ________________, 2020

2 Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

[joining party]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
7% Notes
8.75% Notes
Existing HPR Interests

EXHIBIT F

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is by and among Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”).

RECITALS:

WHEREAS, this Agreement is being entered into pursuant to the Agreement and Plan of Merger dated as of November 9, 2020, among the Company, Boron Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and HighPoint Resources Corporation, a Delaware corporation (the “Merger Agreement”); and

WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, including the Exchange Offer (as defined therein), the Company will issue to the Holder the Shares (as defined below) in accordance with the terms of the Merger Agreement.

WHEREAS, this Agreement shall become effective as of the Effective Time (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following respective meanings:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means as to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this Agreement, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, the Company, on the one hand, and the Holder, on the other hand, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph.

“Block Trade” has the meaning set forth in Section 2.3.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a day on banks in the State of New York are authorized or obligated to be closed.

“Commission” means the Securities and Exchange Commission or any successor governmental agency.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the introductory paragraph.

“Company Securities” has the meaning set forth in Section 2.5(c)(i).

“Effective Time” has the meaning assigned such term in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exchange Offer” has the meaning assigned such term in the Merger Agreement.

“Final Period” means the period of time beginning on the first anniversary of the Effective Time and ending on the second anniversary of the Effective Time.

“Governmental Entity” means any federal, state, local or municipal court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which entity has jurisdiction over the applicable Person).

“Holder” has the meaning set forth in the introductory paragraph and Article V.

“Holder Securities” has the meaning set forth in Section 2.2(b)(i).

“Indemnified Party” has the meaning set forth in Section 3.3.

“Indemnifying Party” has the meaning set forth in Section 3.3.

“Initial Period” means the period of time beginning with the Effective Time and ending on the seven month anniversary of the Effective Time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor federal statute, and the regulations of U.S. Treasury thereunder, all as the same shall be in effect at the time.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Losses” has the meaning set forth in Section 3.1.

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“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Merger” has the meaning assigned such term in the Merger Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Organized Offering” means a Shelf Underwritten Offering or a Block Trade.

“Permitted Transferee” means any Affiliate of the Holder, provided that such Transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.5(a).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, citation, inquiry, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Registrable Securities” shall mean (a) the Shares and (b) any securities issued or issuable with respect to the Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such Registrable Security has been disposed of pursuant to an effective Registration Statement, (ii) such Registrable Security is disposed of under Rule 144 under the Securities Act or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive “restricted securities” as defined in Rule 144 under the Securities Act, or (iii) such Registrable Security has been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Article V; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities shall not be a Registrable Security.

“Registration Expenses” means (a) all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, and (b) reasonable fees and disbursements of one legal counsel for the Holder; in each case, excluding any Selling Expenses.

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“Registration Statement” means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Section 2.2 Maximum Number of Shares” has the meaning set forth in Section 2.2(b).

“Section 2.5 Maximum Number of Shares” has the meaning set forth in Section 2.5(c).

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

“Shares” means the number of shares of Common Stock issuable to the Holder pursuant to the terms of the Exchange Offer as contemplated by the Merger Agreement.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Shelf Underwritten Offering” has the meaning set forth in Section 2.2(a).

“Subsequent Period” means the period of time beginning on the seven month anniversary of the Effective Time and ending on the one year anniversary of the Effective Time.

“Suspension Period” has the meaning set forth in Section 2.4.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means a registered underwritten offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and the Holder could be named as a selling security holder without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

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Article II

REGISTRATION RIGHTS

Section 2.1           Shelf Registration.

(a)               Within 20 Business Days of the written request of the Holder, which written request may be delivered no earlier than three months after the Effective Time, the Company shall prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the “Shelf Registration Statement”), and the Company shall use commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof, including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI. Following the effective date of the Shelf Registration Statement, the Company shall notify the Holder of the effectiveness of such Registration Statement.

(b)               The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities and shall contain a prospectus in such form as to permit the Holder to sell the Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holder and requested by the Holder.

(c)               The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement pursuant to Section 6.1.

(d)               When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.2           Underwritten Shelf Offering Requests.

(a)               In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company under a Registration Statement pursuant to an Underwritten Offering, the Company shall, at the request of the Holder, subject to the agreement of the Company on the form of such Underwritten Offering (whether a typical underwritten offering, or an overnight or bought deal), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected pursuant to Section 2.2(c) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Holder in order to expedite or facilitate the disposition of such Registrable Securities (a “Shelf Underwritten Offering”); provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Shelf Underwritten Offerings that are initiated by the Holder pursuant to this Section 2.2 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to this Section 2.2 or Section 2.3 during or after the Subsequent Period.

(b)            If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Company and the Holder in writing of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by any other Persons having registration rights with respect to such offering, when added to the number of Registrable Securities proposed to be offered by the Holder, would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the “Section 2.2 Maximum Number of Shares”), Registrable Securities in the following priority:

(i)                 First, all Registrable Securities that the Holder requested to be included therein (the “Holder Securities”), and

(ii)              Second, to the extent that the number of Holder Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

(c)               The Company shall propose three or more nationally prominent firms of investment bankers reasonably acceptable to the Company to act as the Managing Underwriter or as other underwriters in connection with such Shelf Underwritten Offering from which the Holder shall select the Managing Underwriter and the other underwriters. The Holder shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.4.

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Section 2.3           Block Trades. In the event that the Holder elects to dispose of Registrable Securities totaling 5% or more of the outstanding shares of Common Stock of the Company pursuant to an unregistered block trade with the assistance of the Company (a “Block Trade”), the Company shall, at the request of the Holder, enter into customary agreements and shall take all such other customary actions as are requested by the Holder in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Company shall have no obligation to facilitate or participate in (i) any Block Trades that are initiated by the Holder pursuant to this Section 2.3 during the Initial Period, or (ii) more than one Organized Offering that is initiated by the Holder pursuant to Section 2.2 or this Section 2.3 during or after the Subsequent Period.

Section 2.4           Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (i) delay filing or effectiveness of a Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering, (ii) suspend the Holder’s use of any prospectus that is a part of a Shelf Registration Statement upon written notice to the Holder (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event the Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), or (iii) delay a Block Trade, in each case for a period of up to 60 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of Common Stock pursuant to a Registration Statement, (B) that such registration or offering would render the Company unable to comply with applicable securities Laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any 12-month period.

Section 2.5           Piggyback Registration Rights.

(a)               Subject to Section 2.5(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to the Holder, which notice shall be held in strict confidence by the Holder and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holder’s rights under this Section 2.5(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company that the giving of notice pursuant to this Section 2.5(a) would adversely affect the offering, no such notice shall be required (and the Holder shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). If such notice is delivered pursuant to this Section 2.5(a), the Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holder received notice pursuant to this Section 2.5(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by the Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities). If no request for inclusion from the Holder is received within such period, the Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.5(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Holder; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.5(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Holder (which the Holder will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company’s account or for the account of such other Persons who have or have been granted registration rights, as applicable.

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(b)               The Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. The Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that the Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to the Holder pursuant to this Section 2.5 and the Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c)               If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Holder with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering (the “Section 2.5 Maximum Number of Shares”), shares of Common Stock in the following priority:

(i)                 First, (A) if the Piggyback Underwritten Offering is for the account of the Company, all shares of Common Stock that the Company proposes to include for its own account (the “Company Securities”) or, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, all shares of Common Stock that such Persons propose to include (the “Other Securities”); and

(ii)              Second, (A) if the Piggyback Underwritten Offering is for the account of the Company, to the extent that the number of Company Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder and holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Holder with respect to such offering, pro rata among the Holder and such other holders based on the number of shares of Common Stock each requested to be included and, (B) if the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, to the extent that the number of Other Securities is less than the Section 2.5 Maximum Number of Shares, the shares of Common Stock requested to be included by the Holder.

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Section 2.6           Participation in Underwritten Offerings.

(a)               In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.5, the underwriting agreement into which the Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company. The Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law.

(b)               Any participation by the Holder in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company.

(c)               In connection with any Piggyback Underwritten Offering in which the Holder includes Registrable Securities pursuant to Section 2.5, the Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.6(a)), custody agreements, lock-ups or “hold back” agreements pursuant to which the Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than the Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering), powers of attorney and questionnaires.

Section 2.7           Registration Procedures.

(a)               In connection with its obligations under this Article II (other than Section 2.3), the Company will:

(i)                 promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Holder set forth in such Registration Statement;

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(ii)              furnish to the Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as the Holder may reasonably request;

(iii)            if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as the Holder shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the securities owned by the Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv)             in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to the Holder a copy of any auditor “comfort” letters, customary legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(v)               promptly notify the Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Holder promptly prepare and file or furnish to the Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

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(vi)             otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(vii)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(viii)        cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed; and

(ix)             in connection with any Underwritten Offering or Block Trade, enter into such customary agreements and take such other actions as the Holder shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(x)               in connection with any Underwritten Offering, cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic “road shows”).

(b)               The Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.7(a)(v), the Holder will forthwith discontinue the Holder’s disposition of Registrable Securities pursuant to the Registration Statement until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.7(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in the Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.7(b).

Section 2.8           Cooperation by Holder. The Company shall have no obligation to include Registrable Securities in any Registration Statement or Underwritten Offering if the Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding the Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.9           Liquidity Agreements.

(a)               (i)      Upon consummation of the Merger and the Exchange Offer contemplated by the Merger Agreement, the Company issued to the Holder [●]1 Shares, representing [in excess of 20%]2 of the outstanding shares of Common Stock of the Company in accordance with the terms of the Merger Agreement. The Holder owns all of the Shares received by the Holder and any of its Affiliates in the Merger and Exchange Offer. Without the prior written consent of the Company, the Holder agrees not to effect any Transfer, or publicly announce an intention to effect any Transfer, of Company Common Stock for a period from the Effective Time to and including the earlier of:

1 NTD: Exact number to be completed at Closing.

2 NTD: Exact number to be completed at Closing.

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(A)             two years from the Effective Time, and

(B)              the last day of the fiscal quarter in which the Holder collectively owns less than 10% of the Company’s outstanding Common Stock.

(ii)              The restrictions under this Section 2.9(a) shall not apply to sales by the Holder of shares of Common Stock of the Company that do not, in any one-month period:

(A)             during the Initial Period, exceed 1% of the Company’s outstanding Common Stock;

(B)              during the Subsequent Period, exceed 1.5% of the Company’s outstanding Common Stock; and

(C)              during the Final Period, exceed 2% of the Company’s outstanding Common Stock.

(b)               The Holder agrees not to effect any sale or distribution of Registrable Securities for a period of up to 30 days following completion of an Underwritten Offering of equity securities by the Company; provided that (i) the Company gives written notice to the Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on the Company or on the officers or directors or any other shareholder of the Company on whom a restriction is imposed; provided further, that this Section 2.9(b) shall not apply to the Holder if (A) the Holder has delivered (and not revoked) an Opt-Out Notice to the Company or (B) the Holder, owns less than 10% of the Company’s outstanding Common Stock.

(c)               Until the two-year anniversary of the Effective Time, the Holder shall provide the Company with written attestation of its compliance with Section 2.9(a) within five Business Days after the last day of each fiscal quarter of the Company.

Section 2.10       Expenses. The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. The Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

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Article III
INDEMNIFICATION AND CONTRIBUTION

Section 3.1           Indemnification by the Company. The Company will indemnify and hold harmless the Holder, its officers and directors and each Person (if any) that controls the Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including reasonable costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (“Losses”) as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Holder expressly for use therein.

Section 3.2           Indemnification by the Holder. The Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Holder expressly for use in such Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

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Section 3.3           Indemnification Procedures. In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Indemnified Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.4           Contribution.

(a)               If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and the Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(b)               The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, the Holder shall not be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by the Holder, less the amount of any damages which the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article IV
RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

(a)               make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)               file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)               so long as the Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

Article V
TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS

The rights to cause the Company to register Registrable Securities or assist in a Block Trade under Article II of this Agreement may be transferred or assigned by the Holder to one or more Transferees of Registrable Securities if such Transferee is a Permitted Transferee and such Transferee has delivered to the Company a duly executed Adoption Agreement. Following any Transfer in compliance with this Article V, references to the “Holder” in this Agreement shall include the Holder and any Permitted Transferee(s) collectively as a group.

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Article VI

MISCELLANEOUS

Section 6.1           Effectiveness. This Agreement shall not become effective until the Effective Time and shall thereafter be effective until terminated in accordance with the terms of this Agreement. In the event that the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, this Agreement and all the terms hereunder shall also terminate, regardless of any other provisions set forth in this Agreement.

Section 6.2           Termination. After effectiveness in accordance with Section 6.1, this Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on (a) the second anniversary of the date hereof or (b) on such earlier date on which both (i) the Holder owns less than 2.5% of the Company’s voting securities and (ii) all Registrable Securities owned by the Holder may be sold without restriction (including any limitation thereunder on volume or manner of sale and without the need for current public information) pursuant to Rule 144 under the Securities Act; provided, however, that Article III shall survive any termination hereof.

Section 6.3           Severability and Construction. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Merger Agreement be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any party hereto to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party hereto shall not incur any liability or obligation unless such party hereto did not in good faith seek to resist or object to the imposition or entering of such order.

Section 6.4           Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

(a)               THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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(b)               THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF the General Corporation Law of the State of Delaware, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 6.7 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 6.4.

Section 6.5           Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

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Section 6.6          Binding Effects; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by the Holder without the prior written consent of the Company.

Section 6.7           Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)               If to the Company, to:

Bonanza Creek Energy, Inc.

410 17th St.

Denver, CO 80202

Attention: Skip Marter, General Counsel

E mail: SMarter@bonanzacrk.com

(b)               If to the Holder, to the address or electronic mail addresses of the Holder as it appears on the Holder’s signature page attached hereto or such other address as may be designated in writing by the Holder;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any notice given by delivery, mail, or courier shall be effective when received.

Section 6.8           Modification; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.9           Entire Agreement. Except as otherwise explicitly provided herein, this Agreement (together with the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement), and any other documents and instruments executed pursuant hereto or thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the parties hereto with respect thereto.

Section 6.10         Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a party hereto has been duly authorized and empowered to execute and deliver this Agreement on behalf of said party hereto.

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Section 6.11        Further Assurances. Subject to the other terms of this Agreement, the parties hereto agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the transactions contemplated by the Merger Agreement, as applicable.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

THE COMPANY:

Bonanza Creek Energy, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

holder:

FRANKLIN ADVISERS, INC.

By:
Name:
Title:

Address: [●] Contact Person: [●] Telephone No: [●] Email: [●]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [●], 2021, between Bonanza Creek Energy, Inc. (the “Company”) and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts (the “Holder”) (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of the Registration Rights Agreement among the Company and the Holder.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.	Notice. Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

____________________________________

____________________________________

Address:

Contact Person:

Telephone No:

Email:

Exhibit A

Schedule 1

Milestones

The Company Parties shall implement the Restructuring Transactions in accordance with the following milestones, each of which may be extended or waived with the consent of the Required HPR Consenting Noteholders in their sole discretion:

(a)            By February 22, 2021, (i) the Company Parties and the Required HPR Consenting Noteholders have agreed on the material terms of HPR RBL Amendment or HPR RBL Payoff Letter, as applicable, and (ii) the Company Parties and/or BCEI (as applicable) shall have launched the Exchange Offer and commenced solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code pursuant to the Disclosure Statement / Registration Statement(s) and other Solicitation Materials;

(b)            By March 29, 2021, the Company Parties shall have determined, in consultation with the Required HPR Consenting Noteholders, whether (i) the conditions to consummation of the Exchange Offer and the Out-of-Court Restructuring, including the Consent Threshold, have been satisfied or are reasonably capable of being satisfied and (ii) whether the Restructuring Transactions can be consummated pursuant to the Out-of-Court Restructuring;

(c)            By April 8, 2021 (the “Out-of-Court Restructuring Outside Date”), the Exchange Offer (provided the Consent Threshold has been met and other conditions to the out-of-court consummation of the Exchange Offer set forth in this Agreement, the Merger Agreement, and the Disclosure Statement / Registration Statement(s) have been satisfied), the Merger Agreement, and the Out-of-Court Restructuring shall have been consummated or the Company Parties shall have determined to consummate the Restructuring Transactions on an in-court basis through the In-Court Restructuring;

If the Restructuring Transactions are to be consummated on an in-court basis through the In-Court Restructuring:

(d)            No later than five days after the Out-of-Court Restructuring Outside Date, the Petition Date shall have occurred;

(e)            Within one Business Day after the Petition Date, the Company Parties shall have filed with the Bankruptcy Court the Plan, the Disclosure Statement and other Solicitation Materials, and a motion scheduling a combined hearing on the Plan and Disclosure Statement and other Solicitation Materials;

(f)            Within 45 days after the Petition Date, the Confirmation Order and all other related relief required to be obtained from the Bankruptcy Court to implement the Restructuring Transactions, including the Merger, through the In-Court Restructuring shall have been entered and/or granted, as applicable, by the Bankruptcy Court; and

(g)            the Effective Date of the Plan shall have occurred within 60 days after the Petition Date (the “In-Court Restructuring Outside Date” and together with clauses (d)‒(f) hereof, the “In-Court Restructuring Milestones”).

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